Exhibit 10.1

INVESTMENT AGREEMENT

dated as of August 24, 2016
by and among
Signet Jewelers Limited,
Green Equity Investors VI, L.P.
and
Green Equity Investors Side VI, L.P.

TABLE OF CONTENTS

Page

ARTICLE I	PURCHASE; CLOSING	1

1.1	Purchase	1
1.2	Closing	1
1.3	Closing Conditions	2

Article II	REPRESENTATIONS AND WARRANTIES	4

2.1	Representations and Warranties of the Company	4
2.2	Representations and Warranties of the Purchaser	14

Article III	COVENANTS	17

3.1	Filings; Other Actions	17
3.2	Reasonable Best Efforts to Close	17
3.3	Authorized Common Shares	18
3.4	Certain Adjustments	18
3.5	Confidentiality	18
3.6	NYSE Listing of Shares	19
3.7	State Securities Laws	19
3.8	Negative Covenants	19
3.9	Change of Control	20

Article IV	ADDITIONAL AGREEMENTS	21

4.1	Legend	21
4.2	Tax Matters	21

Article V	INDEMNITY	22

5.1	Indemnification by the Company	22
5.2	Indemnification by the Purchaser	23
5.3	Indemnification Procedure	23
5.4	Tax Matters	24
5.5	Survival	25
5.6	Limitation on Damages	25

Article VI	MISCELLANEOUS	25

6.1	Expenses	25
6.2	Amendment; Waiver	25
6.3	Counterparts; Electronic Transmission	25
6..4	Governing Law	25
6.5	WAIVER OF JURY TRIAL	26
6.6	Notices	26
6.7	Entire Agreement	27
6.8	Assignment	27
6.9	Interpretation; Other Definitions	27
6.10	Captions	31
6.11	Severability	31
6.12	No Third Party Beneficiaries	31
6.13	Public Announcements	31
6.14	Specific Performance	32
6.15	Termination	32
6.16	Effects of Termination	33
6.17	Non-Recourse	33

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INDEX OF DEFINED TERMS
Term	Location of Definition
Affiliate	6.9(f)
Agreement	Preamble
Board of Directors	2.1(c)(1)
business day	6.9(d)
Bye-laws	2.1(c)(2)
Capitalization Date	2.1(b)(1)
Closing	1.2(a)
Closing Date	1.2(a)
Code	4.2(a)
Common Shares	Recitals
Company	Preamble
Company Material Adverse Effect	6.9(g)
Company Related Parties	5.2
Company Stock Awards	2.1(b)(1)
Company Stock Options	2.1(b)(1)
Company Subsidiary	2.1(a)(2)
Confidentiality Agreement	3.5
control/controlled by/under common control with	6.9(f)
Credit Agreement	6.9(h)
Effect	6.9(i)
Environmental Law	6.9(j)
ERISA	6.9(k)
Exchange Act	2.1
FATCA	6.9(l)
GAAP	2.1(f)(4)
Governmental Entity	6.9(m)
Government Official	2.1(t)
herein/hereof/hereunder	6.9(c)
HSR Act	3.1
including/includes/included/include	6.9(b)
Indemnified Party	5.3(b)
Indemnifying Party	5.3(b)
Information	3.5
Intellectual Property	6.9(n)
Knowledge of the Company	6.9(o)
Law	6.9(p)
Lien	6.9(q)
Losses	5.1
Materials of Environmental Concern	6.9(r)
Memorandum of Association	2.1(c)(2)
Non-Recourse Party	6.17
NYSE	1.3(b)(4)
person	6.9(e)
Permitted Transferee	6.9(s)
Plan	6.9(t)
Preference Shares	1.1
Pre-Closing Change of Control	3.9
Pre-Closing Period	3.1
Purchase Price	1.1
Purchaser	Preamble
Purchaser Parties	6.9(u)
Purchaser Related Parties	5.1
Registration Rights Agreement	6.9(v)
SEC	2.1(a)(2)
SEC Documents	2.1(f)(1)
Series A Certificate	Recitals
Series A Preference Shares	Recitals
Shareholders’Agreement	6.9(w)
Subsidiary	2.1(a)(2)
Tax Return	6.9(x)
Taxes	6.9(y)
Third Party Claim	5.3(b)
Transaction Documents	6.9(z)
Treasury Regulations	6.9(aa)
Voting Debt	2.1(b)(2)

LIST OF SCHEDULES
Schedule A:                         Form of Series A Convertible Preference Shares Certificate of Designation
Schedule B:                          Form of Registration Rights Agreement
Schedule C:                          Form of Shareholders’Agreement
Schedule D:                         Form of Director Indemnification Agreement

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INVESTMENT AGREEMENT, dated as of August 24, 2016 (this “Agreement”), by and among Signet Jewelers Limited, a Bermuda exempted company (the “Company”), and each of Green Equity Investors VI, L.P., a Delaware limited partnership (“Fund VI”), and Green Equity Investors Side VI, L.P., a Delaware limited partnership (“Fund Side VI” and, together with Fund VI, the “Purchaser”).  The obligations of the Purchaser set forth in this Agreement shall be several and not joint among Fund VI and Fund Side VI and apportioned in percentages of 62.6567% and 37.3433%, respectively.
RECITALS:
WHEREAS, the Company proposes to issue and sell to the Purchaser (including its permitted assignees pursuant to Section 6.8) its preferred shares, par value $0.01 per share, designated as “Series A Convertible Preference Shares” (the “Series A Preference Shares”), having the terms set forth in the Certificate of Designation (the “Series A Certificate”) in the form attached to this Agreement as Schedule A, subject to the terms and conditions set forth in this Agreement;
WHEREAS, the Series A Preference Shares will be convertible into common shares, par value $0.18 per share, of the Company (the “Common Shares”); and
WHEREAS, capitalized terms used in this Agreement have the meanings set forth in Section 6.9 or such other section indicated in the preceding Index of Defined Terms.
NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties agree as follows:
ARTICLE I

 PURCHASE; CLOSING
1.1            Purchase.  On the terms and subject to the conditions herein, on the Closing Date, the Company agrees to sell and issue to the Purchaser, and the Purchaser agrees to purchase from the Company 625,000 Series A Preference Shares, free and clear of any Liens (other than restrictions arising under applicable securities Laws and the Shareholders’ Agreement), at a purchase price of $1,000 per Series A Preference Share (the “Purchase Price”). The Series A Preference Shares to be issued and sold by the Company to the Purchaser pursuant to this Agreement are referred to as the “Preference Shares”.
1.2            Closing.
(a)            Subject to the satisfaction or waiver of the conditions set forth in this Agreement, the closing of the purchase by the Purchaser of the Preference Shares referred to in Section 1.1 pursuant to this Agreement (the “Closing”) shall be held at the offices of Weil, Gotshal & Manges LLP, 767 Fifth Avenue, New York, New York 10153, at 10:00 a.m. New York time on the third (3rd) business day after the satisfaction or waiver of the latest to occur of the conditions set forth in Section 1.3 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to their satisfaction) or at such other date, time and place as the Company and the Purchaser agree (the “Closing Date”).
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(b)            Subject to the satisfaction or waiver on or prior to the Closing Date of the applicable conditions to the Closing in Section 1.3, at the Closing:
(1)        the Company will deliver to the Purchaser (i) certificates representing the Series A Preference Shares being purchased or evidence of entry in the register of members of the Series A Preference Shares reasonably acceptable to the Purchaser, (ii) the executed Registration Rights Agreement, in the form of Schedule B hereto, (iii) the executed Shareholders’ Agreement, in the form of Schedule C hereto, (iv) the executed Director Indemnification Agreement, in the form of Schedule D hereto, and (v) all other documents, instruments and writings required to be delivered by the Company to the Purchaser pursuant to this Agreement; and

(2)        the Purchaser will deliver or cause to be delivered (i) to a bank account designated by the Company in writing at least two (2) business days prior to the Closing Date, the Purchase Price by wire transfer of immediately available funds, (ii) the executed Registration Rights Agreement and (iii) the executed Shareholders’ Agreement and all other documents, instruments and writings required to be delivered by the Purchaser to the Company pursuant to this Agreement.

(c)            All deliveries at the Closing will be deemed to occur simultaneously.
I.3            Closing Conditions.
(a)            The obligation of the Purchaser, on the one hand, and the Company, on the other hand, to effect the Closing is subject to the satisfaction or written waiver by the Purchaser and the Company prior to the Closing of the following conditions:
(1)        no temporary restraining order, preliminary or permanent injunction or other judgment or order issued by any Governmental Entity, and no Law shall be in effect restraining, enjoining, making illegal or otherwise prohibiting the consummation of the transactions contemplated by this Agreement; provided that the party claiming a failure of this condition shall have used its reasonable best efforts to prevent the entry of any injunction or order on which it is basing such claim and to appeal as promptly as possible any such injunction or other order that may be entered; and

(2)        all applicable waiting periods (and any extension thereof) prescribed by the HSR Act shall have expired or shall have been terminated.

(b)            The obligation of the Purchaser to effect the Closing is also subject to the satisfaction or written waiver by the Purchaser at or prior to the Closing of the following conditions:
(1)        (i) the representations and warranties of the Company set forth in Section 2.1 hereof (other than Sections 2.1(a)(1), 2.1(b), 2.1(c)(1), 2.1(d), 2.1(e), 2.1(h) and 2.1(s)(1)) shall be true and correct (disregarding all qualifications or limitations as to materiality or Company Material Adverse Effect) as of the date of this Agreement and as of the Closing Date as though made on and as of such date (except to the extent that such representation or warranty speaks to an earlier date, in which case such representation or warranty shall be true and correct as of such earlier date), except where the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, have a Company Material Adverse Effect, (ii) the representations and warranties of the Company set forth in Sections 2.1(a)(1), 2.1(b), 2.1(c)(1), 2.1(d), 2.1(e) and 2.1(h) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of such date and (iii) the representations and warranties of the Company set forth in Section 2.1(s)(1) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of such date;
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(2)        the Company shall have performed in all material respects all obligations required to be performed by it pursuant to this Agreement at or prior to the Closing;

(3)        the Purchaser shall have received a certificate signed on behalf of the Company by a duly authorized person certifying to the effect that the conditions set forth in Sections 1.3(b)(1), (2) and (6) have been satisfied;

(4)        the Common Shares issuable upon conversion of the Series A Preference Shares shall have been approved for listing on the New York Stock Exchange (“NYSE”), subject to official notice of issuance; and

(5)        the Board of Directors shall have taken all actions necessary, without expanding the Board of Directors beyond eleven (11) directors, to cause to be appointed to the Board of Directors, effective immediately upon the Closing, Jonathan Sokoloff, subject to compliance with applicable Law and NYSE rules regarding qualification and completion by such individual of a customary D&O questionnaire, and the Purchaser shall have received evidence reasonably satisfactory to it of the taking of such actions.

(c)            The obligation of the Company to effect the Closing is also subject to the satisfaction or written waiver by the Company prior to the Closing of the following conditions:
(1)       (i) the representations and warranties of the Purchaser set forth in Section 2.2 hereof (other than Sections 2.2(a), 2.2(b)(1), 2.2(c) and 2.2(d)) shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of such date (except to the extent that such representation or warranty speaks of an earlier date, in which case such representation or warranty shall be true and correct as of such earlier date), except where the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, prevent or materially delay the consummation of the transactions contemplated by this Agreement or have a material adverse effect on the ability of the Purchaser to fully perform its covenants and obligations under the Transaction Documents and (ii) the representations and warranties of the Purchaser set forth in Sections 2.2(a), 2.2(b)(1), 2.2(c) and 2.2(d) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of such date;

(2)        the Purchaser shall have performed in all material respects all obligations required to be performed by it pursuant to this Agreement at or prior to the Closing; and

(3)        the Company shall have received a certificate signed on behalf of the Purchaser by a duly authorized person certifying to the effect that the conditions set forth in Sections 1.3(c)(1) and (2) have been satisfied.
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ARTICLE II

 REPRESENTATIONS AND WARRANTIES
2.1          Representations and Warranties of the Company.  Except as set forth (x) in SEC Documents filed prior to the date of this Agreement, excluding any disclosures set forth in any risk factor section, any disclosure in any section relating to forward-looking statements or any other disclosures included in any such form, report, schedule, statement or other document to the extent they are predictive or forward-looking in nature or constitute “forward looking statements” within the meaning of the Securities Act or the Securities Exchange Act of 1934, as amended, (the “Exchange Act”) or (y) in a correspondingly identified schedule attached hereto (provided that any such disclosure shall be deemed to be disclosed with respect to each other representation and warranty to which the relevance of such exception is reasonably apparent on the face of such disclosure), the Company represents and warrants to the Purchaser, as of the date hereof and as of the Closing Date (except to the extent made only as of a specified date in which case as of such date), that:
(a)            Organization and Authority.
(1)        The Company is an exempted company duly organized and validly existing under the laws of Bermuda, has all requisite corporate power and authority to own its properties and conduct its business as presently conducted, is duly qualified to do business and is in good standing in all jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified, except where failure to be so qualified would not, individually or in the aggregate, reasonably be expected to have Company Material Adverse Effect.  True and accurate copies of the Memorandum of Association and Bye-laws, each as in effect as of the date of this Agreement, have been made available to the Purchaser prior to the date hereof.

(2)        Each of the Company’s Significant Subsidiaries (as defined in Rule 1-02 of Regulation S-X of the Securities and Exchange Commission (the “SEC”)) is duly organized and validly existing under the laws of its jurisdiction of organization, has all requisite corporate or other applicable entity power and authority to own its properties and conduct its business as presently conducted, is duly qualified to do business and is in good standing in all jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified, except where failure to be so qualified would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.  As used herein, “Subsidiary” means, with respect to any Person, any corporation, partnership, joint venture, limited liability company or other entity (i) of which such Person or a Subsidiary of such Person is a general partner or (ii) of which a majority of the voting securities or other voting interests, or a majority of the securities or other interests of which having by their terms ordinary voting power to elect a majority of the board of directors or Persons performing similar functions with respect to such Person, is directly or indirectly owned by such Person and/or one or more subsidiaries thereof; and “Company Subsidiary” means any Subsidiary of the Company.
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(b)            Capitalization.
(1)        The authorized capital of the Company consists of 500,000,000 Common Shares of par value $0.18 per share and 500,000,000 preference shares of par value $0.01 per share.  As of the close of business on August 23, 2016 (the “Capitalization Date”), there were 75,595,414 Common Shares in issue and zero preference shares in issue.  As of the close of business on the Capitalization Date, (i) 904,058 Common Shares were reserved for issuance upon the exercise of share options outstanding on such date (“Company Stock Options”) and the settlement or payment of share units (including restricted share and restricted share units) or other equity-based incentive awards granted pursuant to any plans, agreements or arrangements of the Company and outstanding on such date (collectively, the “Company Stock Awards”) and (ii) 11,586,641 Common Shares were held by the Company in its treasury.  All of the issued Common Shares have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights.  From the Capitalization Date through and as of the date of this Agreement, no other Common Shares or preference shares have been issued other than Common Shares issued in respect of the exercise of Company Stock Options or grant or payment of Company Stock Awards in the ordinary course of business.  The Company does not have outstanding shareholder purchase rights or “poison pill” or any similar arrangement in effect.

(2)        No bonds, debentures, notes or other indebtedness having the right to vote (or convertible into or exchangeable for, securities having the right to vote) on any matters on which the shareholders of the Company may vote (“Voting Debt”) are issued.  Except (i) pursuant to any cashless exercise provisions of any Company Stock Options or pursuant to the surrender of shares to the Company or the withholding of shares by the Company to cover tax withholding obligations under Company Stock Options or Company Stock Awards, and (ii) as set forth in Section 2.1(b)(1), there are no outstanding equity securities of the Company, the Company does not have and is not bound by any outstanding options, preemptive rights, rights of first offer, warrants, calls, commitments or other rights or agreements calling for the purchase, redemption or issuance of, or securities or rights convertible into, or exchangeable for, any Common Shares or any other equity securities of the Company or Voting Debt or any securities representing the right to purchase or otherwise receive any equity securities of the Company (including any rights plan or agreement) (collectively, “Company Securities”), or any obligations of the Company or any Company Subsidiary to make any payments based on the price or value of any Company Securities.  None of the Company or any Company Subsidiary is a party to any shareholders’ agreement, voting trust agreement or other similar agreement or understanding relating to any Company Securities or any other agreement relating to the disposition, voting or dividends with respect to any Company Securities.
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(c)            Authorization.
(1)        The Company has the corporate power and authority to enter into this Agreement and the other Transaction Documents and to carry out its obligations hereunder and thereunder.  The execution, delivery and performance of this Agreement and the other Transaction Documents by the Company and the consummation of the transactions contemplated hereby and thereby have been duly authorized by the board of directors of the Company (the “Board of Directors”).  This Agreement has been, and (as of the Closing) the other Transaction Documents will be, duly and validly executed and delivered by the Company and, assuming due authorization, execution and delivery by the Purchaser, this Agreement is, and (as of the Closing) each of the other Transaction Documents will be, a valid and binding obligation of the Company enforceable against the Company in accordance with its terms (except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles).  No other corporate proceedings are necessary for the execution and delivery by the Company of this Agreement or the other Transaction Documents, the performance by it of its obligations hereunder or thereunder or the consummation by it of the transactions contemplated hereby or thereby.

(2)        Neither the execution and delivery by the Company of this Agreement or the other Transaction Documents, nor the consummation of the transactions contemplated hereby or thereby, nor compliance by the Company with any of the provisions hereof or thereof (including the conversion provisions of the Preference Shares), will (i) require notice, consent or approval pursuant to, violate, conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration of, or result in the creation of any Lien upon any of the properties or assets of the Company or any Company Subsidiary under any of the terms, conditions or provisions of (A) the memorandum of association of the Company (as amended or modified from time to time prior to the date hereof, the “Memorandum of Association”) or bye-laws of the Company (as amended or modified from time to time prior to the date hereof, the “Bye-laws”) or the certificate of incorporation, charter, bylaws or other governing instrument of any Company Subsidiary or (B) any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which the Company or any Company Subsidiary is a party or by which it may be bound, or to which the Company or any Company Subsidiary or any of the properties or assets of the Company or any Company Subsidiary may be subject, or (ii) violate any law, statute, ordinance, rule, regulation, permit, franchise or any judgment, ruling, order, writ, injunction or decree applicable to the Company or any Company Subsidiary or any of their respective properties or assets, except in the case of clauses (i)(B) and (ii) for such violations, conflicts and breaches as would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the Company’s and its Subsidiaries’ ability to operate in the ordinary course of business consistent with past practice.
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(3)        Other than (i) the securities or blue sky laws of the various states and Bermuda, (ii) approval or expiration of applicable waiting periods under the HSR Act, (iii) the filing of a Form D and one or more Forms 8-K, and (iv) the listing on the NYSE of the Common Shares issuable upon the conversion of the Series A Preference Shares, no notice to, registration, declaration or filing with, exemption or review by, or authorization, order, consent or approval of any Governmental Entity or stock exchange, nor expiration or termination of any statutory waiting period, is necessary for the consummation by the Company of the transactions contemplated by this Agreement or the other Transaction Documents.

(d)            Sale of Securities.  Assuming the accuracy of the Purchaser’s representations in Section 2.2, the offer and sale of the Preference Shares is exempt from the registration and prospectus delivery requirements of the Securities Act and the rules and regulations promulgated thereunder.  Without limiting the foregoing, neither the Company nor, to the Knowledge of the Company, any other person authorized by the Company to act on its behalf, has engaged in a general solicitation or general advertising (within the meaning of Regulation D of the Securities Act) of investors with respect to offer or sales of the Preference Shares and neither the Company nor, to the Knowledge of the Company, any person acting on its behalf, has made any offers or sales of any security or solicited any offers to buy any security, under circumstances that would cause the offering or issuance of the Preference Shares under this Agreement to be integrated with prior offerings by the Company for purposes of the Securities Act that would result in Regulation D or any other applicable exemption from registration under the Securities Act not being available, nor will the Company take any action or steps that would cause the offering or issuance of the Preference Shares under this Agreement to be integrated with other offerings.
(e)            Status of Securities.  The Series A Preference Shares to be issued pursuant to this Agreement and the Common Shares to be issued upon conversion of the Series A Preference Shares have been duly authorized by all necessary corporate action of the Company.  When issued and sold against receipt of the consideration therefor as provided in this Agreement or the Series A Certificate, the Series A Preference Shares will be validly issued, fully paid and nonassessable, will not be subject to preemptive rights of any other shareholder of the Company, and will effectively vest in the Purchaser good title to all such securities, free and clear of all Liens, except restrictions imposed by the Securities Act, any applicable state, foreign or other securities laws, the Shareholders’ Agreement and Liens incurred by the Purchaser.  Upon any conversion of any Series A Preference Shares into Common Shares pursuant to the Series A Certificate, the Common Shares issued upon such conversion will be validly issued, fully paid and nonassessable, and will not be subject to preemptive rights of any other shareholder of the Company, and will effectively vest in the Purchaser good title to all such securities, free and clear of all Liens, except restrictions imposed by the Securities Act, any applicable state, foreign or other securities laws, the Shareholders’ Agreement and Liens incurred by the Purchaser.  The respective rights, preferences, privileges, and restrictions of the Series A Preference Shares and the Common Shares are as stated in Bye-laws and the Series A Certificate.  The Common Shares to be issued upon any conversion of Preference Shares into Common Shares have been duly reserved for such issuance.
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(f)            SEC Documents; Financial Statements.
(1)        The Company has filed, on a timely basis, all required reports, proxy statements, forms, and other documents with the SEC since February 1, 2014 (collectively, the “SEC Documents”).  Each of the SEC Documents, as of its respective filing date complied in all material respects with the requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such SEC Documents, and, except to the extent that information contained in any SEC Document has been revised or superseded by a later filed SEC Document filed and publicly available prior to the date of this Agreement, none of the SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(2)        The Company (i) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) under the Exchange Act) that are reasonably designed to ensure that material information relating to the Company, including its consolidated Subsidiaries, is made known to the individuals responsible for the preparation of the Company’s filings with the SEC and (ii) has disclosed, based on its most recent evaluation prior to the date of this Agreement, to the Company’s outside auditors and the Board of Director’s audit committee (A) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting (as defined in Rule 13a-15(f) under the Exchange Act) that are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting.  As of the date of this Agreement, to the Knowledge of the Company, there is no reason that its outside auditors and its chief executive officer and chief financial officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act of 2002, without qualification, when next due.

(3)        There is no transaction, arrangement or other relationship between the Company and/or any of its Subsidiaries and an unconsolidated or other off-balance sheet entity that is required to be disclosed by the Company in its SEC Documents and is not so disclosed.

(4)        The financial statements of the Company and its consolidated Subsidiaries included in the SEC Documents (i) complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, in each case as of the date such SEC Document was filed, and (ii) have been prepared in accordance with generally accepted accounting principles in the United States (“GAAP”) applied on a consistent basis during the periods involved (except as may be indicated in such financial statements or the notes thereto) and fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows of the Company and its consolidated subsidiaries for the periods then ended (subject, in the case of unaudited quarterly statements, to the absence of footnote disclosures and normal year-end audit adjustments).

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(g)            Undisclosed Liabilities.  Except for (i) those liabilities that are reflected or reserved for in the consolidated financial statements of the Company included in its Annual Report on Form 10-K for the fiscal year ended January 30, 2016, (ii) liabilities incurred since January 30, 2016 in the ordinary course of business consistent with past practice, (iii) liabilities incurred pursuant to the transactions contemplated by this Agreement, the Registration Rights Agreement or the Shareholders’ Agreement, and (iv) liabilities that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, the Company and its Subsidiaries do not have any liabilities or obligations of any nature whatsoever (whether accrued, absolute, contingent or otherwise).
(h)            Brokers and Finders.  Except for J.P. Morgan Securities LLC pursuant to that certain engagement letter dated August 24, 2016, the fees and expenses of which will be paid by the Company, neither the Company nor its Subsidiaries or any of their respective officers, directors, employees or agents has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions or finder’s fees, and no broker or finder has acted directly or indirectly for the Company in connection with this Agreement or the transactions contemplated hereby.
(i)            Litigation.  There is no action, suit, proceeding or investigation pending or, to the Knowledge of the Company, threatened (including “cease and desist” letters or invitations to take patent license) against, nor any outstanding judgment, order, writ or decree against, the Company or any of its Subsidiaries or any of their respective assets before or by any Governmental Entity, which individually or in the aggregate have, or if adversely determined, would reasonably be expected to have, a Company Material Adverse Effect.  Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries is subject to any judgment, order or decree of any Governmental Entity.
(j)            Taxes.
(1)        Each of the Company and its Subsidiaries has filed all material Tax Returns required to have been filed, such Tax Returns were accurate in all material respects, and all material Taxes due and payable (taking into account any extensions properly obtained) by the Company and its Subsidiaries (whether or not shown on any Tax Return) have been timely paid, except for those which are being contested in good faith and by appropriate proceedings and in respect of which adequate reserves with respect thereto are maintained in accordance with GAAP.

(2)        No examination or audit of any Tax Return relating to any material Taxes of the Company or any of its Subsidiaries or with respect to any material Taxes due from or with respect to the Company or any of its Subsidiaries by any taxing authority is currently in progress or threatened in writing.

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(3)        Neither the Company nor any of its Subsidiaries has engaged in, or has any liability or obligation with respect to, any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4.

(4)        The Company is not and has not been during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code, a “United States real property holding Corporation” within the meaning of Section 897(c)(2) of the Code

(5)        The Company (i) is properly treated as an association taxable as a corporation for United States federal income tax purposes; (ii) neither is nor was “surrogate foreign corporation” within the meaning of Section 7874(a)(2)(B) of the Code nor is treated as a United States corporation under Section 7874(b) of the Code; and (iii) was not created or organized in the United States such that it would be taxable in the United States as a domestic entity pursuant to United States Treasury Regulations Section 301.7701-5(a).

(k)            Permits and Licenses.  The Company and its Subsidiaries possess all licenses, certificates, authorizations, approvals and permits issued by each Governmental Entity necessary to conduct their respective businesses, except where the failure to possess such certificates, authorizations and permits would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the Company’s and its Subsidiaries’ ability to operate in the ordinary course of business consistent with past practice.
(l)            Environmental Matters.  The Company and its Subsidiaries are in compliance with all, and since January 1, 2013 have not violated any, applicable Environmental Laws except where failure to be in such compliance would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.  To the Knowledge of the Company, neither the Company nor any of its Subsidiaries has released Materials of Environmental Concern and, to the Knowledge of the Company, Materials of Environmental Concern are not present at, under, in or affecting any property currently or formerly owned, leased or used by the Company or any of its Subsidiaries, or at any location to which Materials of Environmental Concern have been sent for re-use or recycling or for treatment, storage or disposal, except, in each case, as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.
(m)            Title.  Each of the Company and its Subsidiaries has (i) good and marketable title to its property that is owned real property, (ii) to the Knowledge of the Company, valid leases to its property that is leased real property, and (iii) good and valid title to all of its other property, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.
(n)            Intellectual Property.  Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (i) the Company or its Subsidiaries own all (A) Intellectual Property registrations and applications filed in their names that have not expired or been abandoned, the registrations of which are subsisting and unexpired, and to the Knowledge of the Company, valid and enforceable and (B) other Intellectual Property used in the conduct of the businesses of the Company or its Subsidiaries that is not used pursuant to a license; provided, however, the foregoing representation in Section 2.1(n)(i)(B) is subject to the Knowledge of the Company with respect to patents owned by third parties under which a license may be needed to practice any such Intellectual Property; (ii) to the Knowledge of the Company, the conduct of the businesses of Company and its Subsidiaries does not materially infringe the Intellectual Property of any third party, and no person is materially infringing any Intellectual Property owned by the Company or its Subsidiaries; (iii) the Company and its Subsidiaries take reasonable actions to protect the material trade secrets and confidential information owned by the Company or its Subsidiaries and the security and operation of their material software, websites and systems (and the data therein), and to the Knowledge of the Company, there have been no material breaches or outages of same; and (iv) since January 1, 2015, there have been no judicial or administrative orders, decrees or judgments to which the Company or any of the Subsidiaries is a party or by which they are bound which restrict any rights to any material proprietary Intellectual Property used in the conduct of the businesses of the Company or its Subsidiaries.
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(o)            Employee Benefits/Labor.
(1)        Except as would not reasonably be expected, individually or in the aggregate, to result in a Company Material Adverse Effect, (i) each Plan complies with, and has been operated and administered in compliance with, its terms and all applicable Laws (including, without limitation, ERISA and the Code), (ii) the Company and each of its Subsidiaries have filed all reports, returns, notices, and other documentation required by ERISA, the Code or other applicable Law to be filed with any Governmental Entity with respect to each Plan, (iii) with respect to any Plan, no actions, Liens, lawsuits, claims or complaints (other than routine claims for benefits, appeals of such claims and domestic relations order proceedings) are pending or, to the Knowledge of the Company, threatened, and (iv) to the Knowledge of the Company, no event has occurred with respect to a Plan which would reasonably be expected to result in a liability of the Company or any of its Subsidiaries to any Governmental Entity or adversely affect the qualified status for any such Plan.  Neither the Company, its Subsidiaries, nor any other entity which, together with the Company or its Subsidiaries, would be treated as a single employer under Section 4001 of ERISA or Section 414 of the Code, has at any time during the last six (6) years maintained, sponsored or contributed to any employee benefit plan that is subject to Title IV of ERISA, including, without limitation, any “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA).

(2)        Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, as of the date of this Agreement: (i) the Company and each of its Subsidiaries is not a party to any collective bargaining agreement or other contract or agreement with any labor organization or other representative of any of the employees of the Company or any Subsidiary, nor is any such contract or agreement presently being negotiated; (ii) to the Knowledge of the Company, no campaigns are being conducted to solicit cards from any of the employees of the Company or any of its Subsidiaries to authorize representation by any labor organization, and no such campaigns have been conducted within the past three years; (iii) no labor strike, slowdown, work stoppage, dispute, lockout or other labor controversy is in effect or, to the Knowledge of the Company, threatened in writing, and neither the Company nor any of its Subsidiaries has experienced any such labor controversy within the past three years; (iv) no unfair labor practice charge or complaint is pending or, to the Knowledge of the Company, threatened in writing with respect to any employment practices of the Company or any of its Subsidiaries; (v) no action, complaint, charge, inquiry, proceeding or investigation by or on behalf of any current or former employee, labor organization or other representative of the employees of the Company or any of its Subsidiaries (including persons employed jointly by such entities with any other staffing or other similar entity) is pending or, to the Knowledge of the Company, threatened in writing; (vi) the Company and each of its Subsidiaries are in compliance with all applicable Laws, agreements, contracts, policies, plans and programs relating to employment, employment practices, compensation, benefits, hours, terms and conditions of employment, health and safety, employment discrimination, disability rights or benefits, affirmative action, workers’ compensation, unemployment insurance, employment and reemployment rights of members of the uniformed services, secondment, employee leave issues, payment of social security and other Taxes, termination of employment (including any obligations pursuant to the Worker Adjustment and Retraining Notification Act of 1988, as amended), the classification of employees as exempt or non-exempt from overtime pay requirements, the provision of meal and rest breaks and pay for all working time, and the proper classification of individuals as non-employee contractors or consultants; and (vii) the Company and each of its Subsidiaries is in compliance with all applicable Law relating to child labor, forced labor and involuntary servitude.
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(p)            Indebtedness.  Neither the Company nor any of its Subsidiaries is, immediately prior to the execution and delivery of this Agreement, in default in the payment of any material indebtedness or in default under any agreement relating to its material indebtedness.
(q)            Registration Rights.  Except as provided in the Registration Rights Agreement, the Company has not granted or agreed to grant, and is not under any obligation to provide, any rights to register under the Securities Act any of its presently outstanding securities or any of its securities that may be issued subsequently.
(r)            Compliance with Laws.  Neither the Company nor any of its Subsidiaries is, or since January 1, 2013 has been, in violation of any applicable Law, except where such violation would not, individually or in the aggregate, reasonably be expected to have, or has not had, a material adverse effect on the Company’s and its Subsidiaries’ ability to operate in the ordinary course of business consistent with past practice.  To the Knowledge of the Company as of the date of this Agreement, neither the Company nor any of its Subsidiaries is being investigated with respect to any applicable Law, or has received notice from any Governmental Entity inquiring about or asserting any violation of any applicable Law, or is or has been subject to any adverse inspection, examination, finding of deficiency, finding of noncompliance, penalty, fine, sanction, assessment, audit, request for corrective or remedial action, or other supervisory, compliance or enforcement action by any Governmental Entity, except for such of the foregoing as would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the Company’s and its Subsidiaries’ ability to operate in the ordinary course of business consistent with past practice.
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(s)            Absence of Changes.  Since April 30, 2016, there has not been (1) a Company Material Adverse Effect or (2) any action or omission of the Company or any of its Subsidiaries that, if such action or omission occurred between the date of this Agreement and the Closing Date, would violate Section 3.8.
(t)            Illegal Payments; FCPA Violations.  None of the Company or its Subsidiaries, nor any of their respective officers, directors, employees, nor, to the Knowledge of the Company, any agent, representative or consultant of the Company or its Subsidiaries have, in connection with the business of the Company: (i) corruptly offered, paid, promised to pay, or authorized the payment of, directly or indirectly, anything of value, including, but not limited to, money, loans, gifts, travel, or entertainment, to any Government Official with the purpose of (A) influencing any act or decision of such Government Official in his official capacity; (B) inducing such Government Official to perform or omit to perform any activity in violation of his legal duties; (C) securing any improper advantage; or (D) inducing such Government Official to influence or affect any act or decision of such Government Entity, except as permitted under the U.S. Foreign Corrupt Practices Act; (ii) made any illegal contribution to any political party or candidate; (iii) made, offered or promised to pay any bribe, payoff, influence payment, kickback, unlawful rebate, or other similar unlawful payment of any nature, directly or indirectly, in connection with the business of the Company, to any person, including any supplier or customer; (iv) established or maintained any unrecorded fund or asset or made any false entries on any books or records for any purpose; or (v) otherwise violated the U.S. Foreign Corrupt Practices Act of 1977, as amended, the UK Bribery Act of 2010 or any other applicable anti-corruption or anti-bribery law.
(1)        For purposes of this Section, “Government Official” means any officer or employee of a Government Entity or any department, agency, or instrumentality thereof, or of a public international organization, or any person acting in an official capacity for or on behalf of any such Government or department, agency, or instrumentality, or for or on behalf of any such public international organization, or any political party, party official, or candidate thereof, excluding officials related to the government of the United States; and

(2)        “Government Entity” means any foreign Government, any political subdivision thereof, or any corporation or other entity owned or controlled in whole or in part by any Government or any sovereign wealth fund, excluding entities related to the government of the United States.

(u)            Economic Sanctions.  Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, the Company is not in contravention of any sanction, and has not engaged in any conduct sanctionable, under U.S. economic sanctions laws, including laws administered and enforced by the U.S. Department of Treasury’s Office of Foreign Assets Control, 31 C.F.R. Part V, the Iran Sanctions Act, the Comprehensive Iran Sanctions, Accountability and Divestment Act, the Iran Threat Reduction and Syria Human Rights Act, the Iran Freedom and Counter-Proliferation Act of 2012, and any executive order issued pursuant to any of the foregoing.
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(v)            Listing and Maintenance Requirements.  The Common Shares are registered pursuant to Section 12(b) of the Exchange Act, and the Company has taken no action designed to, or which to the Knowledge of the Company is reasonably likely to, have the effect of, terminating the registration of the Common Shares under the Exchange Act nor has the Company received as of the date of this Agreement any notification that the SEC is contemplating terminating such registration.
(w)            No Restriction on Ability to Pay Cash Dividends. Except as set forth in the Credit Agreement, the Company is not party to any contract, agreement, arrangement or other understanding, oral or written, express or implied, and is not subject to any provision in its Memorandum of Association or Bye-laws or other governing documents or resolutions of the Board of Directors that, in each case, by its terms restricts, limits, prohibits or prevents the Company from paying dividends, including in full in cash on the Preference Shares in the amounts contemplated by the Series A Certificate.
(x)            No Additional Representations.  Except for the representations and warranties made by the Company in this Section 2.1, neither the Company nor any other Person makes any express or implied representation or warranty with respect to the Company or any Subsidiaries or their respective businesses, operations, assets, liabilities, employees, employee benefit plans, conditions or prospects, and the Company hereby disclaims any such other representations or warranties.  In particular, without limiting the foregoing disclaimer, neither the Company nor any other Person makes or has made any representation or warranty to the Purchaser, or any of its Affiliates or representatives, with respect to (i) any financial projection, forecast, estimate, budget or prospect information relating to the Company or any of its Subsidiaries or their respective business, or (ii) any oral or written information presented to the Purchaser or any of its Affiliates or representatives in the course of their due diligence investigation of the Company, the negotiation of this Agreement or in the course of the transactions contemplated hereby.  Notwithstanding anything to the contrary herein, nothing in this Agreement shall limit the right of the Purchaser and its Affiliates to rely on the representations, warranties, covenants and agreements expressly set forth in this Agreement or in any certificate delivered pursuant hereto, nor will anything in this Agreement operate to limit any claim by the Purchaser or any of its Affiliates for fraud.
2.2            Representations and Warranties of the Purchaser.  The Purchaser hereby represents and warrants to the Company, as of the date hereof and as of the Closing Date (except to the extent made only as of a specified date in which case as of such date), that:
(a)            Organization and Authority.  The Purchaser is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, is duly qualified to do business and is in good standing in all jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified, except where failure to be so qualified would not reasonably be expected to materially and adversely affect the Purchaser’s ability to perform its obligations under this Agreement or consummate the transactions contemplated hereby on a timely basis, and the Purchaser has the corporate or other power and authority and governmental authorizations to own its properties and assets and to carry on its business as it is now being conducted.
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(b)            Authorization.
(1)        The Purchaser has the limited partnership power and authority to enter into this Agreement and the other Transaction Documents and to carry out its obligations hereunder and thereunder.  The execution, delivery and performance of this Agreement and the other Transaction Documents by the Purchaser and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all requisite action on the part of the Purchaser, and no further approval or authorization by any of its stockholders, partners, members or other equity owners, as the case may be, is required.  This Agreement has been and (as of the Closing) the other Transaction Documents will be, duly and validly executed and delivered by the Purchaser and assuming due authorization, execution and delivery by the Company, is, and (as of the Closing) each of the other Transaction Documents will be, a valid and binding obligation of the Purchaser enforceable against the Purchaser in accordance with its terms (except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles).

(2)        Neither the execution, delivery and performance by the Purchaser of this Agreement or the other Transaction Documents, nor the consummation of the transactions contemplated hereby or thereby, nor compliance by the Purchaser with any of the provisions hereof or thereof, will (i) require notice, consent or approval pursuant to, violate, conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration of, or result in the creation of any Lien upon any of the properties or assets of the Purchaser under any of the terms, conditions or provisions of (A) its organizational documents or (B) any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which the Purchaser is a party or by which it may be bound, or to which the Purchaser or any of the properties or assets of the Purchaser may be subject, or (ii) subject to compliance with the statutes and regulations referred to in the next paragraph, violate any law, statute, ordinance, rule or regulation, permit, concession, grant, franchise or any judgment, ruling, order, writ, injunction or decree applicable to the Purchaser or any of their respective properties or assets except in the case of clause (i)(B) and (ii) for such violations, conflicts and breaches as would not reasonably be expected to prevent or materially delay the consummation of the transactions contemplated by this Agreement or have a material adverse effect on the Purchaser’s ability to fully perform its respective covenants and obligations under this Agreement.

(3)        Other than (i) the securities or blue sky laws of the various states and Bermuda,  (ii) the approval or expiration of applicable waiting periods under the HSR Act and (iii) the filing of a Schedule 13D, no notice to, registration, declaration or filing with, exemption or review by, or authorization, order, consent or approval of, any Governmental Entity, nor expiration or termination of any statutory waiting period, is necessary for the consummation by the Purchaser of the transactions contemplated by this Agreement or the other Transaction Documents.
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(c)            Purchase for Investment.  The Purchaser acknowledges that the Preference Shares and the Common Shares issuable upon the conversion of the Preference Shares have not been registered under the Securities Act or under any state securities laws.  The Purchaser (1) acknowledges that it is acquiring the Preference Shares and the Common Shares issuable upon the conversion of the Preference Shares pursuant to an exemption from registration under the Securities Act solely for investment with no present intention to distribute any of the Preference Shares or the Common Shares issuable upon the conversion of the Preference Shares to any person in violation of applicable securities laws, (2) will not sell, transfer, or otherwise dispose of any of the Preference Shares or Common Shares issuable upon the conversion of the Preference Shares, except in compliance with this Agreement, the registration requirements or exemption provisions of the Securities Act, any other applicable securities laws and the Shareholders’ Agreement, (3) has such knowledge and experience in financial and business matters and in investments of this type that it is capable of evaluating the merits and risks of its investment in the Preference Shares and the Common Shares issuable upon the conversion of the Preference Shares and of making an informed investment decision, (4) is an “accredited investor” (as that term is defined by Rule 501 of the Securities Act), and (5) without prejudice to any claim of Purchaser hereunder for breach of the Company’s representations and warranties or for fraud, (i) has been furnished with or has had full access to all the information that it considers necessary or appropriate to make an informed investment decision with respect to the Preference Shares and the Common Shares issuable upon the conversion of the Preference Shares, (ii) has had an opportunity to discuss with management of the Company the intended business and financial affairs of the Company and to obtain information (to the extent the Company possessed such information or could acquire it without unreasonable effort or expense) necessary to verify any information furnished to it or to which it had access and (iii) can bear the economic risk of (A) an investment in the Preference Shares and the Common Shares issuable upon the conversion of the Preference Shares indefinitely and (B) a total loss in respect of such investment.  The Purchaser has such knowledge and experience in business and financial matters so as to enable it to understand and evaluate the risks of and form an investment decision with respect to, its investment in the Preference Shares and the Common Shares issuable upon the conversion of the Preference Shares and to protect its own interest in connection with such investment.
(d)            Financial Capability.  The Purchaser at the Closing will have available funds necessary to consummate the Closing on the terms and conditions contemplated by this Agreement and to make any other necessary payment contemplated hereunder and under the other Transaction Documents.  The Purchaser is not aware of any reason why the funds sufficient to fulfill its obligations under Article I (including paying the Purchase Price) and under the other Transaction Documents will not be available on the Closing Date.
(e)            Brokers and Finders.  Neither the Purchaser nor its Affiliates or any of their respective officers, directors, employees or agents has employed any broker or finder for which the Company will incur any liability for any financial advisory fees, brokerage fees, commissions or finder’s fees.
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ARTICLE III

 COVENANTS
3.1            Filings; Other Actions.  During the period commencing on the date hereof and terminating on the earlier to occur of (a) the Closing and (b) the termination of this Agreement in accordance with the provisions hereof (the “Pre-Closing Period”), each of the Purchaser, on the one hand, and the Company, on the other hand, will cooperate and consult with the other and use reasonable best efforts to prepare and file all necessary documentation, to effect all necessary applications, notices, petitions, filings and other documents, and to obtain all necessary permits, consents, orders, approvals and authorizations of, or any exemption by, all third parties and Governmental Entities, and the expiration or termination of any applicable waiting period, necessary or advisable to consummate the transactions contemplated by this Agreement, and to perform the covenants contemplated by this Agreement.  Each party shall execute and deliver both before and after the Closing such further certificates, agreements and other documents and take such other actions as the other party may reasonably request to consummate or implement such transactions or to evidence such events or matters.  In addition, the Purchaser and the Company shall use all reasonable best efforts to obtain or submit, as the case may be, as promptly as practicable following the date hereof, the approvals and authorizations of, filings and registrations with, and notifications to, or expiration or termination of any applicable waiting period, under the Hart-Scott Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) and other applicable antitrust Laws, in each case, with respect to the transactions contemplated hereby, including the issuance of Preference Shares and Common Shares to the Purchaser (upon conversion of Series A Preference Shares).  Without limiting the foregoing, the Purchaser and the Company shall each prepare and file a Notification and Report Form pursuant to the HSR Act in connection with the transactions contemplated by this Agreement.  The Purchaser and the Company will have the right to review in advance, and to the extent practicable, each will consult with the other, in each case, subject to applicable laws relating to the exchange of information, all the information relating to such other party, and any of their respective Affiliates, which appears in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement.  In exercising the foregoing right, each of the parties hereto agrees to act reasonably and as promptly as practicable.  Each party hereto agrees to keep the other party apprised of the status of matters referred to in this Section 3.1.  The Purchaser shall promptly furnish the Company, and the Company shall promptly furnish the Purchaser, to the extent permitted by Law, with copies of written communications received by it or its Subsidiaries from any Governmental Entity in respect of the transactions contemplated by this Agreement.  Neither the Purchaser nor the Company shall participate in any substantive meeting with any Governmental Entity in respect of the transactions contemplated by this Agreement unless it consults with the other party in advance and, to the extent not prohibited by such Governmental Entity, gives the other party the opportunity to attend and participate therein or thereat.
3.2            Reasonable Best Efforts to Close.  During the Pre-Closing Period, the Company and the Purchaser will use reasonable best efforts in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary under applicable laws so as to permit consummation of the transactions contemplated hereby as promptly as practicable and otherwise to enable consummation of the transactions contemplated hereby and shall cooperate reasonably with the other party hereto to that end, including in relation to the satisfaction of the conditions to Closing set forth in Sections 1.3(a), (b) and (c) and cooperating in seeking to obtain any consent required from Governmental Entities.  Notwithstanding any other provision of this Agreement to the contrary, to the extent necessary or required by an applicable Governmental Entity in order to permit the satisfaction of the conditions to Closing set forth in Sections 1.3(a) by the End Date, as promptly as practicable, the Purchaser shall offer, accept and agree to, by consent decree or otherwise, impose limitations on the ability of the Purchaser, its Affiliates, or any of its Subsidiaries effectively to acquire, hold or exercise full rights of ownership of, any shares of the Company.  Notwithstanding the foregoing or any other provision of this Agreement to the contrary, in no event shall the Company or any of its Subsidiaries be obligated to enter into any settlement, undertaking, consent decree, stipulation or agreement with any Governmental Entity in connection with the transactions contemplated by this Agreement.
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3.3            Authorized Common Shares.  At any time that any Preference Shares are issued, the Company shall from time to time take all lawful action within its control to cause the authorized share capital of the Company to include a sufficient number of authorized but unissued Common Shares to satisfy the conversion requirements of the Series A Preference Shares then issued and outstanding pursuant to Section 7 of the Series A Certificate.  All Common Shares delivered upon conversion of the Series A Preference Shares shall be newly issued shares or shares held in treasury by the Company, shall have been duly authorized and validly issued and shall be fully paid and nonassessable, and free and clear of any Liens (other than Liens incurred by the Purchaser, restrictions arising under applicable securities Laws or the Shareholders’ Agreement).
3.4            Certain Adjustments.  From the date hereof through, and including, the Reset Date (as defined in the Series A Certificate), the Company shall not effect any transaction that would have resulted in an adjustment to the Conversion Rate (as defined in the Series A Certificate) pursuant to Section 9 of the Series A Certificate if the Series A Preference Shares had been issued since the date hereof.  If after the Reset Date and prior to the Closing, the Company effects any transaction that would have resulted in an adjustment to the Conversion Rate pursuant to Section 9 of the Series A Certificate if the Series A Preference Shares had been issued since the date hereof, the Company shall adjust the Conversion Rate, effective as of the Closing, in the same manner as would have been required by Section 9 of the Series A Certificate if the Series A Preference Shares had been issued and outstanding since the date hereof.
3.5            Confidentiality.  The Purchaser will hold, and will cause its respective Affiliates and their respective directors, officers, employees, agents, attorneys, accountants and financial advisors to hold, in strict confidence, unless disclosure is requested or legally compelled (in either case pursuant to the terms of a valid and effective subpoena or order issued by a court of competent jurisdiction or a federal, state or local governmental or regulatory body or pursuant to a civil investigative demand or similar judicial process, and in such cases, the Purchaser shall provide the Company with prompt written notice of the proposed disclosure so that the Company may seek a protective order or other appropriate remedy (and in the event that such protective order or other remedy is not obtained, or that the Company waives compliance with this provision, the Purchaser will furnish only that portion of such information that the Purchaser is advised by legal counsel is legally required and will exercise its best efforts to obtain  a protective order or other reliable assurance that confidential treatment will be accorded such information)), all non-public records, books, contracts, instruments, computer data and other data and information (collectively, “Information”) concerning the Company furnished to the Purchaser by or on behalf of the Company or its representatives pursuant to this Agreement (except to the extent that such information can be shown (a) to have been previously known to the Purchaser on a nonconfidential basis, prior to its disclosure by the Company, from other sources that, after reasonable inquiry, is entitled to disclose such information and is not bound by a contractual, legal or fiduciary obligation of confidentiality to the Company with respect to such information, (b) to have been or to be generally known to the public through no violation of this Section 3.5 by the Purchaser, (c) to have been in the possession of the Purchaser on a nonconfidential basis, prior to its disclosure by the Company or (d) to be subsequently developed by the Purchaser without using all or any portion of the Information or violating any of the obligations of the Purchaser under this Agreement), and the Purchaser shall not release or disclose such Information to any other person, except its auditors, attorneys, accountants and financial advisors.  In addition, nothing in this Section 3.5 shall restrict the disclosure by Purchaser or its Affiliates and its and their respective directors, officers, employees, agents, attorneys, accountants and financial advisors to (x) Permitted Transferees in connection with a proposed Transfer of Series A Preference Shares or Common Shares (it being understood that prior to any such disclosures, the prospective transferee shall be informed of the confidential nature of the information and the Purchaser shall be responsible for any breach of this Section 3.5 by such Person) or (y) to Purchaser’s limited partners; provided that for purposes of this clause (y), such Information is limited to financial and other information regarding the Company or its Subsidiaries that is contractually required or customarily provided to investors in Purchaser.  The Confidentiality Agreement, dated as of July 3, 2016 (the “Confidentiality Agreement”), by and between Signet Jewelers Limited and Leonard Green & Partners L.P., shall remain in full force and effect.
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3.6            NYSE Listing of Shares.  To the extent it has not already done so, the Company shall promptly apply to cause the Common Shares issuable upon the conversion of the Series A Preference Shares to be approved for listing on the NYSE, subject to official notice of issuance.
3.7            State Securities Laws.  During the Pre-Closing Period, the Company shall use its reasonable best efforts to (a) obtain all necessary permits and qualifications, if any, or secure an exemption therefrom, required by any state or country prior to the offer and sale of Common Shares upon the conversion of the Series A Preference Shares and/or the Series A Preference Shares and (b) cause such authorization, approval, permit or qualification to be effective as of the Closing and, as to such Common Shares, as of any conversion of the Series A Preference Shares.
3.8            Negative Covenants.  During the Pre-Closing Period, the Company and its Subsidiaries shall use their reasonable best efforts to operate their businesses in the ordinary course, and, without the prior written consent of the Purchaser (which consent shall not be unreasonably withheld, conditioned or delayed), shall not, except as set forth on Section 3.8 of the Company Disclosure Schedules:
(a)            declare, or make payment in respect of, any dividend or other distribution upon any shares of the Company, other than regular, quarterly cash dividends that do not exceed the Participating Threshold (as defined in the Series A Certificate);
(b)            redeem, repurchase or acquire any shares of the Company or any of its Subsidiaries, other than repurchases of shares (i) approved by the Board of Directors and publicly announced prior to the date hereof, (ii) made in an “open market” transaction at the then-prevailing price or through an “accelerated share repurchase” on customary terms or (iii) from employees, officers or directors of the Company or any of its Subsidiaries in the ordinary course of business pursuant to any of the Company’s agreements or plans in effect as of the date hereof;
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(c)            authorize, issue or reclassify any capital stock, or securities exercisable for, exchangeable for or convertible into shares, of the Company other than (i) the authorization and issuance of the Series A Preference Shares and (ii) issuances of shares, or securities exercisable for, exchangeable for or convertible into shares, of the Company to employees, officers and directors of the Company or any of its Subsidiaries in the ordinary course of business pursuant to any of the Company’s agreements or plans in effect as of the date hereof; or
(d)            amend or otherwise change, or waive any provision of, its memorandum of association or bye-laws (or similar organizational documents), including as a result of a merger, amalgamation, consolidation or other similar or extraordinary transaction, in a manner that would adversely affect the Purchaser as a holder of the Series A Preference Shares or with respect to the rights of the Purchaser under this Agreement, the Registration Rights Agreement or the Shareholders’ Agreement.
3.9            Change of Control.  The parties agree that in the event a Fundamental Change (as defined in the Series A Certificate) occurs on or prior to the Closing Date (a “Pre-Closing Change of Control”), upon issuance of the Series A Preference Shares, the holders of the Series A Preference Shares shall have the right to require the Company to repurchase, by irrevocable, written notice to the Company, all or any portion of such holder’s Series A Preference Shares at a purchase price per Series A Preference Share equal to the amount such holders would have received in the Pre-Closing Change of Control had they converted such shares into Common Shares immediately prior to the Pre-Closing Change of Control (the “Repurchase Price”).  Within thirty (30) days following the Pre-Closing Change of Control, the Company shall send notice by first class mail, postage prepaid, addressed to (a) if the Closing has occurred, the holders of record of Series A Preference Shares at their respective last addresses appearing on the books of the Company or (b) if the Closing has not occurred, to the Purchaser in accordance with Section 6.6, stating (i) that a Pre-Closing Change of Control has occurred, (ii) that all shares of Series A Preference Shares tendered prior to a specified Business Day no earlier than thirty (30) days nor later than sixty (60) days from the date such notice is mailed shall be accepted for repurchase; provided that if the Closing has not occurred as of the date such notice is mailed, then such specified Business Day shall be no earlier than thirty (30) days nor later than sixty (60) days after the Closing Date, and (iii) the procedures that the holders of the Series A Preference Shares must follow in order for their Series A Preference Shares to be repurchased, including the place or places where certificates for such shares are to be surrendered for payment of the Repurchase Price.  If such holders have not timely tendered their shares of Series A Preference Shares in accordance with the foregoing sentence, such holders shall be deemed to have waived all rights to have their Series A Preference Shares repurchased under this Section 3.9 and under the Series A Certificate with respect to such Pre-Closing Change of Control.
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ARTICLE IV

 ADDITIONAL AGREEMENTS
4.1            Legend.
(a)            The Purchaser agrees that all certificates or other instruments representing the Preference Shares subject to this Agreement (or the Common Shares issuable upon conversion thereof) will bear a legend substantially to the following effect:
THE SECURITIES REPRESENTED BY THIS INSTRUMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE TRANSFERRED, SOLD OR OTHERWISE DISPOSED OF EXCEPT WHILE A REGISTRATION STATEMENT RELATING THERETO IS IN EFFECT UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER SUCH ACT OR SUCH LAWS.
THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO TRANSFER AND OTHER RESTRICTIONS SET FORTH IN A SHAREHOLDERS’ AGREEMENT, DATED AS OF [●], 2016, A COPY OF WHICH IS ON FILE WITH THE SECRETARY OF THE ISSUER.
(b)            Upon request of the applicable Purchaser Party (or any Permitted Transferee), upon receipt by the Company of an opinion of counsel reasonably satisfactory to the Company to the effect that such legend is no longer required under the Securities Act and applicable state laws, the Company shall promptly cause the first paragraph of the legend to be removed from any certificate for any Preference Shares to be transferred in accordance with the terms of the Shareholders’ Agreement.  The Purchaser acknowledges that the Preference Shares and Common Shares issuable upon conversion of the Series A Preference Shares have not been registered under the Securities Act or under any state securities laws and agrees that it will not sell or otherwise dispose of any of the Preference Shares or Common Shares issuable upon conversion of the Series A Preference Shares, except in compliance with the registration requirements or exemption provisions of the Securities Act, any other applicable securities laws and the Shareholders’ Agreement.
4.2            Tax Matters.
(a)            Each holder of Series A Preference Shares will timely furnish the Company and its agents with any tax forms or certifications (including, without limitation, Internal Revenue Service Form W-9, an applicable Internal Revenue Service Form W-8 (together with all applicable attachments), or any successors to such Internal Revenue Service forms) that the Company or its agents reasonably request (A) to permit the Company and its agents to make payments to such holder without, or at a reduced rate of, deduction or withholding, (B) to enable the Company and its agents to qualify for a reduced rate of reduction or withholding in any jurisdiction from or through which they receive payments and (C) to enable the Company and its agents to satisfy reporting and other obligations under the United States Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations, or any other applicable law or regulation, and will update or replace such tax forms or certifications in accordance with their terms or subsequent amendments.  Each holder of Series A Preference Shares acknowledges that the failure to provide, update or replace any such forms or certificates may result in the imposition of withholding or back-up withholding on payments to such holder, or to the Company.  Amounts withheld by the Company or its agents that are, in their reasonable judgment, required to be withheld pursuant to applicable tax laws will be treated as having been paid to the holder of Series A Preference Shares by the Company. Each holder of Series A Preference Shares will also provide the Company or its agents with any correct, complete and accurate information or documentation that may be required for the Company to comply with FATCA and the Bermuda FATCA legislation and to prevent the imposition of United States federal withholding tax under FATCA on payments to or for the benefit of the Company.
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(b)            Absent a change in law or Internal Revenue Service practice, or a contrary determination (as defined in Section 1313(a) of the Code), the Purchaser and the Company agree not to treat the Preference Shares (based on their terms as set forth in the Series A) as “preferred stock” within the meaning of Section 305 of the Code, and Treasury Regulation Section 1.305-5 for United States federal income tax and withholding tax purposes and shall not take any position inconsistent with such treatment.
(c)            The Company shall pay any and all documentary, stamp and similar issue or transfer tax due on (i) the issuance of the Preference Shares or (ii) the issuance of Common Shares upon conversion of the Series A Preference Shares.  However, in the case of conversion of Series A Preference Shares, the Company shall not be required to pay any tax or duty that may be payable in respect of any transfer involved in the issuance and delivery of Common Shares or Series A Preference Shares in a name other than that of the holder of the shares to be converted, and no such issuance or delivery shall be made unless and until the person requesting such issuance has paid to the Company the amount of any such tax or duty, or has established to the satisfaction of the Company that such tax or duty has been paid.
(d)            The Purchaser and the Company agree to cooperate with each other in connection with any redemption of part of the Preference Shares and to use good faith efforts to structure such redemption so that such redemption may be treated as a sale or exchange pursuant to Section 302 of the Code; provided that nothing in this Section 4.2(d) shall require the Company to purchase any of the Preference Shares, and provided further that the Company makes no representation or warranty hereunder regarding the tax treatment of any redemption of the Preference Shares.
ARTICLE V

 INDEMNITY
5.1            Indemnification by the Company.  From and after the Closing, the Company agrees to indemnify the Purchaser and its Affiliates and its and their officers, directors, managers, employees and agents (collectively, “Purchaser Related Parties”) from, and hold each of them harmless against, any and all losses, damages, actions, suits, proceedings (including any investigations, litigation or inquiries), demands and causes of action (“Losses”), and, in connection therewith, and promptly upon demand, pay or reimburse each of them for all reasonable and documented out-of-pocket costs, losses, liabilities, damages or expenses of any kind or nature whatsoever (including the reasonable fees and disbursements of counsel and all other reasonable and documented out-of-pocket expenses incurred in connection with investigating, defending or preparing to defend any such matter that may be incurred by them or asserted against or involve any of them), whether or not involving a Third Party Claim, incurred by or asserted against such Purchaser Related Parties, as a result of or arising out of (a) the failure of the representations or warranties made by the Company contained in Section 2.1(a), 2.1(b), 2.1(c)(1), 2.1(d), 2.1(e), 2.1(f)(1), 2.1(f)(4) or in any certificate delivered pursuant hereto to be true and correct or (b) the breach of any of the covenants of the Company contained herein; provided that in the case of the immediately preceding clause (a), such claim for indemnification relating to a breach of any representation or warranty is made prior to the expiration of such representation or warranty as set forth in Section 5.5; provided, further, that for purposes of determining when an indemnification claim has been made, the date upon which a Purchaser Related Party shall have given written notice (stating in reasonable detail the basis of the claim for indemnification) to the Company shall constitute the date upon which such claim has been made.
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5.2            Indemnification by the Purchaser.  From and after the Closing, the Purchaser agrees to indemnify the Company and its officers, directors, managers, employees, and agents (collectively, “Company Related Parties”) from, and hold each of them harmless against, any and all Losses, and, in connection therewith, and promptly upon demand, pay or reimburse each of them for all reasonable and documented out-of-pocket costs, losses, liabilities, damages or expenses of any kind or nature whatsoever (including the reasonable fees and disbursements of counsel and all other reasonable and documented out-of-pocket expenses incurred in connection with investigating, defending or preparing to defend any such matter that may be incurred by them or asserted against or involve any of them), whether or not involving a Third Party Claim, incurred by or asserted against such Company Related Parties as a result of or arising out of (a) the failure of any of the representations or warranties made by the Purchaser contained in Section 2.2(a), 2.2(b)(1) or 2.2(c) to be true and correct or (b) the breach of any of the covenants of the Purchaser contained herein; provided that in the case of the immediately preceding clause (a), such claim for indemnification relating to a breach of any representation or warranty is made prior to the expiration of such representation or warranty as set forth in Section 5.5; provided, further, that for purposes of determining when an indemnification claim has been made, the date upon which a Company Related Party shall have given written notice (stating in reasonable detail the basis of the claim for indemnification) to the Purchaser shall constitute the date upon which such claim has been made.
5.3            Indemnification Procedure.
(a)            A claim for indemnification for any matter not involving a Third Party Claim may be asserted by written notice to the party from whom indemnification is sought; provided, however, that failure to so notify the indemnifying party shall not preclude the indemnified party from any indemnification that it may claim in accordance with this Article V unless and to the extent the Indemnifying Party is materially prejudiced by such failure, except as otherwise provided in Sections 5.1 and 5.2.
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(b)            Promptly after any Company Related Party or Purchaser Related Party (hereinafter, the “Indemnified Party”) has received notice of any indemnifiable claim hereunder, or the commencement of any action, suit or proceeding by a third person, which the Indemnified Party believes in good faith is an indemnifiable claim under this Agreement (each, a “Third Party Claim”), the Indemnified Party shall give the indemnitor hereunder (the “Indemnifying Party”) written notice of such Third Party Claim but failure or delay to so notify the Indemnifying Party will not relieve the Indemnifying Party from any liability it may have to such Indemnified Party hereunder except to the extent that the Indemnifying Party is materially prejudiced by such failure or delay.  Such notice shall state the nature and the basis of such Third Party Claim to the extent then known.  The Indemnifying Party shall have the right to assume and control the defense of, and settle, at its own expense and by its own counsel, any such matter as long as the Indemnifying Party pursues the same diligently and in good faith.  If the Indemnifying Party undertakes to assume and control the defense or settle such Third Party Claim, it shall promptly, and in no event later than ten (10) business days after notice of such claim, notify the Indemnified Party of its intention to do so, and the Indemnified Party shall cooperate with the Indemnifying Party and its counsel in all reasonable respects in the defense thereof and/or the settlement thereof.  Such cooperation shall include, but shall not be limited to, furnishing the Indemnifying Party with any books, records and other information reasonably requested by the Indemnifying Party and in the Indemnified Party’s possession or control.  Such cooperation of the Indemnified Party shall be at the cost of the Indemnifying Party.  After the Indemnifying Party has notified the Indemnified Party of its intention to undertake to defend or settle any such asserted liability, and for so long as the Indemnifying Party diligently pursues such defense, the Indemnifying Party shall not be liable for any additional legal expenses incurred by the Indemnified Party in connection with any defense or settlement of such asserted liability; provided, however, that the Indemnified Party shall be entitled (i) at its own expense, to participate in the defense of such asserted liability and any negotiations of the settlement thereof and (ii) if (A) the Indemnifying Party has, within fifteen (15) business days of when the Indemnified Party provides written notice of a Third Party Claim, failed to (y) assume the defense or settlement of such Third Party Claim and (z) notify the Indemnified Party of such assumption, or (B) the defendants in any such action include both the Indemnified Party and the Indemnifying Party and counsel to the Indemnified Party shall have concluded that there may be reasonable defenses available to the Indemnified Party that are different from or in addition to those available to the Indemnifying Party or if the interests of the Indemnified Party reasonably may be deemed to conflict with the interests of the Indemnifying Party, then, in each case, the Indemnified Party shall have the right to select one (1) separate counsel and, upon prompt notice to the Indemnifying Party, to assume such settlement or legal defense and otherwise to participate in the defense of such action, with the expenses and fees of such separate counsel and other expenses related to such participation to be reimbursed by the Indemnifying Party as incurred.  Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not settle any indemnified claim without the consent of the Indemnified Party, unless the settlement thereof imposes no liability or obligation on, and includes a complete release from liability of, and does not contain any admission of wrongdoing by, the Indemnified Party.
5.4            Tax Matters.  All indemnification payments under this Article V shall be treated as adjustments to the Purchase Price for tax purposes, except as otherwise required by applicable Law.
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5.5            Survival.  The representations and warranties of the parties contained in this Agreement shall survive for twelve (12) months following the Closing, except that (a) the representations and warranties of the Company contained in Sections 2.1(a), 2.1(b), 2.1(c)(1) and 2.1(e) will survive for three (3) years following the Closing, and (b) the representations and warranties of the Purchaser contained in Sections 2.2(a), 2.2(b)(1) or 2.2(c) will survive until the expiration of the applicable statute of limitations.  All of the covenants or other agreements of the parties contained in this Agreement shall survive until fully performed or fulfilled, unless and to the extent that non-compliance with such covenants or agreements is waived in writing by the party entitled to such performance.
5.6            Limitation on Damages.  Notwithstanding any other provision of this Agreement, except in the case of fraud, no party hereto shall have any liability to the other party in excess of the Purchase Price, and neither party shall be liable for any exemplary or punitive damages or any other damages to the extent not reasonably foreseeable arising out of or in connection with this Agreement or the transactions contemplated hereby (in each case, unless any such damages are awarded pursuant to a Third Party Claim).
ARTICLE VI

 MISCELLANEOUS
6.1            Expenses.  Each of the parties will bear and pay all costs and expenses incurred by it or on its behalf in connection with the transactions contemplated pursuant to this Agreement.
6.2            Amendment; Waiver.  No amendment or waiver of any provision of this Agreement will be effective with respect to any party unless made in writing and signed by an officer of a duly authorized representative of such party.  No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.  The conditions to each party’s obligation to consummate the Closing are for the sole benefit of such party and may be waived by such party in whole or in part to the extent permitted by applicable law.  No waiver of any party to this Agreement will be effective unless it is in a writing signed by a duly authorized officer of the waiving party that makes express reference to the provision or provisions subject to such waiver.  The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.
6.3            Counterparts; Electronic Transmission.  For the convenience of the parties hereto, this Agreement may be executed in any number of separate counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts will together constitute the same agreement.  Executed signature pages to this Agreement may be delivered by facsimile or other means of electronic transmission and such facsimiles or other means of electronic transmission will be deemed as sufficient as if actual signature pages had been delivered.
6.4            Governing Law.  This Agreement will be governed by and construed in accordance with the laws of the State of Delaware.  The parties hereby irrevocably and unconditionally consent to submit to the exclusive jurisdiction of the Chancery Court of the State of Delaware for any actions, suits or proceedings arising out of or relating to this Agreement and the transactions contemplated hereby; provided, however, that to the extent such jurisdiction is unavailable for any reason, the parties hereby irrevocably and unconditionally submit to the exclusive jurisdiction of the federal courts located in the State of Delaware for any actions, suits or proceedings arising out of or relating to this Agreement and the transactions contemplated hereby.  The parties hereby irrevocably and unconditionally consent to the jurisdiction of such court (and of the appropriate appellate courts therefrom) in any such action, suit or proceeding and irrevocably waive, to the fullest extent permitted by law, any objection that they may now or hereafter have to the laying of the venue of any such action, suit or proceeding in any such court or that any such action, suit or proceeding which is brought in any such court has been brought in an inconvenient forum.  Process in any such action, suit or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court.  Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 6.6 shall be deemed effective service of process on such party.
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6.5            WAIVER OF JURY TRIAL.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.
6.6            Notices.  Any notice, request, instruction or other document to be given hereunder by any party to the other will be in writing and will be deemed to have been duly given (a) on the date of delivery if delivered personally or by facsimile, upon confirmation of receipt, (b) on the first business day following the date of dispatch if delivered by a recognized next-day courier service, or (c) on the third business day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid.  All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice.
(a)            If to Purchaser:
c/o Leonard Green & Partners, L.P.
11111 Santa Monica Blvd., #2000
Los Angeles, CA 90025
Attn:                          Jonathan Seiffer
                           Jeffrey Suer
E-mail:                       seiffer@leonardgreen.com; jsuer@leonardgreen.com
Fax:                              310-954-0404
with a copy to (which copy alone shall not constitute notice):

Latham & Watkins LLP
885 Third Avenue
New York, New York 10022
Attn:                          Howard A. Sobel and Jason H. Silvera
E-mail:                       howard.sobel@lw.com; jason.silvera@lw.com
Fax:                              212-751-4864
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(b)            If to the Company:
Signet Jewelers Limited
Clarendon House, 2 Church Street
Hamilton HM11, Bermuda
Attn:                          Mark Jenkins
E-mail:                       corporatesecretary@jewels.com
Fax:                              +44 (0) 20 7624 0835
with a copy to (which copy alone shall not constitute notice):

Weil, Gotshal & Manges LLP
767 Fifth Avenue
New York, New York 10153
Attn:                          Michael J. Aiello
E-mail:                       michael.aiello@weil.com
Fax:                              212-310-8007
6.7            Entire Agreement.  This Agreement (including the Schedules hereto and the documents and instruments referred to in this Agreement) and the Confidentiality Agreement, constitutes the entire agreement among the parties and supersedes all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof and transactions contemplated hereby.
6.8            Assignment.  Neither this Agreement, nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of Law or otherwise) without the prior written consent of the other party, provided, however, that (a) the Purchaser or any Purchaser Party may assign its rights, interests and obligations under this Agreement, in whole or in part, to one or more Permitted Transferees, subject to any conditions in the Shareholders’ Agreement, and (b) in the event of such assignment, the assignee shall agree in writing to be bound by the provisions of this Agreement, including the rights, interests and obligations so assigned; provided that no such assignment will relieve the Purchaser of its obligations hereunder prior to the Closing; provided, further, that no Purchaser Party shall assign any of its obligations hereunder with the primary intent of avoiding, circumventing or eliminating such Purchaser Party’s obligations hereunder.
6.9            Interpretation; Other Definitions.  Wherever required by the context of this Agreement, the singular shall include the plural and vice versa, and the masculine gender shall include the feminine and neuter genders and vice versa, and references to any agreement, document or instrument shall be deemed to refer to such agreement, document or instrument as amended, supplemented or modified from time to time.  All article, section, paragraph or clause references not attributed to a particular document shall be references to such parts of this Agreement, and all exhibit, annex, letter and schedule references not attributed to a particular document shall be references to such exhibits, annexes, letters and schedules to this Agreement.  In addition, the following terms are ascribed the following meanings:
(a)            the word “or” is not exclusive;
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(b)            the words “including,” “includes,” “included” and “include” are deemed to be followed by the words “without limitation”;
(c)            the terms “herein,” “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular section, paragraph or subdivision;
(d)            the term “business day” means any day except Saturday, Sunday and any day which shall be a legal holiday or a day on which banking institutions in the State of New York or the State of Ohio generally are authorized or required by law or other governmental action to close; and
(e)            the term “person” has the meaning given to it in Section 3(a)(9) of the Exchange Act and as used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act.
(f)            “Affiliate” means, with respect to any person, any person directly or indirectly controlling, controlled by or under common control with, such other person; provided, however, that (i) portfolio companies in which any person or any of its Affiliates has an investment shall not be deemed an Affiliate of such person (except for the purposes of Sections 3.2, 5.1, 6.16 and 6.17, such portfolio companies shall be deemed Affiliates), or (ii) the Company, any of its Subsidiaries, or any of the Company’s other controlled Affiliates, in each case, will not be deemed to be Affiliates of the Purchaser for purposes of this Agreement; provided, however, that for the purposes of Section 3.5, any portfolio company of the Purchaser or its Affiliates that (but for clause (i) of this definition) would be an Affiliate of the Purchaser will be an Affiliate if the Purchaser or any of its Affiliates (or any representative on behalf of the Purchaser or any of its Affiliates) has provided, directly or indirectly, such portfolio company with Information subject to the restrictions in Section 3.5.  For purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”) when used with respect to any person, means the possession, directly or indirectly, of the power to cause the direction of management or policies of such person, whether through the ownership of voting securities, by contract or otherwise.
(g)            “Company Material Adverse Effect” shall mean, with respect to the Company, any Effect that, individually or taken together with all other Effects that have occurred prior to the date of determination of the occurrence of the Company Material Adverse Effect, is or is reasonably likely to be materially adverse to the business, results of operations or financial condition of the Company and its Subsidiaries, taken as a whole; provided, however, that in no event shall any of the following individually or taken together, be deemed to constitute, or be taken into account in determining whether a Company Material Adverse Effect has occurred:  (i) any change in the Company’s stock price or trading volume on the NYSE, (ii) any failure by the Company to meet internal or analyst revenue, earnings or other financial projections or expectations for any period, (iii) any Effect that results from changes affecting the industry in which the Company operates, or the United States economy generally, or any Effect that results from changes affecting general worldwide economic or United States or global capital market conditions, (iv) any Effect caused by the announcement of the transactions contemplated by this Agreement or the other Transaction Documents, or the identity of the Purchaser or any of its Affiliates as the purchaser in connection with the transactions contemplated by this Agreement, (v) political conditions, including acts of war or terrorism or natural disasters, (vi) any action taken or omitted to be taken by the Company at the written request or with the prior written consent of the Purchaser, (vii) changes in GAAP or other accounting standards (or any interpretation thereof) or (viii) changes in any Laws or other binding directives issued by any Governmental Entity or interpretations or enforcement thereof; provided, however, that (A) the exceptions in clause (i) and (ii) shall not prevent or otherwise affect a determination that any Effect underlying such change or failure has resulted in, or contributed to, a Company Material Adverse Effect and (B) with respect to clauses (iii), (v), (vii) and (viii), such Effects, alone or in combination, may be deemed to constitute, or be taken into account in determining whether a Company Material Adverse Effect has occurred, but only to the extent such Effects disproportionately affect the Company and its Subsidiaries, taken as a whole, relative to other companies operating in the same industry as the Company and its Subsidiaries.
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(h)            “Credit Agreement” means that certain Second Amended and Restated Credit Agreement, dated as of July 14, 2016, among, inter alios, the Company, the borrowers party thereto, the lenders party thereto and JPMorgan Change Bank, N.A. as administrative agent for the lenders.
(i)            “Effect” shall mean any change, event, effect, development or circumstance.
(j)            “Environmental Law” shall mean any Laws regulating, relating to or imposing standards of conduct concerning protection of the environment or of human health and safety as related to exposure to hazardous substances.
(k)            “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and all rules, regulations, rulings and interpretations adopted by the Internal Revenue Service or the Department of Labor thereunder.
(l)            “FATCA” means Section 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantially comparable), any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b)(1) of the Code, and applicable intergovernmental agreements and related legislation or official administrative rules or practices with respect thereto.
(m)            “Governmental Entity” shall mean any court, administrative or regulatory agency or commission or other governmental or arbitral body or authority or instrumentality, including any state-controlled or owned corporation or enterprise, in each case whether federal, state, local or foreign, and any applicable industry self-regulatory organization.
(n)            “Intellectual Property” means all worldwide intellectual property rights, whether or not registered, including patents, utility models, trademarks, service marks, trade names, corporate names, trade dress, domain names, and other source indicators (and all goodwill relating thereto), copyrights and copyrighted works, inventions, know-how, trade secrets, methods, processes, formulae, technical or proprietary information, and technology and all registrations, applications, renewals, re-examinations, re-issues, divisions, continuations, continuations-in part and foreign counterparts thereof.
(o)            “Knowledge of the Company” means the actual knowledge after reasonable inquiry of one or more of Mark Light, Michele Santana, Lynn Dennison, and Mark Jenkins.
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(p)            “Law” means any applicable federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, order, edict, decree, rule, regulation, ruling or other legally binding requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity.
(q)            “Lien” means any mortgage, pledge, security interest, encumbrance, lien, charge or other restriction of any kind, whether based on common law, statute or contract.
(r)            “Materials of Environmental Concern” shall mean any gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products, polychlorinated biphenyls, urea-formaldehyde insulation, asbestos, pollutants, contaminants, radioactivity, and any other substances that are regulated pursuant to or could give rise to liability under any Environmental Law.
(s)            “Permitted Transferee” means, with respect to any person, (i) any Affiliate of such person, (ii) any successor entity of such person, (iii) with respect to any person that is an investment fund, vehicle or similar entity, any other investment fund, vehicle or similar entity of which such person or an Affiliate, advisor or manager of such person serves as the general partner, manager or advisor, or any successor entity of the foregoing or (iv) to limited partners of, or Affiliates of limited partners of, Fund VI, Fund Side VI, Green Equity Investors VII, L.P. or Green Equity Investors Side VII, L.P. or any of their parallel or feeder funds.
(t)            “Plan” shall mean (i) any employee pension benefit plan (as defined in Section 3(2)(A) of ERISA) maintained for employees of the Company or of any member of a “controlled group,” as such term is defined in Section 414 of the Code, of which the Company or any of its Subsidiaries is a part, or any such employee pension benefit plan to which the Company or any of its Subsidiaries is required to contribute on behalf of its employees, and any other employee benefit plan (as defined in Section 3(3) of ERISA), whether or not subject to ERISA; or (ii) any compensation or other benefit plan, policy, program, agreement or arrangement, including any employment, change in control, bonus, equity-based compensation, retention or other similar agreement, that the Company or any of its Subsidiaries, maintains, sponsors, is a party to, or as to which the Company or any of its Subsidiaries otherwise has any material obligation or material liability in respect of its employees; in each case, excluding any compensation or benefit arrangement maintained by a Governmental Entity.
(u)            “Purchaser Parties” means the Purchaser and affiliates of the Purchaser to whom Series A Preference Shares or Common Shares are transferred pursuant to the Shareholders’ Agreement.
(v)            “Registration Rights Agreement” means that certain Registration Rights Agreement, the form of which is set forth as Schedule B.
(w)            “Shareholders’ Agreement” means that certain Shareholders’ Agreement, the form of which is attached hereto as Schedule C.
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(x)            “Tax Return” means any return, declaration, report, statement or other document filed or required to be filed in respect of Taxes (including any attachments thereto), including any information return, claim for refund, amended return and declaration of estimated Tax.
(y)            “Taxes” shall mean all United States federal, state, local or foreign taxes, charges, fees, levies or other assessments, including, without limitation, income, gross receipts, excise, real and personal property, profits, estimated, severance, occupation, production, capital gains, capital stock, goods and services, environmental, employment, withholding, stamp, value added, alternative or add-on minimum, sales, transfer, use, license, payroll and franchise taxes or any other tax, custom, duty or governmental fee, or other like assessment or charge of any kind whatsoever, imposed by the United States, or any state, county, local or foreign government or subdivision or agency thereof, and such term shall include any interest, penalties, fines, related liabilities or additions to tax attributable to such taxes, charges, fees, levies or other assessments, and any liability for Taxes (as heretofore defined) payable by reason of contract, assumption, transferee liability, operation of Law, Treasury. Regulation Section 1.1502-6(a) (or any predecessor or successor thereof and any analogous or similar provision under Law) or otherwise.
(z)            “Transaction Documents” means this Agreement, the Series A Certificate, the Registration Rights Agreement and the Shareholders’ Agreement.
(aa)         “Treasury Regulations” means the regulations promulgated under the Code, as such regulations may be amended from time to time.
6.10         Captions.  The article, section, paragraph and clause captions herein are for convenience of reference only, do not constitute part of this Agreement and will not be deemed to limit or otherwise affect any of the provisions hereof.
6.11         Severability.  If any provision of this Agreement or the application thereof to any person (including the officers and directors of the parties hereto) or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof, or the application of such provision to persons or circumstances other than those as to which it has been held invalid or unenforceable, will remain in full force and effect and shall in no way be affected, impaired or invalidated thereby, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party.  Upon such determination, the parties shall negotiate in good faith in an effort to agree upon a suitable and equitable substitute provision to effect the original intent of the parties.
6.12         No Third Party Beneficiaries.  Nothing contained in this Agreement, expressed or implied, is intended to confer upon any person other than the parties hereto (and their permitted assigns), any benefit, right or remedies other than the Indemnified Parties pursuant to Article V.
6.13         Public Announcements.  Subject to each party’s disclosure obligations imposed by law or regulation or the rules of any stock exchange upon which its securities are listed, each of the parties hereto will cooperate with each other in the development and distribution of all news releases and other public information disclosures with respect to this Agreement and any of the transactions contemplated by this Agreement, and neither the Company nor the Purchaser will make any such news release or public disclosure without first consulting with the other, and, in each case, also receiving the other’s consent (which shall not be unreasonably withheld or delayed) and each party shall coordinate with the party whose consent is required with respect to any such news release or public disclosure.  Notwithstanding the forgoing, this Section 6.13 shall not apply to any press release or other public statement made by the Company or the Purchaser (a) which is consistent with prior disclosure and does not contain any information relating to the transactions that has not been previously announced or made public in accordance with the terms of this Agreement or (b) is made to its auditors, attorneys, accountants, financial advisors, limited partners or other Permitted Transferees.
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6.14         Specific Performance.  The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that, without the necessity of posting bond or other undertaking, the parties shall be entitled to specific performance of the terms hereof, this being in addition to any other remedies to which they are entitled at law or equity, and in the event that any action or suit is brought in equity to enforce the provisions of this Agreement, and no party will allege, and each party hereby waives, the defense or counterclaim that there is an adequate remedy at law.
6.15         Termination.  Prior to the Closing, this Agreement may only be terminated:
(a)            by mutual written agreement of the Company and the Purchaser;
(b)            by the Company or the Purchaser, upon written notice to the other party if the Closing has not occurred by November 23, 2016 (the “End Date”); provided, however, that if all conditions to Closing set forth in Section 1.3 shall have been satisfied or shall be then capable of being satisfied, other than the conditions set forth in Section 1.3(a) (but, in the case of Section 1.3(a)(1), only if the applicable Order relates to the HSR Act), the End Date may be extended by the Company, by written notice to Purchaser, or by Purchaser, by written notice to the Company, to a date not later than February 24, 2017; provided, however that the right to terminate this Agreement pursuant to this Section 6.15(b) shall not be available to any party whose failure to fulfill any obligations under this Agreement shall have been the principal cause of, or shall have primarily resulted in, the failure of the Closing to occur on or prior to such date;
(c)            by notice given by the Company to the Purchaser, if there have been one or more inaccuracies in or breaches of one or more representations, warranties, covenants or agreements made by the Purchaser in this Agreement such that the conditions in Section 1.3(c)(1) or (2) would not be satisfied and which have not been cured by the Purchaser thirty (30) days after receipt by the Purchaser of written notice from the Company requesting such inaccuracies or breaches to be cured; or
(d)            by notice given by the Purchaser to the Company, if there have been one or more inaccuracies in or breaches of one or more representations, warranties, covenants or agreements made by the Company in this Agreement such that the conditions in Section 1.3(c)(1) or (2) would not be satisfied and which have not been cured by the Company within thirty (30) days after receipt by the Company of written notice from the Purchaser requesting such inaccuracies or breaches to be cured.
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6.16         Effects of Termination.  In the event of any termination of this Agreement in accordance with Section 6.15, neither party (or any of its Affiliates) shall have any liability or obligation to the other (or any of its Affiliates) under or in respect of this Agreement, except to the extent of (a) any liability arising from any breach by such party of its obligations pursuant to this Agreement arising prior to such termination and (b) any fraud or intentional or willful breach of this Agreement.  In the event of any such termination, this Agreement shall become void and have no effect, and the transactions contemplated hereby shall be abandoned without further action by the parties hereto, in each case, except (x) as set forth in the preceding sentence and (y) that the provisions of Sections 3.5 (Confidentiality), 6.2 to 6.14 (Amendment, Waiver; Counterparts, Electronic Transmission; Governing Law; Waiver of Jury Trial; Notices; Entire Agreement, Assignment; Interpretation; Other Definitions; Captions; Severability; No Third Party Beneficiaries; Public Announcements; and Specific Performance) and Section 6.17 (Non-Recourse) shall survive the termination of this Agreement.
6.17         Non-Recourse.  This Agreement may only be enforced against, and any claims or causes of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement may only be made against the entities that are expressly identified as parties hereto, including entities that become parties hereto after the date hereof, including permitted assignees and successors, or that agree in writing for the benefit of the Company to be bound by the terms of this Agreement applicable to the Purchaser, and no former, current or future equityholders, controlling persons, directors, officers, employees, agents or Affiliates of any party hereto or any former, current or future equityholder, controlling person, director, officer, employee, general or limited partner, member, manager, advisor, agent or Affiliate of any of the foregoing (each, a “Non-Recourse Party”) shall have any liability for any obligations or liabilities of the parties to this Agreement or for any claim (whether in tort, contract or otherwise) based on, in respect of, or by reason of, the transactions contemplated hereby or in respect of any representations made or alleged to be made in connection herewith.  Without limiting the rights of any party against the other parties hereto, in no event shall any party or any of its Affiliates seek to enforce this Agreement against, make any claims for breach of this Agreement against, or seek to recover monetary damages from, any Non-Recourse Party.
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IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first herein above written.
SIGNET JEWELERS LIMITED

By:            /s/ Mark S. Light
 Name:  Mark S. Light
Title:    Chief Executive Officer

GREEN EQUITY INVESTORS VI, L.P.

By: GEI Capital VI, LLC, its General Partner

By:            /s/ Jonathan Seiffer
 Name:  Jonathan Seiffer
Title:    Senior Vice President

GREEN EQUITY INVESTORS SIDE VI, L.P.

By: GEI Capital VI, LLC, its General Partner

By:            /s/ Jonathan Seiffer
 Name:  Jonathan Seiffer
Title:    Senior Vice President

SCHEDULE A
Series A Certificate of Designation
[See Attached]

CERTIFICATE OF DESIGNATION
OF
 SERIES A CONVERTIBLE PREFERENCE SHARES,
PAR VALUE $0.01 PER SHARE,
OF
 SIGNET JEWELERS LIMITED
Signet Jewelers Limited, an exempted company organized and existing under the laws of Bermuda (the “Company”), hereby certifies that the following resolution was adopted by the Board of Directors of the Company (the “Board”) at a meeting duly called and held on August 24, 2016:

RESOLVED: That pursuant to the authority granted to and vested in the Board in accordance with the provisions of the Company’s Memorandum of Association (the “Memorandum of Association”) and the Company’s Bye-laws (the “Bye-Laws”), the Board hereby creates a series of Preference Shares, par value $0.01 per share, of the Company and hereby states the designation and number of shares and fixes the relative rights, preferences and limitations thereof as follows:

Section 1.           Designation and Form.  The shares of such series shall be designated “Series A Convertible Preference Shares,” and the number of shares constituting such series shall be 625,000 (the “Series A Preference Shares”).  Subject to Section 6, the number of Series A Preference Shares may be increased or decreased by resolution of the Board and the approval by the Majority Holders, voting as a separate class; provided that no decrease shall reduce the number of Series A Preference Shares to a number less than the number of shares of such series then in issue.  The Series A Preference Shares will be issued in certificated form substantially in the form set forth in Annex A hereto.
Section 2.          Currency.  All Series A Preference Shares shall be denominated in United States currency, and all payments and distributions thereon or with respect thereto shall be made in United States currency.  All references herein to “$” or “dollars” refer to United States currency.
Section 3.           Ranking.  The Series A Preference Shares shall, with respect to dividend rights and rights upon Liquidation, rank senior to each other class or series of shares of the Company existing on the Issue Date or that the Company may issue in the future the terms of which do not expressly provide that such class or series ranks equally with, or senior to, the Series A Preference Shares, with respect to dividend rights and/or rights upon Liquidation, including, without limitation, the common shares of the Company, par value $0.18 per share (the “Common Shares”) (all such shares, including the Common Shares, being referred to hereinafter collectively as “Junior Shares”).
The Series A Preference Shares shall, with respect to dividend rights and rights upon Liquidation, rank equally with each other class or series of shares of the Company that the Company may issue in the future the terms of which expressly provide that such class or series shall rank equally with the Series A Preference Shares with respect to dividend rights and rights upon Liquidation (all such shares, including any additional series of preference shares issued after the Issue Date and fitting the foregoing description, being referred to hereinafter collectively as “Parity Shares”).

The Series A Preference Shares shall, with respect to dividend rights and rights upon Liquidation, rank junior to each other class or series of shares of the Company that the Company may issue in the future, the terms of which expressly provide that such class or series shall rank senior to the Series A Preference Shares with respect to dividend rights and rights upon Liquidation (“Senior Shares”).

The Series A Preference Shares shall, with respect to dividend rights and rights upon Liquidation, rank junior to the Company’s existing and future Indebtedness.

Section 4.           Dividends.
(a)           The holders of Series A Preference Shares shall be entitled to receive, when, as and if declared by the Board, out of any funds legally available therefor, dividends per share of Series A Preference Shares of an amount equal to (i) 5% per annum of the Stated Value of each share of such Series A Preference Shares in effect on the record date for the applicable dividend, before any dividends shall be declared, set apart for or paid upon the Junior Shares (the “Regular Dividends”) and (ii) subject to Section 9(p), the aggregate amount of any dividends or other distributions (and in the case of regularly declared quarterly cash dividends paid on the issued Common Shares on a per share basis, only with respect to such amount that is in excess of the Participating Threshold in effect during such quarter), whether paid in cash, in kind or in other property (including, for the avoidance of doubt, any securities), on the issued Common Shares on a per share basis based on the number of Common Shares into which such share of Series A Preference Shares could be converted on the applicable Record Date for such dividends or other distributions, assuming such Common Shares were issued on such Record Date (the “Participating Dividends” and, together with the Regular Dividends, the “Dividends”).  For purposes hereof, the term “Stated Value” shall mean $1,000.00 per share of Series A Preference Shares, as adjusted pursuant to Section 4(c) below.  The Company will not declare or pay any dividends or other distributions on the Common Shares that would require a Participating Dividend unless it concurrently therewith declares and sets aside for payment or distribution, as applicable, such Participating Dividend for all Series A Preference Shares then “in issue.”
(b)           Subject to compliance with the provisions of Section 54 of the Companies Act 1981 of Bermuda, Regular Dividends shall be payable quarterly in arrears on February 15, May 15, August 15 and November 15 of each year (unless any such day is not a Business Day, in which event such Regular Dividends shall be payable on the next succeeding Business Day, without accrual of interest thereon to the actual payment date), commencing on February 15, 2017 (each such payment date being a “Regular Dividend Payment Date,” and the period from the date of issuance of the Series A Preference Shares to the first Regular Dividend Payment Date and each such quarterly period thereafter being a “Regular Dividend Period”).  The amount of Regular Dividends payable on the Series A Preference Shares for any period shall be computed on the basis of a 360 day year consisting of twelve thirty-day months.  Participating Dividends shall be payable as and when paid to the holders of Common Shares (each such date being a “Participating Dividend Payment Date,” and, together with each Regular Dividend Payment Date, a “Dividend Payment Date”).

(c)           Regular Dividends shall begin to accrue from the Issue Date and, if not declared and paid, shall be cumulative.  Any Regular Dividend or portion thereof that has accrued, but is unpaid, on any Regular Dividend Payment Date shall (regardless of whether such Regular Dividend is declared) be added to the Stated Value from such Regular Dividend Payment Date until, but only until, such Regular Dividend or portion thereof is paid in full in cash pursuant to Section 4(e).  For the avoidance of doubt, Regular Dividends shall accumulate whether or not in any Regular Dividend Period there have been funds of the Company legally available for the payment of such Regular Dividends.  Participating Dividends are payable on a cumulative basis once declared, whether or not there shall be funds legally available for the payment thereon.
(d)           Except as otherwise provided herein, if at any time the Company pays less than the total amount of Dividends then accrued, but unpaid, with respect to the Series A Preference Shares, such payment shall be distributed pro rata among the holders thereof based upon the Stated Value of all Series A Preference Shares held by each such holder as of the Record Date for such payment.  When Dividends are not paid in full upon the Series A Preference Shares, all dividends declared on Series A Preference Shares and any other class or series of Parity Shares shall be paid pro rata so that the amount of dividends so declared on the Series A Preference Shares and each such other class or series of Parity Shares shall in all cases bear to each other the same ratio as accrued, but unpaid, Dividends (for the full amount of dividends that would be payable for the most recently payable Dividend Period if dividends were declared in full on non-cumulative Parity Shares) on the Series A Preference Shares and such other class or series of Parity Shares bear to each other.
(e)           When and if declared, the Regular Dividends shall, at the option of the Company, be paid in cash or by increasing the Stated Value of the Series A Preference Shares pursuant to Section 4(c) above.  When and if declared, the Participating Dividends shall be paid when and in a manner consistent with payments of dividends in respect of the Common Shares.  No later than the Record Date for any Regular Dividend, the Company will send written notice to each holder of Series A Preference Shares stating (A) whether such Regular Dividend will be paid in cash or by increasing the Stated Value of the Series A Preference Shares and (B) if such Regular Dividend will be paid by increasing the Stated Value, the Stated Value of the Series A Preference Shares immediately before and immediately after the increase.  If the Company fails to send such written notice on or before the Record Date for any Regular Dividend, then the Company will be deemed to have irrevocably elected to pay such Regular Dividend by increasing the Stated Value of the Series A Preference Shares.
(f)            Each Dividend shall be payable to the holders of record of Series A Preference Shares as they appear in the register of members of the Company at the Close of Business on the applicable Record Date in respect of such Dividend, which, in the case of Regular Dividends, shall be the February 1, May 1, August 1 and November 1, as applicable, immediately preceding the applicable Regular Dividend Payment Date.
(g)           From and after the time, if any, that the Company shall have failed to pay all accrued, but unpaid, Regular Dividends for all prior Regular Dividend Periods, and/or failed to pay or distribute, as applicable, any unpaid Participating Dividends in accordance with this Section 4, no dividends shall be declared or paid or set apart for payment, or other distribution declared or made, upon any Junior Shares, nor shall any Junior Shares be redeemed, purchased or otherwise acquired for any consideration (nor shall any moneys be paid to or made available for a sinking fund for the redemption or other purchase of any such Junior Shares) by the Company, directly or indirectly, until (i) all such Dividends have been paid in full or (ii) all such Dividends have been or contemporaneously are declared and a sum sufficient for the payment thereof has been or is set aside for the benefit of the holders of the Series A Preference Shares, in each case without the consent of the Majority Holders; provided, however, that the foregoing limitation shall not apply to:

(1)         purchases, redemptions or other acquisitions of shares of Junior Shares in connection with any employment contract, benefit plan or other similar arrangement with or for the benefit of any one or more employees, officers, directors, managers or consultants of or to the Company or any of its Subsidiaries;

(2)         an exchange, redemption, reclassification or conversion of any class or series of Junior Shares solely for any other class or series of Junior Shares;

(3)         any dividend in the form of shares, warrants, options or other rights where the dividended shares or the shares issuable upon exercise of such warrants, options or other rights are the same shares as those on which the dividend is being paid or ranks equal or junior to such shares; or

(4)         any dividend in connection with the implementation of a shareholder rights or similar plan.

Section 5.           Liquidation, Dissolution or Winding Up.
(a)            Upon any voluntary or involuntary liquidation, dissolution or winding up of the Company (each, a “Liquidation”), after satisfaction of all liabilities and obligations to creditors of the Company (and subject to the rights of any class or series of Senior Shares) and before any distribution or payment shall be made to holders of any Junior Shares, each holder of Series A Preference Shares shall be entitled to receive, out of the assets of the Company or proceeds thereof (whether capital or surplus) legally available therefor, an amount per share of Series A Preference Shares equal to the greater of:
(1)         the Stated Value per share, plus an amount equal to (A) any Regular Dividends accrued, but unpaid, thereon (other than any such Regular Dividends included in such Stated Value), plus (B) any unpaid Participating Dividends, in each case, through the date of Liquidation; and

(2)         the amount such holder would have received had such holder, immediately prior to such Liquidation, converted such holder’s Series A Preference Shares into Common Shares pursuant to Section 7(c) at the then-applicable Conversion Price, plus an amount equal to any accrued, but unpaid, Participating Dividends through the date of Liquidation;

(the greater of (1) and (2) is referred to herein as the “Liquidation Preference”).  Holders of Series A Preference Shares, as such, will not be entitled to any other amounts from the Company after they have received the full amounts provided for in this Section 5(a) and will have no right or claim to any of the Company’s remaining assets.

(b)            If, in connection with any distribution described in Section 5(a) above, the assets of the Company or proceeds thereof are not sufficient to pay in full the Liquidation Preference payable on the Series A Preference Shares and the corresponding amounts payable on the Parity Shares, then such assets, or the proceeds thereof, shall be paid pro rata in accordance with the full respective amounts which would be payable on such shares if all amounts payable thereon were paid in full.
(c)            For purposes of this Section 5, the merger, amalgamation or consolidation of the Company with or into any other Company or other entity, or the sale, conveyance, lease or other disposition of all or substantially all of the assets of the Company, shall not constitute a Liquidation.
Section 6.           Voting Rights.
(a)            Except as otherwise required by law, the holders of the Series A Preference Shares shall be entitled to (i) a number of votes equal to the largest number of whole Common Shares into which all Series A Preference Shares held of record by such holders could then be converted pursuant to Section 7(c) at the Record Date for the determination of shareholders entitled to vote or consent on the applicable matter or, if no such Record Date is established, at the date such vote or consent is taken or any written consent of shareholders is first executed, (ii) except as otherwise provided herein and subject to the requirements of applicable law, vote as a single class with the holders of Common Shares on all matters submitted for a vote of or consent by holders of Common Shares (subject to that certain Shareholders’ Agreement, to be entered into as of the Issue Date, by and between the Company, Green Equity Investors VI, L.P. and Green Equity Investors Side VI, L.P. (as may be amended from time to time, the “Shareholders’ Agreement”) with respect to the election of directors), (iii) notice of all shareholders’ meetings (or of any proposed action by written consent) in accordance with the Memorandum of Association and Bye-Laws as if the holders of Series A Preference Shares were holders of Common Shares and (iv) so long as the Majority Approved Holders have the right to designate a director for nomination pursuant to the Shareholders’ Agreement, vote as a class on the election of such director as provided in Section 6(c).
(b)            The Company shall not and shall not permit any direct or indirect Subsidiary of the Company to, without first obtaining the written consent or affirmative vote at a meeting called for that purpose of holders of a majority of the issued Series A Preference Shares (the “Majority Holders”), take any of the following actions:
(1)        Any change, amendment, alteration or repeal (including as a result of a merger, amalgamation, consolidation, or other similar or extraordinary transaction) of any provisions of the Memorandum of Association or Bye-Laws that adversely amends, modifies or affects the rights, preferences, privileges or voting powers of the Series A Preference Shares; or

(2)        Any authorization, creation, issuance or reclassification of securities (or securities that are convertible into or exercisable for such securities) (i) that would be Parity Shares or Senior Shares or (ii) of any Subsidiary of the Company (other than shares issued to the Company or another wholly owned Subsidiary of the Company).

(c)            For so long as the Majority Approved Holders have the right to designate for nomination one director pursuant to the Shareholders’ Agreement, the Majority Holders shall have the right to elect and appoint one member of the Board at any meeting of shareholders of the Company at which directors are to be elected or appointed, except such meetings for the purpose of filling vacancies or newly created directorships (other than for the purpose of filling a vacancy or newly created directorship to be filled by the person to be elected by the Majority Holders), voting as a separate class or by execution of a written consent in lieu of such vote.
(d)            In the event of the death, disability, resignation or removal of a director elected or appointed by the Majority Holders, the Majority Holders may, to the extent the Majority Approved Holders have the right to designate for nomination a director pursuant to the Shareholders’ Agreement, elect or appoint a replacement director to fill the resulting vacancy; provided that if a director elected by the Majority Holders is removed for cause, the replacement director will not be the same person who was removed. Other than for cause, a director elected or appointed by the Majority Holders may not be removed by the Board or the shareholders of the Company without the prior written consent of the Majority Holders.  For purposes of this Section 6(d), “cause” shall mean (i) a conviction for a criminal offense involving dishonesty or (ii) engaging in conduct which brings the applicable director or the Company into disrepute and which results in material financial detriment to the Company.
(e)            The Company will at all times provide the director elected by the Majority Holders with the same rights to indemnification that it provides to the other members of the Board. The director elected by the Majority Holders shall receive director fees and rights to expense reimbursement that are no less favorable to him or her than the fees and reimbursement provided to any other non-management director (in his or her capacity as a director).
(f)            For purposes of clarification, any right of election, designation or appointment hereunder by the Majority Holders shall mean a right of election, designation or appointment of the holders of the issued Series A Preference Shares as determined by the written consent, or affirmative vote at a meeting called for that purpose, of the Majority Holders.
Section 7.                          Conversion.
(a)            Mandatory Conversion by the Company.  At any time after the second anniversary of the Issue Date, if the VWAP per share of the Common Shares was greater than 175% of the Conversion Price for at least 20 consecutive Trading Days ending on the date the Notice of Mandatory Conversion is sent pursuant to Section 7(b) below, the Company may elect to convert (a “Mandatory Conversion”) any or all of the issued Series A Preference Shares into Common Shares (the date selected by the Company for any Mandatory Conversion pursuant to this Section 7(a), the “Mandatory Conversion Date”).  In the case of a Mandatory Conversion, each Series A Preference Share then issued shall be converted into (i) the number of Common Shares equal to the quotient of (A) the sum (without duplication) of the Stated Value per Series A Preference Share and the accrued but unpaid Regular Dividends with respect to such Series A Preference Share, each as of the Mandatory Conversion Date, divided by (B) the Conversion Price of such Series A Preference Share in effect as of the Mandatory Conversion Date plus (ii) cash in lieu of fractional shares, as set forth in Section 9(h); provided, however, that if the Mandatory Conversion Date occurs on or after the Record Date for a Dividend and on or before the immediately following Dividend Payment Date and Dividends have been declared for such Dividend Payment Date, then (x) on such Dividend Payment Date, such Dividend will be paid on the Series A Preference Shares notwithstanding the Mandatory Conversion and (y) the amount of such Dividend, if a Regular Dividend, will not be included in the sum in clause (A) above; provided, further, that the Company will in no event fix a Mandatory Conversion Date that is on or after the Record Date for a Dividend and on or before the immediately following Dividend Payment Date unless the Company shall have declared and set aside the full amount of Dividends due on such Dividend Payment Date.  Notwithstanding anything to the contrary in this Series A Certificate, the Company will not have the right to effect a Mandatory Conversion unless a Registration Statement that covers the resale of all then-outstanding Registrable Securities is, at all times during the period that begins on the date the Notice of Mandatory Conversion is sent pursuant to Section 7(b) and ends on the Mandatory Conversion Date, effective under the Securities Act and the holders of the Series A Preference Shares or the Common Shares issued upon conversion thereof are not prohibited under any Company agreement or policy applicable to such holders from selling the Series A Preference Shares, or the Common Shares issued or issuable upon conversion thereof, pursuant to such Registration Statement (whether pursuant to any “blackout period” or otherwise).

(b)            Notice of Mandatory Conversion.  If the Company elects to effect a Mandatory Conversion, the Company shall provide written notice of the Mandatory Conversion to each holder of Series A Preference Shares (such notice, a “Notice of Mandatory Conversion”).  The Mandatory Conversion Date selected by the Company shall be no less than 30, nor more than 60, days after the date on which the Company provides the Notice of Mandatory Conversion to each such holder.  The Notice of Mandatory Conversion shall state, as appropriate: (i) the Mandatory Conversion Date selected by the Company; and (ii) the Conversion Rate as in effect on the Mandatory Conversion Date, the number of Common Shares to be issued (and the amount of cash in lieu of fractional shares, if any, to be paid) to such holder upon conversion of each Series A Preference Share held by such holder and, if applicable, the amount of Dividends to be paid to such holder on the next Dividend Payment Date.
(c)            Conversion at Option of Holder.  At any time, each holder of Series A Preference Shares shall have the right, at such holder’s option, subject to the conversion procedures set forth in Section 7(e) below, to convert any or all of such holder’s Series A Preference Shares, and the Series A Preference Shares to be converted shall be converted into (i) a number of Common Shares equal to the quotient of (A) the sum (without duplication) of the Stated Value and the accrued and unpaid Dividends with respect to such Series A Preference Shares, each as of the applicable Conversion Date, divided by (B) the Conversion Price as of the applicable Conversion Date plus (ii) cash in lieu of fractional shares as set forth in Section 9(h); provided, however, that if such Conversion Date for the conversion of any Series A Preference Share occurs on or after the Record Date for a Dividend and on or before the immediately following Dividend Payment Date and Dividends have been declared for such Dividend Payment Date, then (x) on such Dividend Payment Date, such Dividend will be paid on such Series A Preference Share notwithstanding such conversion and (y) the amount of such Dividend, if a Regular Dividend, will not be included in the sum in clause (A) above.

(d)            Conversion Rate and Conversion Price.  The “Conversion Rate” means, initially, 10 Common Shares per $1,000 Stated Value of the Series A Preference Shares, subject to adjustment in accordance with the provisions of this Series A Certificate; provided, however, that, subject to Section 9(n), effective as of the Close of Business on the Reset Date, the Conversion Rate will be adjusted to an amount equal to the quotient of (A) $1,000 divided by (B) the lesser of (x) $100.00 and (y) 118% of the arithmetic average of the VWAP per Common Share for each of the 20 consecutive VWAP Trading Days commencing on the Announcement Date.  For these purposes, (x) “Announcement Date” means the VWAP Trading Day immediately following the Company’s second quarter earnings announcement on August 25, 2016, provided that if such announcement occurs before the open of trading on August 25, 2016, then the Announcement Date means August 25, 2016 (or, if not a VWAP Trading Day, the immediately following VWAP Trading Day); and (y) “Reset Date” means the last VWAP Trading Day of such 20 consecutive VWAP Trading Day period.  “Conversion Price” shall mean, as of any time, for each Series A Preference Share, a dollar amount equal to $1,000 divided by the Conversion Rate in effect as of such time.  Notwithstanding anything to the contrary in this Series A Certificate, if the Issue Date occurs after the Reset Date, then the initial Conversion Rate and Conversion Price as of the Issue Date will be the Conversion Rate and Conversion Price, respectively, that would have been in effect on the Issue Date if the Series A Preference Shares were issued on the Reset Date, after giving effect to any adjustments thereto that would have been required by this Section 9.
(e)            Conversion Procedures.  A holder must do each of the following in order to convert its Series A Preference Shares pursuant to this Section 7:
(1)         complete and manually sign the conversion notice substantially in the form attached to the form of Series A Preference Share attached hereto as Annex A, and deliver such notice to the Conversion Agent;

(2)         deliver to the Conversion Agent the certificate or certificates representing the Series A Preference Shares to be converted (or, if such certificate or certificates have been lost, stolen or destroyed, a lost certificate affidavit and indemnity in form and substance reasonably acceptable to the Company);

(3)         if required, furnish appropriate endorsements and transfer documents in form and substance reasonably acceptable to the Company; and

(4)         if required, pay any share transfer, documentary, stamp or similar taxes not payable by the Company pursuant to Section 7(i).

The “Conversion Date” means the date on which a holder complies with the procedures set forth in this Section 7(e).

(f)            Effect of Conversion.  Except to the extent provided in the proviso to Section 7(a) or in the proviso to Section 7(c), effective immediately prior to the Close of Business on the Conversion Date applicable to any Series A Preference Shares, Dividends shall no longer accrue or be declared on any such Series A Preference Shares and such Series A Preference Shares shall cease to be outstanding.

(g)           Record Holder of Underlying Securities as of Conversion Date.  The Person or Persons entitled to receive the Common Shares issuable upon conversion of Series A Preference Shares shall be treated for all purposes as the record holder(s) of such Common Shares as of the Close of Business on the Conversion Date for such conversion.  As promptly as practicable on or after the Conversion Date (and in no event later than three Trading Days thereafter), the Company shall issue the number of whole Common Shares issuable upon conversion (and deliver payment of cash in lieu of fractional shares).  Such Common Shares shall be issued, at the option of the applicable holder, in certificated or uncertificated form.  Any such certificate or certificates, if applicable, shall be delivered by the Company to the appropriate holder(s) by mailing certificates evidencing the shares to such holder(s) at their respective addresses as set forth in the applicable conversion notice.  Any such uncertificated Common Shares, if applicable, shall be registered in the name and delivered to the DTC or other applicable account directed by the applicable holder.  If fewer than all of the Series A Preference Shares held by any holder are converted pursuant to this Section 7, then a new certificate representing the unconverted Series A Preference Shares shall be issued to such holder promptly following the surrender by such holder to the Conversion Agent of the certificate(s) representing the Series A Preference Shares to be converted.  In the event that a holder shall not by written notice designate the name in which Common Shares and, to the extent applicable, cash to be delivered upon conversion of Series A Preference Shares should be registered or paid, or the manner in which such shares and, if applicable, cash should be delivered, the Company shall be entitled to register and deliver such shares and, if applicable, cash in the name of the holder and in the manner shown in the register of members of the Company.
(h)           Status of Converted or Acquired Shares.  Without limiting the right of holders to receive any Dividend on a Dividend Payment Date pursuant to the proviso to Section 7(a) or the proviso to Section 7(c), (A) Series A Preference Shares duly converted in accordance with this Series A Certificate, or otherwise acquired by the Company in any manner whatsoever, shall be canceled upon the acquisition thereof; and (B) all such shares shall upon their cancelation become authorized but unissued shares of Preference Shares, without designation as to series until such shares are once more designated as part of a particular series by the Board pursuant to the provisions of the Memorandum of Association and Bye-Laws.
(i)            Taxes.
(1)         Each holder of Series A Preference Shares will timely furnish the Company and its agents with any tax forms or certifications (including, without limitation, Internal Revenue Service Form W-9, an applicable Internal Revenue Service Form W-8 (together with all applicable attachments), or any successors to such Internal Revenue Service forms) that the Company or its agents reasonably request (x) to permit the Company and its agents to make payments to such holder without, or at a reduced rate of, deduction or withholding, (y) to enable the Company and its agents to qualify for a reduced rate of reduction or withholding in any jurisdiction from or through which they receive payments and (z) to enable the Company and its agents to satisfy reporting and other obligations under the United States Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations, or any other applicable law or regulation, and will update or replace such tax forms or certifications in accordance with their terms or subsequent amendments.  Each holder of Series A Preference Shares acknowledges that the failure to provide, update or replace any such forms or certificates may result in the imposition of withholding or back-up withholding on payments to such holder, or to the Company.  Amounts withheld by the Company or its agents that are, in their reasonable judgment, required to be withheld pursuant to applicable tax laws will be treated as having been paid to the holder of Series A Preference Shares by the Company. Each holder of Series A Preference Shares will also provide the Company or its agents with any correct, complete and accurate information or documentation that may be required for the Company to comply with FATCA and the FATCA legislation of any applicable jurisdiction and to prevent the imposition of United States federal withholding tax under FATCA on payments to or for the benefit of the Company.

(2)        Absent a change in law or Internal Revenue Service practice, or a contrary determination (as defined in Section 1313(a) of the Code), each holder of Series A Preference Shares and the Company shall not treat the Series A Preference Shares (based on their terms as set forth in this Series A Certificate) as “preferred stock” within the meaning of Section 305 of the Code, and Treasury Regulation Section 1.305-5 for United States federal income tax and withholding tax purposes and shall not take any position inconsistent with such treatment.

(3)        The Company shall pay any and all documentary, stamp and similar issuance or transfer tax due on (x) the issuance of the Series A Preference Shares and (y) the issuance of Common Shares upon conversion of the Series A Preference Shares.  However, in the case of conversion of Series A Preference Shares, the Company shall not be required to pay any tax or duty that may be payable in respect of any transfer involved in the issuance and delivery of Common Shares or Series A Preference Shares in a name other than that of the holder of the shares to be converted, and no such issuance or delivery shall be made unless and until the Person requesting such issuance has paid to the Company the amount of any such tax or duty, or has established to the satisfaction of the Company that such tax or duty has been paid.

Section 8.           Redemption and Repurchase.
(a)            Redemption at the Option of the Company. Subject to compliance with Section 42 of the Companies Act 1981 of Bermuda, the Series A Preference Shares may be redeemed, in whole or in part, on any date on or after November 15, 2024, at the option of the Company, upon giving notice of redemption pursuant to Section 8(d), at a cash redemption price per share of Series A Preference Shares equal to the sum of (1) the Stated Value per share of the Series A Preference Shares to be redeemed plus (2) an amount per share equal to accrued, but unpaid, Dividends on such share of Series A Preference Shares (other than any such Regular Dividends included in such Stated Value) to, but excluding, the date of redemption; provided, however, that if the redemption date occurs on or after the Record Date for a Dividend and on or before the immediately following Dividend Payment Date and Dividends have been declared for such Dividend Payment Date, then (x) on such Dividend Payment Date, such Dividend will be paid on the Series A Preference Shares notwithstanding such redemption; and (y) the amount of such Dividend, if a Regular Dividend, will not be included in the sum in clause (1) above; provided, further, that the Company will in no event fix a redemption date that is on or after the Record Date for a Dividend and on or before the immediately following Dividend Payment Date unless the Company shall have declared and set aside the full amount of Dividends due on such Dividend Payment Date.  Notwithstanding anything to the contrary in this Series A Certificate, the Company will not have the right to redeem any Series A Preference Shares pursuant to this Section 8(a) unless a Registration Statement that covers the resale of all then-outstanding Registrable Securities is, at all times during the period that begins on the date the notice of such redemption is sent pursuant to Section 8(d) and ends on the applicable redemption date, effective under the Securities Act and the holders of the Series A Preference Shares or the Common Shares issued upon conversion thereof are not prohibited under any Company agreement or policy applicable to such holders from selling the Series A Preference Shares, or the Common Shares issued or issuable upon conversion thereof, pursuant to such Registration Statement (whether pursuant to any “blackout period” or otherwise).

(b)            Repurchase at the Option of the Holder.  Subject to compliance with Section 42A of the Companies Act 1981 of Bermuda, at any time on or after November 15, 2024, a holder of Series A Preference Shares may irrevocably elect to require the Company to repurchase any or all of such holder’s Series A Preference Shares in accordance with the next succeeding sentence by giving irrevocable, written notice to the Company at a repurchase price per share, payable in cash, equal to the sum (without duplication) of (1) the Stated Value per share of the Series A Preference Shares plus (2) an amount per share equal to accrued, but unpaid, Dividends to, but excluding, the date of repurchase.  Such notice shall state the number of Series A Preference Shares to be repurchased and the date of repurchase, which must be a Business Day and shall be at least 30 but no more than 60 calendar days following the delivery of such notice. Any notice mailed as provided in this subsection shall be conclusively presumed to have been duly given, whether or not the Company receives such notice.
(c)            Repurchase at the Option of the Holder Upon a Fundamental Change.  Upon the occurrence of a Fundamental Change, each holder of Series A Preference Shares shall have the right to require the Company to repurchase, subject to compliance with Section 42A of the Companies Act 1981 of Bermuda, by irrevocable, written notice to the Company, any or all of such holder’s Series A Preference Shares.  Upon such repurchase, the Company will pay or deliver, as applicable, at such holder’s election, either (i) cash in an amount equal to 101% of the Stated Value of such Series A Preference Shares plus the accrued, but unpaid, Dividends on such shares (other than any such Regular Dividends included in such Stated Value) to, but excluding, the Repurchase Date; or (ii) the amount of cash and/or other assets such holder would have received had such holder, immediately prior to such Fundamental Change, converted such Series A Preference Shares and, if applicable, been entitled to participate in such Fundamental Change as a holder of Common Shares; provided, however, that if the Repurchase Date occurs on or after the Record Date for a Dividend and on or before the immediately following Dividend Payment Date and Dividends have been declared for such Dividend Payment Date, then (x) on such Dividend Payment Date, such Dividend will be paid on the Series A Preference Shares notwithstanding any repurchase of Series A Preference Shares pursuant to this Section 8(c); and (y) the amount of such Dividend, if a Regular Dividend, will not be included in the sum in clause (i) above; provided, further, that the Company will in no event fix a Repurchase Date that is on or after the Record Date for a Dividend and on or before the immediately following Dividend Payment Date unless the Company shall have declared and set aside the full amount of Dividends due on such Dividend Payment Date.

No later than the effective date of the occurrence of a Fundamental Change, the Company shall send notice (in the manner set forth in Section 11) to the holders of record of Series A Preference Shares stating (1) that a Fundamental Change has occurred, (2) that all Series A Preference Shares tendered in accordance with this Series A Certificate will be repurchased on the repurchase date (the “Repurchase Date”), which will be specified in such notice and must be a Business Day of the Company’s choosing that is no earlier than 30, nor later than 60 calendar days after the date such notice is sent and (3) the procedures that holders of the Series A Preference Shares must follow in order for their Series A Preference Shares to be repurchased, including the place or places where certificates for such shares are to be surrendered for payment of the repurchase price.  Any notice mailed as provided in this subsection shall be conclusively presumed to have been duly given, whether or not the holder receives such notice.  To tender any Series A Preference Shares for repurchase pursuant to this Section 8(c), the holder of such Series A Preference Shares must tender such shares to the Company no later than the Close of Business on the second (2nd) Business Day immediately preceding the Repurchase Date.

(d)            Notice of Redemption.  Notice of each redemption of Series A Preference Shares pursuant to Section 8(a) shall be given pursuant to Section 11.  Such mailing shall be at least 30 days and not more than 60 days before the date fixed for redemption.  Any notice mailed as provided in this Section 8(d) shall be conclusively presumed to have been duly given, whether or not the holder receives such notice, but failure duly to give such notice by mail, or any defect in such notice or in the mailing thereof, to any holder of Series A Preference Shares designated for redemption shall not affect the validity of the proceedings for the redemption of any other Series A Preference Shares.  Each notice of redemption given to a holder shall state:  (1) the redemption date; (2) the number of Series A Preference Shares to be redeemed and, if less than all the shares held by such holder are to be redeemed, the number of such shares to be redeemed from such holder; (3) the redemption price; and (4) the place or places where certificates for such shares are to be surrendered for payment of the redemption price. For the avoidance of doubt, holders of Series A Preference Shares shall have the right to convert all or a portion of the Series A Preference Shares at any time prior to the date fixed for redemption, and any Common Shares resulting from such conversion shall not be redeemed.
(e)            Partial Repurchase or Redemption.  In case of any redemption pursuant to Section 8(a) of part of the Series A Preference Shares at the time issued, the shares to be redeemed shall be selected pro rata.  If fewer than all the shares represented by any certificate are redeemed pursuant to Section 8(a) or repurchased pursuant to Section 8(b) or (c), a new certificate shall be issued representing the un-redeemed or un-repurchased shares without charge to the holder thereof.
(f)            Effectiveness of Redemption.  If notice of redemption has been duly given under Section 8(d) and if, on or before the redemption date specified in the notice, all funds necessary for the redemption of all Series A Preference Shares called for redemption (together, if such redemption date occurs on or after the Record Date for a Dividend and on or before the immediately following Dividend Payment Date, with the full amount of Dividends payable or deliverable on such Dividend Payment Date pursuant to the proviso to Section 8(a)) have been deposited by the Company, in trust for the pro rata benefit of the holders of such Series A Preference Shares, with a bank or trust company doing business in the Borough of Manhattan, The City of New York, and having a capital and surplus of at least $500 million and selected by the Board, so as to be and continue to be available solely therefor, then, notwithstanding that any certificate for any such Series A Preference Shares has not been surrendered for cancellation, on and after such redemption date, Dividends shall (except to the extent provided in the proviso to Section 8(a)) cease to accrue on all such Series A Preference Shares, all such Series A Preference Shares shall, unless previously converted, be redeemed, and (except to the extent provided in the proviso to Section 8(a)) all rights with respect to such Series A Preference Shares (including voting and consent rights) shall forthwith on such redemption date cease and terminate, except that the right of the holders thereof to receive the amount payable on such redemption (together with any such Dividends pursuant to the proviso to Section 8(a)) from such bank or trust company, without interest shall survive such cessation and termination.  Any funds unclaimed at the end of five years from such redemption date shall, to the extent permitted by law, be released to the Company, after which time the holders of such Series A Preference Shares shall look only to the Company for payment of the redemption price of such Series A Preference Shares (or such Dividends).

(g)           Tax Treatment.  Each holder of Series A Preference Shares and the Company shall cooperate with each other in connection with any redemption of part of the Series A Preference Shares and to use good faith efforts to structure such redemption so that such redemption may be treated as a sale or exchange pursuant to Section 302 of the Code; provided, however, that nothing in this Section 8(g) shall require the Company to purchase any Series A Preference Shares; and provided, further, that the Company makes no representation or warranty in this Section 8(g) regarding the tax treatment of any redemption of Series A Preference Shares.
Section 9.           Anti-Dilution Provisions.
(a)            Adjustments.  The Conversion Rate will be subject to adjustment under the following circumstances:
(1)         If a subdivision or consolidation of Common Shares or a reclassification of Common Shares into a greater or lesser number of Common Shares occurs, then the Conversion Rate will be adjusted based on the following formula:

 where,

 CR0 =  the Conversion Rate in effect immediately prior to the Open of Business on the effective date of such subdivision, consolidation or reclassification;

 CR1 =  the new Conversion Rate in effect immediately after the Open of Business on such effective date;

 OS0 =  the number of Common Shares issued immediately prior to the Open of Business on such effective date; and

 OS1 =  the number of Common Shares that would be issued immediately after, and solely as a result of, such subdivision, consolidation or reclassification.

Any adjustment made pursuant to this clause (1) shall be effective immediately after the Open of Business on such effective date.  If any such event is declared but does not occur, the Conversion Rate shall be readjusted, effective as of the date the Company announces that such event shall not occur, to the Conversion Rate that would then be in effect if such event had not been declared.

(2)         If any regular, quarterly cash dividend is declared on all or substantially all Common Shares, then the Conversion Rate will be increased based on the following formula:

  where,

 CR0 = the Conversion Rate in effect immediately prior to the Open of Business on the Record Date for such dividend;

 CR1 = the new Conversion Rate in effect immediately after the Open of Business on such Record Date for such dividend;

 SP =   the Closing Price per Common Share on the Trading Day immediately before the Ex-Dividend Date for such dividend; and

 D =     the lesser of (x) the Participating Threshold per Common Share for such quarter; and (y) the cash amount distributed per Common Share in such dividend;

provided, however, that if D is equal to or greater than SP, then, in lieu of the foregoing adjustment to the Conversion Rate, each holder of Series A Preference Shares will participate in such dividend on an as-converted basis pursuant to Section 4(a) as if the Participating Threshold were zero.  Any adjustment made pursuant to this clause (2) shall be effective immediately after the Open of Business on such Record Date.  If any such dividend is declared but is not paid, the Conversion Rate shall be readjusted, effective as of the date the Company announces that such dividend shall not be paid, to the Conversion Rate that would then be in effect if such dividend had not been declared.  For the avoidance of doubt, to the extent any such dividend exceeds such Participating Threshold, then the holders of the Series A Preference Shares will be entitled to participate in such excess (or, to the extent provided in the proviso above, in the entire dividend) on an as-converted basis pursuant to Section 4(a).

(3)         If the Company or one or more of its Subsidiaries purchases any Common Shares, where the cash and value (determined in good faith by the Board as of the date as of which the agreement to make such purchase is made (the “Common Share Repurchase Date”)) of any other consideration included in the payment per Common Share purchased exceeds the Closing Price per Common Share on the Common Share Repurchase Date (or, if such date is not a Trading Day, the immediately preceding Trading Day), other than any such purchase made in an “open market” transaction at the then-prevailing price or through an “accelerated share repurchase” on customary terms, then the Conversion Rate will be increased based on the following formula:

  where,

  CR0 = the Conversion Rate in effect immediately prior to the Close of Business on the Common Share Repurchase Date;

  CR1 = the new Conversion Rate in effect immediately after the Close of Business on the Common Share Repurchase Date;

 AC = the fair market value (as determined in good faith by the Board), as of the Common Share Repurchase Date, of the aggregate value of all cash and any other consideration paid or payable for such Common Shares in such purchase (“Purchased Shares”);

 OS1 = the number of Common Shares issued as of the Common Share Repurchase Date, excluding any Purchased Shares;

 OS0 = the number of Common Shares issued as of the Common Share Repurchase Date, including any Purchased Shares; and

 SP = the Closing Price per Common Share on the Common Share Repurchase Date (or, if such date is not a Trading Day, the immediately preceding Trading Day);

provided, however, that if the application of such adjustment with respect to such purchase would result in a decrease to the Conversion Rate, then no such adjustment will be made for such purchase.  The adjustment shall become effective immediately after the Close of Business on the Common Share Repurchase Date.  Notwithstanding anything to the contrary in this clause (3), the Company will not, and will not permit any of its Subsidiaries to, purchase any Common Shares if such purchase would require an adjustment to the Conversion Rate pursuant to this clause (3) that would require shareholder approval pursuant to the listing standards of the NYSE, unless the Company has first obtained such shareholder approval.

In the event that the Company or any of its Subsidiaries becomes obligated to purchase Common Shares in a transaction that resulted in an adjustment to the Conversion Rate pursuant to this clause (3) but is permanently prevented by applicable law from effecting such purchase, or such purchase is rescinded, then the Conversion Rate shall be readjusted to be the Conversion Rate that would then be in effect if such adjustment had not been made.

(4)         If the Company, at any time or from time to time while any of the Series A Preference Shares are issued, shall issue Common Shares or any other security convertible into or exercisable or exchangeable for Common Shares (such Common Shares or other security, “Equity-Linked Securities”) (other than (i) an Excluded Issuance, (ii) Common Shares issued upon conversion of the Series A Preference Shares and (iii) rights, options, warrants or other distributions to which the holders of Series A Preference Shares are entitled to participate as a Participating Dividend), the Conversion Rate shall be increased based on the following formula:

 where,

 CR0 = the Conversion Rate in effect immediately prior to the issuance of such Equity-Linked Securities;

 CR1 = the new Conversion Rate in effect immediately after the issuance of such Equity-Linked Securities;

 AC = the fair value (which, if other than cash, will be determined in good faith by the Board as of the time of the issuance of such Equity-Linked Securities) of the aggregate consideration paid or payable for such Equity-Linked Securities (which, in the case of Equity-Linked Securities that are convertible into or exercisable or exchangeable for Common Shares, will be the fair value (determined as aforesaid) of the aggregate consideration paid or payable for such Equity-Linked Securities plus the fair value (determined as aforesaid) of the aggregate consideration payable to fully convert, exercise or exchange such Equity-Linked Securities);

 OS0 = the number of Common Shares issued immediately before such issuance of Equity-Linked Securities;

 OS1 = the number of Common Shares issued immediately after the issuance of Equity-Linked Securities and giving effect to any Common Shares issuable upon conversion, exercise or exchange of such Equity-Linked Securities; and

 SP = the Closing Price per Common Share on the date of issuance of such Equity-Linked Securities;

provided, however, that if the application of such adjustment with respect to such issuance would result in a decrease to the Conversion Rate, then no such adjustment will be made for such issuance.  The adjustment shall become effective immediately after such issuance.  Notwithstanding anything to the contrary in this clause (4), the Company will not issue any Equity-Linked Securities if such issuance would require an adjustment to the Conversion Rate pursuant to this clause (4) that would require shareholder approval pursuant to the listing standards of the NYSE, unless the Company has first obtained such shareholder approval.

(b)           Calculation of Adjustments.  All adjustments to the Conversion Rate shall be calculated by the Company to the nearest 1/10,000th of one Common Share (with 5/100,000ths rounded upward).  No adjustment to the Conversion Rate will be required unless such adjustment would require an increase or decrease of at least one percent of the Conversion Rate; provided, however, that any such adjustment that is not required to be made will be carried forward and taken into account in any subsequent adjustment; and provided, further, that all adjustments deferred and not given effect pursuant to this Section 9(b) will be made on each Conversion Date such that all such adjustments are given effect in calculating the number of Common Shares and amount of cash, if any, due upon the related conversion.
(c)           When No Adjustment Required.
(1)         Except as otherwise provided in this Section 9, the Conversion Rate will not be adjusted (A) for the issuance of Common Shares or any securities convertible into or exchangeable for Common Shares or carrying the right to purchase any of the foregoing, (B) for the repurchase of Common Shares or (C) to the extent that an adjustment would be duplicative because an equivalent Participating Dividend was distributed to the holders of the Series A Preference Shares.

(2)         No adjustment of the Conversion Rate shall be made as a result of the issuance of, the distribution of separate certificates representing, the exercise or redemption of, or the termination or invalidation of, rights pursuant to any shareholder rights plans.

(3)         Notwithstanding the foregoing, no adjustment to the Conversion Rate shall be made:

(A)        upon the issuance of any Common Shares pursuant to any present or future plan, approved by the Board, providing for the reinvestment of dividends or interest payable on securities of the Company and the investment of additional optional amounts in Common Shares under any plan, approved by the Board, in which purchases are made at market prices on the date or dates of purchase, without discount, and whether or not the Company bears the ordinary costs of administration and operation of the plan, including brokerage commissions;

(B)        upon the issuance of any Common Shares or options or rights to purchase such shares pursuant to any present or future employee, director, manager or consultant benefit plan or program of or assumed by the Company or any of its Subsidiaries or of any employee agreements or arrangements or programs, in each case approved by the Board;

(C)        upon the issuance of any Common Shares pursuant to any option, warrant, right, or exercisable, exchangeable or convertible security issued as of the Issue Date; or

(D)        for a change in the par value of the Common Shares.

(d)           Successive Adjustments.  For the avoidance of doubt, after an adjustment to the Conversion Rate under this Section 9, any subsequent event requiring an adjustment under this Section 9 shall cause an adjustment to such Conversion Rate as so adjusted.
(e)            Other Adjustments.  Subject to the applicable listing standards of the NYSE, the Company may, but shall not be required to, make such increases in the Conversion Rate, in addition to those required by this Section 9, as the Board considers to be advisable in order to avoid or diminish any income tax to any holders of Common Shares resulting from any dividend or distribution of shares or issuance of rights or warrants to purchase or subscribe for shares or from any event treated as such for income tax purposes or for any other reason.
(f)            Notice of Adjustments.  Whenever the Conversion Rate is adjusted as provided under this Section 9, the Company shall as soon as reasonably practicable following the occurrence of an event that requires such adjustment (or if the Company is not aware of such occurrence, as soon as reasonably practicable after becoming so aware) or the date the Company makes an adjustment pursuant to Section 9(e):
(1)         compute the adjusted applicable Conversion Rate in accordance with this Section 9 and prepare and transmit to the Conversion Agent an officer’s certificate setting forth the applicable Conversion Rate, the method of calculation thereof in reasonable detail, and the facts requiring such adjustment and upon which such adjustment is based; and

(2)         provide a written notice to the holders of the Series A Preference Shares of the occurrence of such event and a statement in reasonable detail setting forth the method by which the adjustment to the applicable Conversion Rate was determined and setting forth the adjusted applicable Conversion Rate.

(g)           Conversion Agent.  The Conversion Agent shall not at any time be under any duty or responsibility to any holder of Series A Preference Shares to determine whether any facts exist that may require any adjustment of the applicable Conversion Rate or with respect to the nature or extent or calculation of any such adjustment when made, or with respect to the method employed in making the same.  The Conversion Agent shall be fully authorized and protected in relying on any notice delivered pursuant to Section 9(f) and any adjustment contained therein and the Conversion Agent shall not be deemed to have knowledge of any adjustment unless and until it has received such certificate.  The Conversion Agent shall not be accountable with respect to the validity or value (or the kind or amount) of any Common Shares, or of any securities or property, that may at the time be issued or delivered with respect to any Series A Preference Shares; and the Conversion Agent makes no representation with respect thereto.  The Conversion Agent, if other than the Company, shall not be responsible for any failure of the Company to issue, transfer or deliver any Common Shares pursuant to the conversion of Series A Preference Shares or to comply with any of the duties, responsibilities or covenants of the Company contained in this Section 9.

(h)           Fractional Shares.  No fractional Common Shares will be delivered to the holders of Series A Preference Shares upon conversion.  In lieu of fractional shares otherwise issuable, holders of Series A Preference Shares will be entitled to receive an amount in cash equal to the fraction of a Common Share, multiplied by the Closing Price of the Common Shares on the applicable Conversion Date.  In order to determine whether the number of Common Shares to be delivered to a holder of Series A Preference Shares upon the conversion of such holder’s Series A Preference Shares will include a fractional share (in lieu of which cash would be paid hereunder), such determination shall be based on the aggregate number of Series A Preference Shares of such holder that are being converted with the same Conversion Date.
(i)            Reorganization Events.  If there occurs:
(1)         any reclassification, statutory exchange, merger, amalgamation, consolidation or other similar business combination of the Company with or into another Person, in each case, pursuant to which the Common Shares (but not the Series A Preference Shares) are changed or converted into, or exchanged for, or represent solely the right to receive, cash, securities or other property;

(2)         any sale, transfer, lease or conveyance to another Person of all or substantially all the property and assets of the Company, in each case pursuant to which the Common Shares (but not the Series A Preference Shares) are converted into cash, securities or other property; or

(3)         any statutory exchange of securities of the Company with another Person (other than in connection with a merger or amalgamation) or reclassification, recapitalization or reorganization of the Common Shares (but not the Series A Preference Shares) into other securities,

(each of which is referred to as a “Reorganization Event,” and such cash, securities or other property, the “Exchange Property,” and the kind and amount of Exchange Property that a holder of one Common Share would be entitled to receive on account of such Reorganization Event (without giving effect to any arrangement not to issue fractional shares of securities or other property), an “Exchange Property Unit”), then, at the effective time of such Reorganization Event, without the consent of the holders of Series A Preference Shares and subject to Section 9(j), (x) the consideration due upon conversion of the Series A Preference Shares, the adjustments to the Conversion Rate and the determination of the kind and amount of Participating Dividends that holders of Series A Preference Shares will be entitled to receive, will be determined in the same manner as if each reference to any number of Common Shares in this Series A Certificate were instead a reference to the same number of Exchange Property Units; (y) for purposes of the definition of “Fundamental Change,” the term “Common Shares” will be deemed to mean the common equity, if any, forming part of such Exchange Property; and (z) the VWAP or Closing Price of any Exchange Property Unit or portion thereof that does not consist of a class of securities will be the fair value of such Exchange Property Unit or portion thereof, as applicable, determined in good faith by the Company (or, in the case of cash denominated in U.S. dollars, the face amount thereof).  If such Reorganization Event provides for different treatment of Common Shares held by Affiliates of the Company and non-Affiliates or by the Person with which the Company amalgamated or consolidated or into which the Company merged or which merged into the Company or to which such sale or transfer was made, as the case may be (any such Person, a “Constituent Person”), or an Affiliate of a Constituent Person, then the composition of the Exchange Property and the Exchange Property Unit will be determined based on the cash, securities or other property that were distributed in such Reorganization Event to holders of Common Shares that are not Constituent Persons or Affiliates of the Company or Constituent Persons.  In addition, if the kind or amount of cash, securities or other property receivable upon a Reorganization Event is not the same for each Common Share held immediately prior to such Reorganization Event by a Person other than a Constituent Person or an Affiliate of the Company or a Constituent Person, then for the purpose of this Section 9(i), the composition of the Exchange Property and the Exchange Property Unit will be determined based on the weighted average, as determined by the Company in good faith, of the types and amounts of consideration received by the holders of Common Shares.

(j)            Exchange Property Election.  In the event that the holders of the Common Shares have the opportunity to elect the form of consideration to be received in a Reorganization Event, the Exchange Property that the holders of Series A Preference Shares shall be entitled to receive shall be determined by the Majority Holders on or before the earlier of (i) the deadline for elections by holders of Common Shares and (ii) two Business Days before the anticipated effective date of such Reorganization Event.
(k)           Successive Reorganization Events.  The above provisions of Section 9(i) and Section 9(j) shall similarly apply to successive Reorganization Events.
(l)            Reorganization Event Notice.  The Company (or any successor) shall, no less than 20 Business Days prior to the occurrence of any Reorganization Event, provide written notice to the holders of Series A Preference Shares of such occurrence of such event and of the kind and amount of the cash, securities or other property that constitutes the Exchange Property and the Exchange Property Unit.  Failure to deliver such notice shall not affect the operation of this Section 9.
(m)          Limitation on Reorganization Events. The Company shall not enter into any agreement for a transaction constituting a Reorganization Event unless (i) such agreement provides for or does not interfere with or prevent (as applicable) conversion of the Series A Preference Shares into the Exchange Property in a manner that is consistent with and gives effect to this Section 9, and (ii) to the extent that the Company is not the surviving Company in such Reorganization Event or will be dissolved in connection with such Reorganization Event, proper provision shall be made in the agreements governing such Reorganization Event for the conversion of the Series A Preference Shares into Exchange Property and, in the case of a Reorganization Event described in Section 9(i)(2), an exchange of Series A Preference Shares for the shares of the Person to whom the Company’s assets are conveyed or transferred, having voting powers, preferences, and relative, participating, optional or other special rights as nearly equal as possible to those provided in this Series A Certificate.

(n)           NYSE Shareholder Approval Rules.  Notwithstanding anything to the contrary in this Series A Certificate, if, on the Reset Date, the proviso to Section 7(d) would require an increase to the Conversion Rate that would require shareholder approval under the shareholder approval rules of the NYSE, then the Company will (x) give effect to such increase to the Conversion Rate only to the full extent permitted without requiring shareholder approval under such rules; (y) use its reasonable best efforts to obtain such required shareholder approval under, or otherwise comply with, such rules so as to permit giving full effect, as soon as reasonably practicable, to the increase to the Conversion Rate otherwise required pursuant to such proviso; and (z) in no event effect a redemption pursuant to Section 8(a) or a Mandatory Conversion unless and until such increase to the Conversion Rate is given full effect pursuant to clause (y).
(o)           Shareholder Rights Plans.  If the Company distributes any rights pursuant to any shareholder rights plan on or after the Issue Date, then such distribution will not require a Participating Dividend except to the extent provided in the immediately following sentence.  If any Common Shares are issued upon conversion of any Series A Preference Share and, at the time of such conversion, the Company has in effect any shareholder rights plan, then the holder of such Series A Preference Share will be entitled to receive, in addition to, and concurrently with the delivery of, the consideration otherwise payable under this Series A Certificate upon such conversion, the rights set forth in such shareholder rights plan, unless such rights have separated from the Common Shares at such time, in which case such separation will require, at the time of such separation, a Participating Dividend pursuant to Section 4(a).
(p)           Adjustments and Distributions Before the Reset Date.  The Company will not effect any transaction that would result in an adjustment to the Conversion Rate, or would result in an Ex-Dividend Date, occurring at any time on or after the Issue Date and on or before the Reset Date (excluding the adjustment to the Conversion Rate occurring on the Reset Date pursuant to the proviso to Section 7(d)).
Section 10.       Reservation of Shares.  The Company shall at all times when the Series A Preference Shares shall be issued reserve and keep available, free from preemptive rights, for issuance upon the conversion of Series A Preference Shares, such number of its authorized but unissued Common Shares as will from time to time be sufficient to permit the conversion of all issued Series A Preference Shares.  Prior to the delivery of any securities which the Company shall be obligated to deliver upon conversion of the Series A Preference Shares, the Company shall comply with all applicable laws and regulations which require action to be taken by the Company.  Each Common Share, when issued upon conversion of any Series A Preference Share, will be duly authorized, validly issued, fully paid and non-assessable and will be listed on each stock exchange, if any, on which the Common Shares are then listed.
Section 11.       Notices.  Except as otherwise provided herein, any and all notices or other communications or deliveries hereunder shall be in writing and shall be deemed given and effective on the earliest of (i) the Business Day following the date of mailing, if sent by nationally recognized overnight courier service, or (ii) upon actual receipt by the party to whom such notice is required to be given.  The addresses for such communications shall be:  (A) if to the Company, to: Signet Jewelers Limited, Clarendon House, 2 Church Street, Hamilton HM11, Bermuda, Attention: Mark Jenkins or (B) if to a holder of Series A Preference Shares, to the address appearing on the Company’s shareholder records or such other address as such holder may provide to the Company in accordance with this Section 11.  The address for the initial holders of the Series A Preference Shares on the Issue Date is c/o Leonard Green & Partners, L.P., 11111 Santa Monica Blvd., #2000, Los Angeles, CA 90025, Attention Jonathan Seiffer and Jeffrey Suer.  Notwithstanding the foregoing, if the Series A Preference Shares are issued in book-entry form through DTC or any similar facility, such notices may be given to the holders of the Series A Preference Shares in any manner permitted by such facility.

Section 12.        Certain Definitions.  As used in this Series A Certificate, the following terms shall have the following meanings, unless the context otherwise requires:
“Affiliate” has the meaning given to it in Rule 144(a) under the Securities Act.
“Announcement Date” shall have the meaning ascribed to it in Section 7(d).
“Beneficially Own” shall mean “beneficially own” as defined in Rule 13d-3 of the Exchange Act or any successor provision thereto.
“Board” shall have the meaning ascribed to it in the recitals.
“Business Day” shall mean a day that is a Monday, Tuesday, Wednesday, Thursday or Friday and is not a day on which banking institutions in New York, New York or Akron, Ohio, generally are authorized or obligated by law, regulation or executive order to close.
“Bye-Laws” shall have the meaning ascribed to it in the recitals.
“Capital Shares” shall mean any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) shares issued by the Company.
“Close of Business” shall mean 5:00 p.m., New York City time, on any Business Day.
“Closing Price” of the Common Shares for any Trading Day shall mean the closing sale price per share (or, if no closing sale price is reported, the average of the last bid price and the last ask price per share or, if more than one in either case, the average of the average last bid prices and the average last ask prices per share) of the Common Shares on such Trading Day as reported in composite transactions for the principal U.S. national or regional securities exchange on which the Common Shares are then listed.  If the Common Shares are not listed on a U.S. national or regional securities exchange on such Trading Day, then the Closing Price will be the last quoted bid price per Common Share on such Trading Day in the over-the-counter market as reported by OTC Markets Group Inc. or a similar organization.  If the Common Shares are not so quoted on such Trading Day, then the Closing Price will be the average of the mid-point of the last bid price and the last ask price per Common Share on such Trading Day from a nationally recognized independent investment banking firm selected by the Company and the Majority Holders.
“Code” shall have the meaning ascribed to it in Section 7(i).

“Common Share Repurchase Date” shall have the meaning ascribed to it in Section 9(a)(3).
“Common Shares” shall have the meaning ascribed to it in Section 3.
“Company” shall have the meaning ascribed to it in the recitals.
“Constituent Person” shall have the meaning ascribed to it in Section 9(i).
“Conversion Agent” shall mean the Person acting as conversion agent for the Series A Preference Shares, as provided in Section 17.
“Conversion Price” shall have the meaning ascribed to it in Section 7(d).
“Conversion Rate” shall have the meaning ascribed to it in Section 7(d).
“Dividends” shall have the meaning ascribed to it in Section 4(a).
“Dividend Payment Date” shall have the meaning ascribed to it in Section 4(b).
“DTC” means the Depository Trust Company.
“Ex-Dividend Date” shall mean, with respect to an issuance, dividend or distribution on the Common Shares, the first date on which Common Shares trade on the applicable exchange or in the applicable market, regular way, without the right to receive such issuance, dividend or distribution (including pursuant to due bills or similar arrangements required by the relevant stock exchange).  For the avoidance of doubt, any alternative trading convention on the applicable exchange or market in respect of the Common Shares under a separate ticker symbol or CUSIP number will not be considered “regular way” for this purpose.
“Exchange Property” shall have the meaning ascribed to it in Section 9(i).
“Exchange Property Unit” shall have the meaning ascribed to it in Section 9(i).
“Excluded Issuance” shall mean any issuances of (i) Capital Shares or options to purchase Capital Shares to employees, directors, managers, officers or consultants of or to the Company or any of its Subsidiaries pursuant to a share option or incentive compensation or similar plan outstanding as of the Issue Date or, subsequent to the Issue Date, approved by the Board or a duly authorized committee of the Board, (ii) securities pursuant to any bona fide merger, amalgamation, joint venture, partnership, consolidation, dissolution, liquidation, tender offer, recapitalization, reorganization, share exchange, business combination or similar transaction or any other direct or indirect acquisition by the Company, whereby the Company’s securities comprise, in whole or in part, the consideration paid by the Company in such transaction, (iii) Common Shares issued at a price equal to or greater than the Closing Price per Common Share on the Trading Day immediately preceding the earlier of (a) the date on which the applicable sale or issuance is publicly announced and (b) the date on which the price for such sale or issuance is agreed or fixed, and (iv) securities convertible into, exercisable or exchangeable for Common Shares issued with an exercise or conversion price equal to or greater than the Closing Price on the Trading Day immediately preceding the earlier of (x) the date on which the sale or issuance of such securities is publicly announced and (y) the date on which the price for such sale or issuance is agreed or fixed.

“FATCA” means Section 1471 through 1474 of the Code, as of the date of this agreement (or any amended or successor version that is substantially comparable), any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b)(1) of the Code, and applicable intergovernmental agreements and related legislation or official administrative rules or practices with respect thereto.
“Fundamental Change” shall mean the occurrence of any of the following on or after the Issue Date:
(1)     any Person (other than an Affiliate of the Initial Shareholders (as defined in the Shareholders’ Agreement) or any of such Affiliate’s Affiliates) shall Beneficially Own, directly or indirectly, through a purchase, merger, amalgamation or other acquisition transaction or series of transactions, shares of the Company’s Capital Shares entitling such Person to exercise a majority of the total voting power of all classes of Voting Shares of the Company, other than an acquisition by the Company, any of the Company’s wholly owned Subsidiaries or any of the Company’s employee benefit plans (for purposes of this clause (1), “Person” shall include any syndicate or group that would be deemed to be a “person” under Section 13(d)(3) of the Exchange Act);

(2)     the Company (i) amalgamates, merges or consolidates with or into any other Person, another Person amalgamates or merges with or into the Company, or the Company conveys, sells, transfers or leases all or substantially all of the assets of the Company and its Subsidiaries, taken as a whole, to another Person or (ii) engages in any recapitalization, reclassification or other transaction in which all or substantially all of the Common Shares are exchanged for or converted into cash, securities or other property, in each case other than a merger, amalgamation, consolidation or sale:

  (I)     which is effected solely to change the Company’s jurisdiction of incorporation and results in a reclassification, conversion or exchange of issued Common Shares solely into common shares of the surviving entity; or

  (II)    pursuant to which the Persons that directly or indirectly Beneficially Owned all classes of the Company’s common equity immediately before such transaction directly or indirectly Beneficially Own, immediately after such transaction, more than 50% of all classes of common equity of the surviving, continuing or acquiring company or other transferee (or the parent thereof) in substantially the same proportions vis-à-vis each other as immediately before such transaction; or

(3)     the Common Shares cease to be listed or quoted on any of the NYSE, The NASDAQ Global Select Market or The NASDAQ Global Market (or any of their respective successors),

provided that notwithstanding the foregoing, a transaction or transactions will not constitute a Fundamental Change pursuant to clause (1) or (2) above if at least 90% of the consideration received or to be received by holders of Common Shares (other than cash payments for fractional shares or pursuant to statutory appraisal rights) in connection with such transaction or transactions consists of common shares or ordinary shares (or American depositary receipts or American depositary shares representing common shares or ordinary shares), and any associated rights, listed or quoted on the NYSE, The NASDAQ Global Select Market or The NASDAQ Global Market (or any of their respective successors (or which will be so listed or quoted when issued or exchanged in connection with such transaction or transactions) and such transaction or transactions constitute a Reorganization Event whose Exchange Property consists of such consideration.
“Indebtedness” shall mean any indebtedness (including principal and premium) in respect of borrowed money.
“Issue Date” shall mean the date upon which the Series A Preference Shares are issued pursuant to that certain Investment Agreement, dated as of August 24, 2016, by and among the Company, Green Equity Investors VI, L.P. and Green Equity Investors Side VI, L.P.
“Junior Shares” shall have the meaning ascribed to it in Section 3.
“Liquidation” shall have the meaning ascribed to it in Section 5(a).
“Liquidation Preference” shall have the meaning ascribed to it in Section 5(a).
“Majority Approved Holders” shall have the meaning ascribed to it in the Shareholders’ Agreement.
“Majority Holders” shall have the meaning ascribed to it in Section 6(b).
“Mandatory Conversion” shall have the meaning ascribed to it in Section 7(a).
“Mandatory Conversion Date” shall have the meaning ascribed to it in Section 7(a).
“Market Disruption Event” shall mean, with respect to any date, the occurrence or existence, during the one-half hour period ending at the scheduled close of trading on such date on the principal U.S. national or regional securities exchange or other market on which the Common Shares are listed for trading or trades, of any material suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the relevant exchange or otherwise) in the Common Shares or in any options, contracts or future contracts relating to the Common Shares.
“Memorandum of Association” shall have the meaning ascribed to it in the recitals.
“Notice of Mandatory Conversion” shall have the meaning ascribed to it in Section 7(b).

“NYSE” shall mean The New York Stock Exchange.
“Open of Business” shall mean 9:00 a.m., New York City time, on any Business Day.
“Parity Shares” shall have the meaning ascribed to it in Section 3.
“Participating Dividend Payment Date” shall have the meaning ascribed to it in Section 4(b).
“Participating Dividends” shall have the meaning ascribed to it in Section 4(a).
“Participating Threshold” shall mean, with respect to any calendar quarter, 130% of the arithmetic average of the regular, quarterly cash dividends per Common Share, if any, declared by the Company during the preceding four (4) calendar quarters.  For the avoidance of doubt, if the Company does not declare any regular, quarterly cash dividend in any calendar quarter, then, for purposes of calculating such average, an amount equal to zero will be used for such calendar quarter.
“Paying Agent” shall mean the Person acting as paying agent for the Series A Preference Shares, as provided in Section 17.
“Person” shall mean any individual, company, partnership, limited liability company, joint venture, association, joint stock company, trust, unincorporated organization, government or agency or political subdivision thereof or any other entity.
“Purchased Shares” shall have the meaning ascribed to it in Section 9(a)(3).
“Record Date” shall mean, with respect to any dividend, distribution or other transaction or event in which the holders of Common Shares or Series A Preference Shares, as applicable, have the right to receive any cash, securities or other property or in which the Common Shares or Series A Preference Shares (or other applicable security), as applicable, is exchanged for or converted into any combination of cash, securities or other property, the date fixed for determination of shareholders entitled to receive such cash, securities or other property (whether such date is fixed by the Board or by statute, contract, this Series A Certificate or otherwise).
“Registrar” shall mean the Person acting as registrar for the Series A Preference Shares, as provided in Section 17.
“Registrable Securities” shall have the meaning ascribed to it in the Registration Rights Agreement.
“Registration Rights Agreement” shall mean that certain Registration Rights Agreement, to be entered into as of the Issue Date, between the Company and the Purchasers named therein.

“Registration Statement” shall have the meaning ascribed to it in the Registration Rights Agreement.
“Regular Dividend Payment Date” shall have the meaning ascribed to it in Section 4(b).
“Regular Dividends” shall have the meaning ascribed to it in Section 4(a).
“Reorganization Event” shall have the meaning ascribed to it in Section 9(i).
“Repurchase Date” shall have the meaning ascribed to it in Section 8(c).
“Reset Date” shall have the meaning ascribed to it in Section 7(d).
“Securities Act” means the Securities Act of 1933, as amended.
“Senior Shares” shall have the meaning ascribed to it in Section 3.
“Series A Certificate” shall mean this Certificate of Designation of Series A Convertible Preference Shares, as it may be amended from time to time.
“Series A Preference Shares” shall have the meaning ascribed to it in Section 1.
“Shareholders’ Agreement” shall have the meaning ascribed to it in Section 6(a).
“Stated Value” shall have the meaning ascribed to it in Section 4(a).
“Subsidiary” means any company or corporate entity for which the Company owns, directly or indirectly, an amount of the voting securities, other voting rights or voting partnership interests of which is sufficient to elect at least a majority of its board of directors or other governing body (or, if there are no such voting interests, more than 50% of the equity interests of such company or corporate entity).
“Trading Day” shall mean any day on which (i) trading in the Common Shares generally occurs on the principal U.S. national or regional securities exchange on which the Common Shares are then listed or, if the Common Shares are not then listed on a U.S. national or regional securities exchange, on the principal other market on which the Common Shares are then traded; and (ii) there is no Market Disruption Event.  If the Common Shares are not so listed or traded, then “Trading Day” means a Business Day.
“Transfer Agent” shall mean the Person acting as transfer agent for the Series A Preference Shares, as provided in Section 17.
“Treasury Regulations” shall mean the regulations promulgated under the Code, as such regulations may be amended from time to time.
“Voting Shares” shall mean Capital Shares of the class or classes pursuant to which the holders thereof have the general voting power under ordinary circumstances (determined without regard to any classification of directors) to elect one or more members of the Board (without regard to whether or not, at the relevant time, Capital Shares of any other class or classes (other than Common Shares) shall have or might have voting power by reason of the happening of any contingency).

“VWAP” shall mean, for any VWAP Trading Day, the per share volume-weighted average price of the Common Shares as displayed under the heading “Bloomberg VWAP” on Bloomberg page “SIG <EQUITY> AQR” (or, if such page is not available, its equivalent successor page) in respect of the period from the scheduled open of trading until the scheduled close of trading of the primary trading session on such VWAP Trading Day (or, if such volume-weighted average price is unavailable, the market value of one Common Share on such VWAP Trading Day, determined, using a volume-weighted average price method, by a nationally recognized independent investment banking firm selected by the Company and the Majority Holders.  The VWAP will be determined without regard to after-hours trading or any other trading outside of the regular trading session.
“VWAP Market Disruption Event” shall mean, with respect to any date, (i) the failure by the principal U.S. national or regional securities exchange on which the Common Shares are then listed, or, if the Common Shares are not then listed on a U.S. national or regional securities exchange, the principal other market on which the Common Shares are then traded, to open for trading during its regular trading session on such date; or (ii) the occurrence or existence, for more than one half hour period in the aggregate, of any suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the relevant exchange or otherwise) in the Common Shares or in any options, contracts or future contracts relating to the Common Shares, and such suspension or limitation occurs or exists at any time before 1:00 p.m., New York City time, on such date.
“VWAP Trading Day” shall mean a day on which (i) there is no VWAP Market Disruption Event; and (ii) trading in the Common Shares generally occurs on the principal U.S. national or regional securities exchange on which the Common Shares are then listed or, if the Common Shares are not then listed on a U.S. national or regional securities exchange, on the principal other market on which the Common Shares are then traded.  If the Common Shares are not so listed or traded, then “VWAP Trading Day” means a Business Day.
Section 13.        Headings.  The headings of the paragraphs of this Series A Certificate are for convenience of reference only and shall not define, limit or affect any of the provisions hereof.
Section 14.        Record Holders.  To the fullest extent permitted by applicable law, the Company may deem and treat the record holder of any Series A Preference Share as the true and lawful owner thereof for all purposes, and the Company shall not be affected by any notice to the contrary.
Section 15.        Calculations.  Whenever any provision of this Series A Certificate requires the Company to calculate the Closing Prices or the VWAPs, or any function thereof, over a span of multiple days (including to calculate an adjustment to the Conversion rate), the Company will make appropriate adjustments to account for any adjustment to the Conversion Rate that becomes effective, or any transaction or other event requiring an adjustment to the Conversion Rate or requiring a Participating Dividend, where the Ex-Dividend Date, effective date or Common Share Repurchase Date, as applicable, of such transaction or event occurs, at any time during the period when such Closing Prices, VWAPs or function thereof are to be calculated.  The Company will make all calculations under this Series A Certificate in good faith, which calculations will, absent manifest error, control for purposes this Series A Certificate.

Section 16.        Replacement Certificates.  The Company shall replace any mutilated certificate at the holder’s expense upon surrender of that certificate to the Company.  The Company shall replace certificates that become destroyed, stolen or lost at the holder’s expense upon delivery to the Company of reasonably satisfactory evidence that the certificate has been destroyed, stolen or lost, together with any indemnity that may be reasonably required by the Company.
Section 17.        Transfer Agent, Conversion Agent, Registrar and Paying Agent.  The duly appointed Transfer Agent, Conversion Agent, Registrar and Paying Agent for the Series A Preference Shares shall be the Company.  The Company may, in its sole discretion, resign from its position as Transfer Agent or remove a successor Transfer Agent in accordance with the agreement between the Company and such Transfer Agent; provided that the Company shall appoint a successor Transfer Agent who shall accept such appointment prior to the effectiveness of any such resignation or removal.  Upon any such removal, resignation or appointment, the Company shall send notice thereof by first-class mail, postage prepaid, to the holders of the Series A Preference Shares.
Section 18.        Severability.  If any term of the Series A Preference Shares set forth herein is invalid, unlawful or incapable of being enforced by reason of any rule of law or public policy, all other terms set forth herein which can be given effect without the invalid, unlawful or unenforceable term will, nevertheless, remain in full force and effect, and no term herein set forth will be deemed dependent upon any other such term unless so expressed herein.
Section 19.        Other Rights.  The Series A Preference Shares shall not have any rights, preferences, privileges or voting powers or relative, participating, optional or other special rights, or qualifications, limitations or restrictions thereof, other than as set forth herein or in the Memorandum of Association, Bye-Laws or as provided by applicable law and regulation.
Section 20.        Transfer Rights.  The Series A Preference Shares may not be sold or otherwise transferred except as permitted in the Shareholders’ Agreement.

ANNEX A
Form of Series A Preference Share Certificate

SERIES A CONVERTIBLE PREFERENCE SHARES

SIGNET JEWELERS LIMITED

Certificate No. [__]

This instrument evidences [_________] shares of a duly authorized issue of preference shares of Signet Jewelers Limited, an exempted company organized and existing under the laws of Bermuda (the “Company”), titled the “Series A Convertible Preference Shares” and established pursuant to the Series A Certificate (as defined on the reverse of this certificate).

Regular Dividend Payment Dates:         February 15, May 15, August 15 and November 15 of each year, commencing on [February 15, 2017].

Record Dates for Regular
Dividend Payment Dates:                    February 1, May 1, August 1 and November 1.

Additional provisions of this instrument are set forth on the other side of this instrument.

[The Remainder of This Page Intentionally Left Blank; Signature Page Follows]

IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed as of the date set forth below.

Signet Jewelers Limited

Date:	By:
Name:
Title:

REVERSE

OF

SERIES A CONVERTIBLE PREFERENCE SHARES

SIGNET JEWELERS LIMITED

The Company established the terms of its Series A Convertible Preference Shares (the “Series A Preference Shares”) pursuant to a Certificate of Designations (the “Series A Certificate”) dated as of the Issue Date (as defined therein).  Capitalized terms used in this instrument without definition have the respective meanings given to them in the Series A Certificate.

The Series A Certificate sets forth the rights and obligations of the Company and the holders of the Series A Preferences Shares and the terms of the Series A Certificate.  Notwithstanding anything to the contrary in this instrument, to the extent that any provision of this instrument conflicts with the provisions of the Series A Certificate, the provisions of the Series A Certificate will control.

1.            Dividends.  Dividends will accrue and be payable or deliverable on the Series A Preferences Shares at the rate and in the manner set forth in Section 4 of the Series A Certificate.

2.            Ranking and Liquidation.  The Series A Preference Shares will have the ranking, and will have the rights upon any Liquidation, set forth in Sections 3 and 5 of the Series A Certificate.

3.            Voting Rights.  The Series A Preference Shares will have the voting rights set forth in Section 6 of the Series A Certificate.

4.            Conversion.  The Series A Preference Shares will be convertible at the option of the holders thereof, and will be subject to mandatory conversion, into Common Shares and cash in lieu of any fractional share as provided in Sections 7 and 9 of the Series A Certificate.

5.            Repurchase.  The Series A Preference Shares will be subject to repurchase by the Company at the option of the holders thereof in the manner set forth in Section 8 of the Series A Certificate.

CONVERSION NOTICE

SIGNET JEWELERS LIMITED

Series A Convertible Preference Shares

Subject to the terms of the Certificate of Designation of Series A Convertible Preference Shares of Signet Jewelers Limited, by executing and delivering this Conversion Notice, the undersigned holder of Series A Preference Shares directs the Company to convert:
Series A Preference Shares registered in the name of the undersigned and accompanying this Conversion Notice (or identified in the accompanying affidavit as contemplated by Section 7(e)(2) of the Series A Certificate).

The undersigned hereby requests that the Common Shares issuable upon such conversion be issued (check one):
☐	in certificated form or

☐	in uncertificated form,

and directs the Company to cause such Common Shares to be registered in the following name:

_________________________________________,

and to mail the certificates, if any, representing such Common Shares and the cash, if any, payable in lieu of any fractional Common Share to the following address:

_________________________________________

_________________________________________

_________________________________________

_________________________________________

_________________________________________

Date:
(Legal Name of Holder)

By:
Name:
Title:

SCHEDULE B
Registration Rights Agreement
[See Attached]

REGISTRATION RIGHTS AGREEMENT
This REGISTRATION RIGHTS AGREEMENT (this “Agreement”), dated as of [●], 2016, is by and among Signet Jewelers Limited, a Bermuda exempted company (the “Company”), and Green Equity Investors VI, L.P., a Delaware limited partnership, and Green Equity Investors Side VI, L.P., a Delaware limited partnership (collectively, on a several and not joint basis, the “Purchaser”).  The Purchaser and any other Person who may become a party hereto pursuant to Section 11(c) are referred to individually as a “Shareholder” and collectively as the “Shareholders.”
WHEREAS, the Company and the Purchaser are parties to the Investment Agreement, dated as of August 24, 2016 (as the same may be amended, supplemented or otherwise modified from time to time, the “Investment Agreement”); and
WHEREAS, the Purchaser desires to have, and the Company desires to grant, certain registration and other rights with respect to the Registrable Securities on the terms and subject to the conditions set forth in this Agreement.
NOW, THEREFORE, for and in consideration of the mutual agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:
Section 1.                          Definitions.  As used in this Agreement, the following terms shall have the following meanings, and terms used herein but not otherwise defined herein shall have the meanings assigned to them in the Investment Agreement:
“Adverse Disclosure” means public disclosure of material non-public information that the Company has determined in good faith (after consultation with legal counsel): (i) would be required to be made in any Registration Statement or Prospectus filed with the SEC by the Company so that such Registration Statement or Prospectus would not be materially misleading; (ii) would not be required to be made at such time but for the filing, effectiveness or continued use of such Registration Statement or Prospectus; and (iii) the Company has a bona fide business purpose for not disclosing publicly.
“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person.  For purposes of this definition, (i) “control,” as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise and (ii) the terms “controlling,” “controlled by” and “under common control with” have correlative meanings.  For purposes of this Agreement (but not for purposes of the definition of “Registrable Securities”), none of the Shareholders and their respective Affiliates shall be deemed to be Affiliates of the Company or any of its Subsidiaries.
“Agreement” shall have the meaning set forth in the preamble.
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“Automatic Shelf Registration Statement” shall have the meaning set forth in Rule 405 (or any successor provision) of the Securities Act.
“Closing” shall have the meaning set forth in the Investment Agreement.
“Common Shares” shall mean all shares currently or hereafter existing of Common Shares, par value $0.18 per share, of the Company.
“Company” shall have the meaning set forth in the preamble.
“Convertible Preference Shares” shall mean all currently or hereafter existing Series A Preference Shares, par value $0.01 per share, of the Company.
“Demand Notice” shall have the meaning set forth in Section 3(b).
“Demand Registration” shall have the meaning set forth in Section 3(b).
“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and any successor statute thereto, and the rules and regulations of the SEC promulgated thereunder.
“FINRA” shall mean the Financial Industry Regulatory Authority, Inc.
“Indemnified Party” shall have the meaning set forth in Section 8(c).
“Indemnifying Party” shall have the meaning set forth in Section 8(c).
“Investment Agreement” shall have the meaning set forth in the recitals.
“Long-Form Registration” shall have the meaning set forth in Section 3(b).
“Losses” shall have the meaning set forth in Section 8(a).
“Marketed Offering” shall mean a registered underwritten offering of Registrable Securities (including any registered underwritten Shelf Offering) that is consummated, withdrawn or abandoned by the applicable Shareholders following formal participation by the Company’s management in a customary “road show” (including an “electronic road show”) or other similar marketing effort by the Company.
“Offering Persons” shall have the meaning set forth in Section 6(o)
“Person” shall mean any natural person, corporation, limited partnership, general partnership, limited liability company, joint stock company, joint venture, association, company, estate, trust, bank trust company, land trust, business trust, or other organization, whether or not a legal entity, custodian, trustee-executor, administrator, nominee or entity in a representative capacity and any government or agency or political subdivision thereof.
“Piggyback Notice” shall have the meaning set forth in Section 4(a).
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“Piggyback Registration” shall have the meaning set forth in Section 4(a).
“Piggyback Request” shall have the meaning set forth in Section 4(a).
“Proceeding” shall mean an action, claim, suit, arbitration or proceeding (including an investigation or partial proceeding, such as a deposition), whether commenced or threatened.
“Prospectus” shall mean the prospectus included in any Registration Statement (including a prospectus that discloses information previously omitted from a prospectus filed as part of an effective Registration Statement in reliance upon Rule 430A or Rule 430B promulgated under the Securities Act), as amended or supplemented by any prospectus supplement, and all other amendments and supplements to such prospectus, including post-effective amendments, and all material incorporated by reference or deemed to be incorporated by reference in such prospectus.
“Public Offering” shall mean the sale of Common Shares to the public pursuant to an effective Registration Statement (other than Form S-4 or Form S-8 or any successor form) filed under the Securities Act or any comparable law or regulatory scheme of any foreign jurisdiction.
“Purchaser” shall have the meaning set forth in the preamble.
“Registrable Securities” shall mean, as of any date of determination, any Convertible Preference Shares and any Common Shares that the Shareholders have acquired or have the right to acquire upon conversion of the Convertible Preference Shares, and any other securities issued or issuable with respect to any such shares by way of share split, share subdivision, bonus issue, share dividend, distribution, recapitalization, merger, amalgamation, exchange, replacement or similar event or otherwise acquired from time to time.  As to any particular Registrable Securities, once issued, such securities shall cease to be Registrable Securities when (i) a Registration Statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities have been sold, transferred, disposed of or exchanged in accordance with such Registration Statement; (ii) such securities have been otherwise transferred, new certificates for such securities not bearing a restrictive legend restricting further transfer shall have been delivered by the Company and subsequent public distribution of such securities shall not require registration under the Securities Act; and (iii) such securities shall cease to be issued and outstanding.  In addition, such securities shall cease to be Registrable Securities with respect to any holder upon the later of (A) such holder, together with its, his or her Affiliates, beneficially owns less than [●]1 Common Shares (including all shares issuable upon the conversion of all Convertible Preference Shares) and (B) such holder is able to dispose of all of its, his or her Registrable Securities pursuant to Rule 144 without any notice requirements, volume limitations or manner of sale limitations thereunder; provided that at such time such Registrable Securities are not required to, and do not, bear any legend restricting the transfer thereof.

1Note to Draft: $50 million divided by the closing sale price at the Closing Date.
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“Registration Statement” shall mean any registration statement of the Company under the Securities Act which covers any of the Registrable Securities pursuant to the provisions of this Agreement, including the Prospectus, amendments and supplements to such registration statement, including post-effective amendments, all exhibits and all material incorporated by reference or deemed to be incorporated by reference in such registration statement.
“Rule 144” shall mean Rule 144 under the Securities Act, as such Rule may be amended from time to time, or any similar rule or regulation hereafter adopted by the SEC.
“SEC” shall mean the Securities and Exchange Commission or any successor agency having jurisdiction under the Securities Act.
“Securities Act” shall mean the Securities Act of 1933, as amended, and any successor statute thereto, and the rules and regulations of the SEC promulgated thereunder.
“Shareholders” shall have the meaning set forth in the preamble.
“Shareholders’ Agreement” shall have the meaning set forth in Section 11(h).
“Shelf Offering” shall have the meaning set forth in Section 4(c).
“Short-Form Registration” shall have the meaning set forth in Section 3(b).
“Subsidiary” shall mean, with respect to any Person, any company, corporation, partnership, joint venture, limited liability company or other entity (x) of which such Person or a subsidiary of such Person is a general partner or (y) of which a majority of the voting securities or other voting interests, or a majority of the securities or other interests of which having by their terms ordinary voting power to elect a majority of the board of directors or Persons performing similar functions with respect to such Person, is directly or indirectly owned by such Person and/or one or more subsidiaries thereof.
“Take-Down Notice” shall have the meaning set forth in Section 4(c).
The terms “underwritten registration” or “underwritten offering” shall mean a registration in which securities of the Company are sold to an underwriter for reoffering to the public.
“Well-Known Seasoned Issuer” shall have the meaning set forth in Rule 405 (or any successor provision) of the Securities Act.
Section 2.                          Holders of Registrable Securities.  A Person is deemed, and shall only be deemed, to be a holder of Registrable Securities if such Person owns Registrable Securities or has a right to acquire such Registrable Securities and such Person is a Shareholder.
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Section 3.                          Shelf Registration; Demand Registrations.
(a)            Filing and Effectiveness of Shelf Registration Statement.  Subject to the other applicable provisions of this Agreement, the Company shall use its reasonable best efforts to (i) prepare, file and cause to be declared effective by the SEC (if such Registration Statement is not an Automatic Shelf Registration Statement), (x) within thirty (30) days following the Closing, a Registration Statement in the form of a Short-Form Registration (if the Company is then eligible for the same), or (y) within sixty (60) days following the Closing, a Registration Statement in the form of a Long-Form Registration (if the Company is not then eligible for a Short-Form Registration), as applicable, covering the sale or distribution from time to time by the Shareholders pursuant to a plan of distribution acceptable to a majority of the Shareholders, on a delayed or continuous basis pursuant to Rule 415 of the Securities Act, of all of the Registrable Securities; and (ii) cause such Registration Statement (including by filing a new, replacement Registration Statement as required under the Securities Act) to remain effective under the Securities Act continuously until no Registrable Securities are outstanding.
(b)            Requests for Registration.
Subject to the following paragraphs of this Section 3(b), following the Closing, one or more Shareholders shall have the right, by delivering or causing to be delivered a written notice to the Company, to require the Company to register pursuant to the terms of this Agreement, under and in accordance with the provisions of the Securities Act, the offer, sale and distribution of the number of Registrable Securities requested to be so registered pursuant to the terms of this Agreement on Form S-3 (which, unless all Shareholders delivering such notice request otherwise, shall be (A) filed pursuant to Rule 415 under the Securities Act and (B) if the Company is a Well-Known Seasoned Issuer at the time of filing such Registration Statement with the SEC, designated by the Company as an Automatic Shelf Registration Statement), if the Company is then eligible for such short-form, or any similar or successor short-form registration (“Short-Form Registrations”) or, if the Company is not then eligible for such short form registration, on Form S-1 or any similar or successor long-form registration (“Long-Form Registrations”) (any such written notice, a “Demand Notice” and any such registration, a “Demand Registration”), as soon as reasonably practicable after delivery of such Demand Notice, but, in any event, the Company shall be required to make the initial filing of the Registration Statement within thirty (30) days following receipt of such Demand Notice in the case of a Short-Form Registration or within sixty (60) days following receipt of such Demand Notice in the case of a Long-Form Registration; provided, however, that unless a Shareholder requests to have registered all of its Registrable Securities, a Demand Notice for a Marketed Offering may only be made if the sale of the Registrable Securities requested to be registered by such Shareholders is reasonably expected to result in aggregate gross cash proceeds in excess of $150,000,000 (without regard to any underwriting discount or commission).  Following receipt of a Demand Notice for a Demand Registration in accordance with this Section 3(b), the Company shall use its reasonable best efforts to cause such Registration Statement to become effective under the Securities Act as promptly as practicable after the filing thereof (if such Registration Statement is not an Automatic Shelf Registration Statement).
(i)            No Demand Registration shall be deemed to have occurred for purposes of this Section 3(b) or 4(c), and any Demand Notice delivered in connection therewith shall not count as a Demand Notice for purposes of Section 3(f) or 4(c), if (A) the Registration Statement relating thereto (and covering not less than all Registrable Securities specified in the applicable Demand Notice for sale in accordance with the intended method or methods of distribution specified in such Demand Notice) (1) does not become effective, or (2) is not maintained effective for the period required pursuant to this Section 3 or (B) the offering of the Registrable Securities pursuant to such Registration Statement is subject to a stop order, injunction, or similar order or requirement of the SEC during such period or (C) the conditions to closing specified in any underwriting agreement, purchase agreement, or similar agreement entered into in connection with the registration relating to such request are not satisfied other than as a result of the Shareholders’ actions.
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(ii)          All requests made pursuant to this Section 3(b) must: (A) state that it is a notice to initiate a Demand Registration under this Agreement; (B) identify the Shareholders effecting the request; and (C) specify the number of Registrable Securities to be registered and the intended method(s) of disposition thereof.
(iii)            Except as otherwise agreed by all Shareholders with Registrable Securities subject to a Demand Registration, the Company shall maintain the continuous effectiveness of the Registration Statement with respect to any Demand Registration until such securities cease to be Registrable Securities or such shorter period upon which all Shareholders with Registrable Securities included in such Registration Statement have notified the Company that such Registrable Securities have actually been sold.
(iv)            Within three (3) business days after receipt by the Company of a Demand Notice pursuant to this Section 3(b), the Company shall deliver a written notice of any such Demand Notice to all other holders of Registrable Securities, and the Company shall, subject to the provisions of Section 3(c), include in such Demand Registration all such Registrable Securities with respect to which the Company has received written requests for inclusion therein (whether or not any of the Shareholders have exercised its, his or her conversion rights) within three (3) days after the date that such notice has been delivered; provided that a majority of the Shareholders must agree to a plan of distribution proposed by the Shareholders who delivered the Demand Notice and, in connection with any underwritten registration, such holders (together with the Company) must enter into an underwriting agreement in the form reasonably approved by the Company and the Shareholders holding the majority of the Registrable Securities.  All requests made pursuant to the preceding sentence shall specify the aggregate amount of Registrable Securities to be registered and the intended method of distribution of such securities.  For the avoidance of doubt, an underwritten registration pursuant to a Demand Registration may be made pursuant to an effective shelf Registration Statement filed pursuant to Section 3(a) hereof.
(c)            Priority on Demand Registration.  If any of the Registrable Securities registered pursuant to a Demand Registration are to be sold in an underwritten offering, and the managing underwriter(s) advise the holders of such securities in writing that in its good faith opinion the total number or dollar amount of Registrable Securities proposed to be sold in such offering is such as to adversely affect the price, timing or distribution of such underwritten offering, then there shall be included in such underwritten offering the number or dollar amount of Registrable Securities that in the opinion of such managing underwriter(s) can be sold without adversely affecting such underwritten offering, and such number of Registrable Securities shall be allocated pro-rata among the Shareholders of Registrable Securities that have requested to participate in such Demand Registration on the basis of the percentage of the Registrable Securities requested to be included in such Registration Statement by such holders.
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No Registrable Securities excluded from the underwriting by reason of the managing underwriter’s marketing limitations shall be included in such offering.
(d)            Postponement of Registration.  The Company shall be entitled to postpone the filing (but not the preparation) or the initial effectiveness of, or suspend the use of, a Registration Statement, in each case for a reasonable period of time that does not exceed twice in any twelve (12) month period and that does not exceed (x) sixty (60) days on any one occasion or (y) in the aggregate together with all other such postponements or suspensions, ninety (90) days in any twelve (12) month period, if the Company delivers to the Shareholders requesting registration or Shareholders named in a Registration Statement filed pursuant to Section 3(a) a certificate signed by an executive officer certifying that such registration and offering would (A) require the Company to make an Adverse Disclosure or (B) materially interfere with any bona fide material financing, acquisition, disposition or other similar transaction involving the Company or any of its Subsidiaries then under consideration.  Such certificate shall contain a statement of the reasons for such postponement and an approximation of the anticipated delay.  The Shareholders receiving such certificate shall keep the information contained in such certificate confidential subject to the same terms set forth in Section 6(o).
(i)       If the Company shall so postpone the filing of a Registration Statement pursuant to a Demand Notice, the Shareholders requesting such registration shall have the right to withdraw a request for registration pursuant to Section 3(b) by giving written notice to the Company within ten (10) days of the anticipated termination date of the postponement period, as provided in the certificate delivered to the applicable Shareholders and, for the avoidance of doubt, upon such withdrawal, the withdrawn request shall not constitute a Demand Notice; provided that in the event such Shareholders do not so withdraw the request for registration, the Company shall continue to prepare a Registration Statement during such postponement such that, if it exercises its rights under this Section 3(d), it shall be in a position to and shall, as promptly as practicable following the expiration of the applicable deferral or suspension period, file or update and use its reasonable efforts to cause the effectiveness of the applicable deferred or suspended Registration Statement.

(ii)      In the event the Company exercises its rights to postpone the initial effectiveness of, or suspend the use of, a Registration Statement, the Shareholders agree to suspend, promptly upon their receipt of the certificate referred to above, use of the Prospectus relating to the Demand Registration or Prospectus contained within the Registration Statement filed pursuant to Section 3(a) in connection with any sale or offer to sell Registrable Securities.

(e)            Cancellation of a Demand Registration.  Holders of a majority of the Registrable Securities that are to be registered in a particular offering pursuant to this Section 3 shall have the right to notify the Company that they have determined that the applicable Registration Statement be abandoned or withdrawn by giving written notice of such abandonment or withdrawal at any time prior to the effective time of such Registration Statement, in which event the Company shall abandon or withdraw such Registration Statement; provided that any Demand Notice underlying such abandonment or withdrawal shall not be deemed to be a Demand Notice for purposes of Section 3(f) if such Demand Notice is abandoned or withdrawn in response to a material adverse change regarding the Company or a material adverse change in the financial markets generally.  If all Shareholders withdraw their Registrable Securities from a Demand Registration, the Company shall cease all efforts to secure registration.
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(f)            Number of Demand Notices.  In connection with the provisions of this Section 3, the Shareholders collectively shall have (i) three (3) Demand Notices in connection with Marketed Offerings, which they are permitted to deliver (or cause to be delivered) to the Company hereunder; provided that in connection therewith, the Company shall cause its officers to use their reasonable best efforts to support the marketing of the Registrable Securities covered by the Registration Statement (including participation in “road shows”), and (ii) three (3) additional Demand Notices in connection with underwritten offerings (other than in connection with a Marketed Offering), which they are permitted to deliver (or cause to be delivered) to the Company hereunder; provided that (A) in connection with any Demand Notice pursuant to clause (ii), the Company shall not be obligated to cause its officers to affirmatively support the marketing of the Registrable Securities covered by the Registration Statement and such officers will not be obligated to participate in any “road shows,” and (B) the Shareholders may not make more than two Demand Registration requests in any 365-day period.
Section 4.                          Piggyback Registration; Shelf Take Down.
(a)            Right to Piggyback.  Except with respect to a Demand Registration, the procedures for which are addressed in Section 3, if the Company proposes to file a registration statement under the Securities Act with respect to an offering of Common Shares, whether or not for sale for its own account and whether or not an underwritten offering or an underwritten registration (other than a registration statement (i) on Form S-4, Form S-8 or any successor forms thereto or (ii) filed to effectuate an exchange offer or any employee benefit or dividend reinvestment plan), then the Company shall give prompt written notice of such filing no later than five (5) business days prior to the filing date (the “Piggyback Notice”) to all of the holders of Registrable Securities.  The Piggyback Notice shall offer such holders the opportunity to include (or cause to be included) in such Registration Statement the number of Registrable Securities as each such holder may request (each, a “Piggyback Registration”).  Subject to Section 4(b), the Company shall include in each such Piggyback Registration all Registrable Securities with respect to which the Company has received written requests for inclusion therein (each a “Piggyback Request”) within ten (10) business days after notice has been given to the applicable holder.  The Company shall not be required to maintain the effectiveness of the Registration Statement for a Piggyback Registration beyond the earlier to occur of (x) one-hundred eighty (180) days after the effective date thereof and (y) consummation of the distribution by the holders of the Registrable Securities (other than those making Piggyback Requests) included in such Registration Statement.
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(b)            Priority on Piggyback Registrations.  If any of the Registrable Securities to be registered pursuant to the registration giving rise to the rights under this Section 4 are to be sold in an underwritten offering, the Company shall use reasonable best efforts to cause the managing underwriter(s) of a proposed underwritten offering to permit holders of Registrable Securities who have timely submitted a Piggyback Request in connection with such offering to include in such offering all Registrable Securities included in each holder’s Piggyback Request on the same terms and subject to the same conditions as any other shares, if any, of the Company included in the offering.  Notwithstanding the foregoing, if the managing underwriter(s) of such underwritten offering advise the Company in writing that it is their good faith opinion the total number or dollar amount of securities that such holders, the Company and any other Persons having rights to participate in such registration, intend to include in such offering is such as to adversely affect the price, timing or distribution of the securities in such offering, then there shall be included in such underwritten offering the number or dollar amount of securities that in the opinion of such managing underwriter(s) can be sold without so adversely affecting such offering, and such number of Registrable Securities shall be allocated as follows: (i) first, all securities proposed to be sold by the Company for its own account; (ii) second, all Registrable Securities requested to be included in such registration by the Shareholders pursuant to Section 4, pro rata among such holders on the basis of the percentage of the Registrable Securities requested to be included in such Registration Statement by such holders; and (iii) third, all other securities requested to be included in such Registration Statement by other holders of securities entitled to include such securities in such Registration Statement pursuant to piggyback registration rights; provided that any Shareholder may, prior to the earlier of the (i) effectiveness of the Registration Statement and (ii) time at which the offering price and/or underwriter’s discount are determined with the managing underwriter(s), withdraw its request to be included in such registration pursuant to this Section 4.
(c)            Shelf-Take Downs.  At any time that a shelf Registration Statement covering Registrable Securities pursuant to Section 3 or Section 4 (or otherwise) is effective, if any Shareholder delivers a notice to the Company (each, a “Take-Down Notice”) stating that it intends to sell all or part of its Registrable Securities included by it on the shelf Registration Statement (each, a “Shelf Offering”), then the Company shall amend or supplement the shelf Registration Statement as may be necessary in order to enable such Registrable Securities to be distributed pursuant to the Shelf Offering.  In connection with any Shelf Offering, including any Shelf Offering that is an underwritten offering (including a Marketed Offering):
(i)       such proposing holder(s) shall also deliver the Take-Down Notice to all other holders of Registrable Securities included on such shelf Registration Statement and permit each such holder to include its Registrable Securities included on the shelf Registration Statement in the Shelf Offering if such holder notifies the proposing holder(s) and the Company within three (3) days after delivery of the Take-Down Notice to such holder; and

(ii)       if the Shelf Offering is underwritten, in the event that the managing underwriter(s) of such Shelf Offering advise such holders in writing that it is their good faith opinion the total number or dollar amount of securities proposed to be sold exceeds the total number or dollar amount of such securities that can be sold without having an adverse effect on the price, timing or distribution of the Registrable Securities to be included, then the managing underwriter(s) may limit the number of Registrable Securities which would otherwise be included in such Shelf Offering in the same manner as described in Section 3(c) with respect to a limitation of shares to be included in a registration;
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provided, however, that each Shelf Offering that is an underwritten offering initiated by a Shareholder shall be deemed to be a demand subject to the provisions of Section 3(b) (subject to Section 3(e)), and shall decrease by one the number of Demand Notices the Shareholders are entitled to pursuant to Section 3(f)(i) and 3(f)(ii), as applicable.
Section 5.                          Restrictions on Public Sale by Holders of Registrable Securities.
(a)            If any registration pursuant to Section 3 or Section 4 of this Agreement shall be in connection with any: (i) Marketed Offering (including with respect to a Shelf Offering pursuant to Sections 3(a) or 4(c) hereof), the Company will cause each of its executive officers and directors to sign a customary “lock-up” agreement containing provisions consistent with those contemplated pursuant to Section 5(b); and (ii) underwritten offering (including with respect to a Shelf Offering pursuant to Sections 3(a) or 4(c) hereof), the Company will also not effect any public sale or distribution of any common equity (or securities convertible into or exchangeable or exercisable for common equity) (other than a registration statement (A) on Form S-4, Form S-8 or any successor forms thereto or (B) filed solely in connection with an exchange offer or any employee benefit or dividend reinvestment plan) for its own account, within ninety (90) days after the date of the Prospectus (or Prospectus supplement if the offering is made pursuant to a shelf Registration Statement) for such offering except as may otherwise be agreed with the holders of the Registrable Securities in such offering.
(b)            Each holder of Registrable Securities agrees with all other holders of Registrable Securities and the Company in connection with any underwritten offering made pursuant to a Registration Statement filed pursuant to Section 3 or Section 4, as applicable, that if requested in writing by the managing underwriter or underwriters in such offering, it will not (i) subject to customary exceptions, effect any public sale or distribution of any of the Company’s securities (except as part of such underwritten offering), including a sale pursuant to Rule 144 or any swap or other economic arrangement that transfers to another Person any of the economic consequences of owning Common Shares, or (ii) give any Demand Notice during the period commencing on the date of the Prospectus pursuant to which such underwritten offering may be made and continuing for not more than ninety (90) days after the date of such Prospectus (or Prospectus supplement if the offering is made pursuant to a shelf Registration Statement).  In connection with any underwritten offering made pursuant to a Registration Statement filed pursuant to Section 3 or Section 4, the Company, or, if Shareholders will be selling more Registrable Securities in the offering than the Company, Shareholders holding a majority of the Registrable Securities shall be responsible for negotiating all “lock-up” agreements with the underwriters and, in addition to the foregoing provisions of this Section 5, the Shareholders agree to execute the form so negotiated; provided that the form so negotiated is reasonably acceptable to the Company or the Shareholders, as applicable, and consistent with the agreement set forth in this Section 5 and that the Company’s executive officers and directors shall also have executed a form of agreement substantially similar to the agreement so negotiated, subject to customary exceptions applicable to natural persons.
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Section 6.                          Registration Procedures.  If and whenever the Company is required to effect the registration of any Registrable Securities under the Securities Act as provided in Section 3 or Section 4, the Company shall use its reasonable best efforts to effect such registration to permit the sale of such Registrable Securities in accordance with the intended method or methods of disposition thereof, and pursuant thereto the Company shall cooperate in the sale of the securities and shall use its reasonable best efforts, as promptly as practicable to the extent applicable, to:
(a)            prepare and file with the SEC a Registration Statement or Registration Statements on such form as shall be available for the sale of the Registrable Securities by the holders thereof or by the Company in accordance with the intended method or methods of distribution thereof and in accordance with this Agreement, and use its reasonable best efforts to cause such Registration Statement to become effective and to remain effective as provided herein; provided, however, that before filing a Registration Statement or Prospectus or any amendments or supplements thereto (including documents that would be incorporated or deemed to be incorporated therein by reference), the Company shall furnish or otherwise make available to the holders of the Registrable Securities covered by such Registration Statement, their counsel and the managing underwriters, if any, copies of all such documents proposed to be filed, which documents will be subject to the reasonable review and comment of such counsel, and such other documents reasonably requested by such counsel, including any comment letter from the SEC, and, if requested by such counsel, provide such counsel reasonable opportunity to participate in the preparation of such Registration Statement and each Prospectus included therein and such other opportunities to conduct a reasonable investigation within the meaning of the Securities Act, including reasonable access to the Company’s books and records, officers, accountants and other advisors.  The Company shall not file any such Registration Statement or Prospectus or any amendments or supplements thereto (including such documents that, upon filing, would be incorporated or deemed to be incorporated by reference therein) with respect to a Demand Registration to which the holders of a majority of the Registrable Securities covered by such Registration Statement, their counsel, or the managing underwriters, if any, shall reasonably object, in writing, on a timely basis, unless, in the opinion of the Company’s counsel, such filing is necessary to comply with applicable law;
(b)            prepare and file with the SEC such amendments and post-effective amendments to each Registration Statement as may be necessary to keep such Registration Statement continuously effective during the period provided herein and comply in all material respects with the provisions of the Securities Act with respect to the disposition of all securities covered by such Registration Statement; and cause the related Prospectus to be supplemented by any Prospectus supplement as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of the securities covered by such Registration Statement, and as so supplemented to be filed pursuant to Rule 424 (or any similar provisions then in force) under the Securities Act;
(c)            notify each selling holder of Registrable Securities, its counsel and the managing underwriters, if any, promptly, and (if requested by any such Person) confirm such notice in writing, (i) when a Prospectus or any Prospectus supplement or post-effective amendment has been filed, and, with respect to a Registration Statement or any post-effective amendment, when the same has become effective (if such Registration Statement is not an Automatic Shelf Registration Statement), (ii) of any request by the SEC or any other federal or state governmental authority for amendments or supplements to a Registration Statement or related Prospectus or for additional information, (iii) of the issuance by the SEC of any stop order suspending the effectiveness of a Registration Statement or the initiation of any proceedings for that purpose, (iv) if at any time the Company has reason to believe that the representations and warranties of the Company contained in any agreement (including any underwriting agreement) contemplated by Section 6(n) below cease to be true and correct, (v) of the receipt by the Company of any notification with respect to the suspension of the qualification or exemption from qualification of any of the Registrable Securities for sale in any jurisdiction, or the initiation or threatening of any proceeding for such purpose, and (vi) if the Company has knowledge of the happening of any event that makes any statement made in such Registration Statement or related Prospectus or any document incorporated or deemed to be incorporated therein by reference untrue in any material respect or that requires the making of any changes in such Registration Statement, Prospectus or documents so that, in the case of the Registration Statement, it will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, not misleading, and that in the case of the Prospectus, it will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading (which notice shall notify the selling Shareholders only of the occurrence of such an event and shall provide no additional information regarding such event to the extent such information would constitute material non-public information);
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(d)            prevent the issuance or obtain the withdrawal of any order suspending the effectiveness of a Registration Statement, or the lifting of any suspension of the qualification (or exemption from qualification) of any of the Registrable Securities for sale in any jurisdiction at the earliest date reasonably practicable;
(e)            if requested by the managing underwriters, if any, or the holders of a majority of the then issued and outstanding Registrable Securities being sold in connection with an underwritten offering, promptly include in a Prospectus supplement or post-effective amendment to the applicable Registration Statement such information as the managing underwriters, if any, and such holders may reasonably request in order to permit the intended method of distribution of such securities and make all required filings of such Prospectus supplement or such post-effective amendment as soon as practicable after the Company has received such request; provided, however, that the Company shall not be required to take any actions under this Section 6(e) that are not, in the opinion of counsel for the Company, in compliance with applicable law;
(f)            furnish or make available to each selling holder of Registrable Securities, its counsel and each managing underwriter, if any, without charge, at least one conformed copy of the Registration Statement, the Prospectus and Prospectus supplements, if applicable, and each post-effective amendment thereto, including financial statements (but excluding schedules, all documents incorporated or deemed to be incorporated therein by reference, and all exhibits, unless requested in writing by such holder, counsel or underwriter); provided that the Company may furnish or make available any such documents in electronic format;
(g)           deliver to each selling holder of Registrable Securities, its counsel, and the underwriters, if any, without charge, as many copies of the Prospectus or Prospectuses (including each form of Prospectus) and each amendment or supplement thereto as such Persons may reasonably request from time to time in connection with the distribution of the Registrable Securities; provided that the Company may furnish or make available any such documents in electronic format (other than, in the case of a Marketed Offering, upon the request of the managing underwriters thereof for printed copies of any such Prospectus or Prospectuses); and the Company, subject to the last paragraph of this Section 6, hereby consents to the use of such Prospectus and each amendment or supplement thereto by each of the selling holders of Registrable Securities and the underwriters, if any, in connection with the offering and sale of the Registrable Securities covered by such Prospectus and any such amendment or supplement thereto;
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(h)            prior to any Public Offering of Registrable Securities, register or qualify or cooperate with the selling holders of Registrable Securities, the underwriters, if any, and their respective counsel in connection with the registration or qualification (or exemption from such registration or qualification) of such Registrable Securities for offer and sale under the securities or “blue sky” laws of such jurisdictions within the United States as any seller or underwriter reasonably requests in writing and to keep each such registration or qualification (or exemption therefrom) effective during the period such Registration Statement is required to be kept effective pursuant to this Agreement and to take any other action that may be necessary or advisable to enable such holders of Registrable Securities to consummate the disposition of such Registrable Securities in such jurisdiction; provided, however, that the Company will not be required to (i) qualify generally to do business in any jurisdiction where would not otherwise be required to qualify but for this Agreement or (ii) take any action that would subject it to taxation or general service of process in any such jurisdiction where it would not otherwise be subject but for this Agreement;
(i)             cooperate with, and direct the Company’s transfer agent to cooperate with, the selling holders of Registrable Securities and the managing underwriters, if any, to facilitate the timely settlement of any offering or sale of Registrable Securities, including the preparation and delivery of certificates (not bearing any legends) or book-entry (not bearing stop transfer instructions) representing Registrable Securities to be sold after receiving written representations from each holder of such Registrable Securities that the Registrable Securities represented by the certificates so delivered by such holder will be transferred in accordance with the Registration Statement and, in connection therewith, if reasonably required by the Company’s transfer agent, the Company shall promptly after the effectiveness of the Registration Statement cause an opinion of counsel as to the effectiveness of any Registration Statement to be delivered to and maintained with its transfer agent, together with any other authorizations, certificates and directions required by the transfer agent which authorize and direct the transfer agent to issue such Registrable Securities without restriction upon sale by the holder of such shares of Registrable Securities under the Registration Statement;
(j)             upon the occurrence of, and the Company’s receipt of knowledge of, any event contemplated by Section 6(c)(vi) above, prepare a supplement or post-effective amendment to the Registration Statement or a supplement to the related Prospectus (then in effect) or any document incorporated or deemed to be incorporated therein by reference, or file any other required document so that, as thereafter delivered to the purchasers of the Registrable Securities being sold thereunder, such that the Registration Statement will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, not misleading, and the Prospectus will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading;
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(k)            prior to the effective date of the Registration Statement relating to the Registrable Securities, provide a CUSIP number for the Registrable Securities;
(l)             provide and cause to be maintained a transfer agent and registrar for all Registrable Securities covered by such Registration Statement from and after a date not later than the effective date of such Registration Statement;
(m)           cause all shares of Registrable Securities covered by such Registration Statement to be listed on a national securities exchange if shares of the particular class of Registrable Securities are at that time listed on such exchange, as the case may be, prior to the effectiveness of such Registration Statement;
(n)            enter into such agreements (including underwriting agreements in form, scope and substance as is customary in underwritten offerings and such other documents reasonably required under the terms of such underwriting agreements, including customary legal opinions and auditor “comfort” letters) and take all such other actions reasonably requested by the holders of a majority of the Registrable Securities being sold in connection therewith (including those reasonably requested by the managing underwriters, if any) to expedite or facilitate the disposition of such Registrable Securities;
(o)            in connection with a customary due diligence review, make available for inspection by a representative of the selling holders of Registrable Securities, any underwriter participating in any such disposition of Registrable Securities, if any, and any counsel or accountants retained by such selling holders or underwriter (collectively, the “Offering Persons”), at the offices where normally kept, during reasonable business hours, all financial and other records, pertinent corporate documents and properties of the Company and its subsidiaries, and cause the officers, directors and employees of the Company and its subsidiaries to supply all information and participate in customary due diligence sessions in each case reasonably requested by any such representative, underwriter, counsel or accountant in connection with such Registration Statement; provided, however, that any information that is not generally publicly available at the time of delivery of such information shall be kept confidential by such Offering Persons except (i) where disclosure of such information is requested or legally compelled (in either case pursuant to the terms of a valid and effective subpoena or order issued by a court of competent jurisdiction or a federal, state or local governmental or regulatory body or pursuant to a civil investigative demand or similar judicial process), (ii) where such information is or becomes generally known to the public other than as a result of a non-permitted disclosure or failure to safeguard by such Offering Persons in violation of this Agreement, (iii) where such information (A) was known to such Offering Persons on a nonconfidential basis (prior to its disclosure by the Company) from a source other than the Company that, after reasonable inquiry, is entitled to disclose such information and is not bound by any contractual, legal or fiduciary obligation of confidentiality to the Company with respect to such information, (B) was in the possession of the Offering Persons on a nonconfidential basis prior to its disclosure to the Offering Persons by the Company or (C) is subsequently developed by the Offering Persons without using all or any portion of such information or violating any of the obligations of such Persons under this Agreement or (iv) for disclosure in connection with any suit, arbitration, claim or litigation involving this Agreement or against any Offering Person under federal, state or other securities laws in connection with the offer and sale of any Registrable Securities.  In the case of a proposed disclosure pursuant to (i) (or, unless such Person and the Company are adversaries in such suit, arbitration, claim or litigation, (iv)) above, such Person shall be required to give the Company written notice of the proposed disclosure prior to such disclosure and to cooperate with the Company, at the Company’s cost, in any effort the Company undertakes to obtain a protective order or other remedy.  In the event that such protective order or other remedy is not obtained, or that the Company waives compliance with this provision, the Offering Persons will furnish only that portion of such information that the Offering Persons are advised by legal counsel is legally required and will exercise their reasonable best efforts to obtain an order or other reliable assurance that confidential treatment will be accorded such information;
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(p)            cooperate with each seller of Registrable Securities and each underwriter or agent participating in the disposition of such Registrable Securities and their respective counsel in connection with any filings required to be made with FINRA, including the use of reasonable best efforts to obtain FINRA’s pre-clearance or pre-approval of the Registration Statement and applicable Prospectus upon filing with the SEC; and
(q)            cause its officers and employees to use their respective reasonable best efforts to support the reasonable marketing of the Registrable Securities covered by the Registration Statement (including, without limitation, participation in, and preparation of materials for, any “road show”) in a Marketed Offering.
Each holder of Registrable Securities as to which any registration is being effected shall furnish to the Company in writing such information required in connection with such registration regarding such seller and the distribution of such Registrable Securities as the Company may, from time to time, reasonably request in writing as a condition for any Registrable Securities to be included in the applicable registration hereunder.  For the avoidance of doubt, failure of any holder of Registrable Securities to furnish the Company with such information as requested by the Company pursuant to the preceding sentence shall relieve the Company of any obligation hereunder to include the applicable Registrable Securities of such holder in the Registration Statement with respect to which such information was requested.
Each holder of Registrable Securities agrees if such holder has Registrable Securities covered by such Registration Statement that, upon receipt of any written notice from the Company of the happening of any event of the kind described in Section 6(c)(ii), (iii), (iv) or (v), such holder will forthwith discontinue disposition of such Registrable Securities pursuant to such Registration Statement or Prospectus until such holder’s receipt of the copies of the supplemented or amended Prospectus contemplated by Section 6(j), or until it is advised in writing by the Company that the use of the applicable Prospectus may be resumed, and has received copies of any additional or supplemental filings that are incorporated or deemed to be incorporated by reference in such Prospectus; provided, however, that the time periods under Section 3 with respect to the length of time that the effectiveness of a Registration Statement must be maintained shall automatically be extended by the amount of time the holder is required to discontinue disposition of such securities.
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Section 7.                          Registration Expenses.  All fees and expenses incurred by the Company and incident to the performance of or compliance with this Agreement by the Company (including without limitation (i) all registration and filing fees (including fees and expenses with respect to (A) all SEC, stock exchange or trading system and FINRA registration, listing, filing and qualification and any other fees associated with such filings, including with respect to counsel for the underwriters and any qualified independent underwriter in connection with FINRA qualifications, (B) rating agencies and (C) compliance with securities or “blue sky” laws, including any reasonable fees and disbursements of counsel for the underwriters in connection with “blue sky” qualifications of the Registrable Securities pursuant to Section 6(h)), (ii) fees and expenses of the financial printer, (iii) messenger, telephone and delivery expenses of the Company, (iv) fees and disbursements of counsel for the Company, (v) fees and disbursements of all independent certified public accountants, including the expenses of any special audits and/or “comfort letters” required by or incident to such performance and compliance) and all reasonable fees and expenses of one counsel (together with any appropriate local counsel(s)) retained by the holders of Registrable Securities, shall be borne by the Company, whether or not any Registration Statement is filed or becomes effective.  All underwriters’ discounts and selling commissions, in each case related to Registrable Securities registered in accordance with this Agreement, shall be borne by the holders of Registrable Securities included in such registration pro rata among each other on the basis of the number of Registrable Securities so registered.  In addition, the Company shall be responsible for all of its internal expenses incurred in connection with the consummation of the transactions contemplated by this Agreement (including, without limitation, all salaries and expenses of its officers and employees performing legal or accounting duties), the expense of any annual audit and the fees and expenses incurred in connection with the listing of the Registrable Securities on any securities exchange as required hereunder.
Section 8.                          Indemnification.
(a)            Indemnification by the Company.  The Company shall, without limitation as to time, indemnify and hold harmless, to the fullest extent permitted by law, each holder of Registrable Securities whose Registrable Securities are covered by a Registration Statement or Prospectus, its officers, directors, partners and managing members and each Person who controls each such holder (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act), from and against any and all reasonably foreseeable losses, claims, damages, liabilities, costs (including costs of preparation and reasonable attorneys’ fees and any legal or other fees or expenses actually incurred by such party in connection with any investigation or Proceeding), expenses, judgments, fines, penalties, charges and amounts paid in settlement (collectively, “Losses”), as incurred, in each case arising out of or based upon any untrue statement (or alleged untrue statement) of a material fact contained in any Registration Statement, Prospectus, offering circular, any amendments or supplements thereto, “issuer free writing prospectus” (as such term is defined in Rule 433 under the Securities Act) or other document (including any related Registration Statement, notification, or the like or any materials prepared by or on behalf of the Company as part of any “road show” (as defined in Rule 433(h) under the Securities Act)) incident to any such registration, qualification, or compliance, or based on any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, or any violation by the Company of the Securities Act, the Exchange Act, any state securities law, or any rule or regulation thereunder applicable to the Company and (without limitation of the preceding portions of this Section 8(a)) will reimburse each such holder, each of its officers, directors, partners and managing members and each Person who controls each such holder, for any reasonable and documented out-of-pocket legal and any other expenses actually incurred in connection with investigating and defending or, subject to the last sentence of this Section 8(a), settling any such Loss or action; provided that the Company will not be liable in any such case to the extent that any such Loss arises out of or is based on any untrue statement or omission by such holder, but only if such untrue statement (or alleged untrue statement) or omission (or alleged omission) is made in such Registration Statement, Prospectus, offering circular, or other document in reliance upon and in conformity with written information regarding such holder of Registrable Securities furnished to the Company by such holder of Registrable Securities or its authorized representatives expressly for inclusion therein.  It is agreed that the indemnity agreement contained in this Section 8(a) shall not apply to amounts paid in settlement of any such Loss or action if such settlement is effected without the prior written consent of the Company (which consent shall not be unreasonably withheld).
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(b)            Indemnification by Holder of Registrable Securities.  In connection with any Registration Statement in which a holder of Registrable Securities is participating, each such holder of Registrable Securities shall indemnify, to the fullest extent permitted by law, severally and not jointly with any other holders of Registrable Securities, the Company, its officers, directors and managing members and each Person who controls the Company (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act) against all Losses arising out of or based on any untrue statement of a material fact contained in such Registration Statement, Prospectus, offering circular, any amendments or supplements thereto, “issuer free writing prospectus” (as such term is defined in Rule 433 under the Securities Act) or other document, or any omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and to reimburse the Company or such officers, directors, managing members and control persons for any reasonable and documented out-of-pocket legal or any other expenses actually incurred in connection with investigating or defending any such Loss or action, subject to the immediately following proviso, settling any such Loss or action, in each case to the extent, but only to the extent, that such untrue statement or omission is made in such Registration Statement, Prospectus, offering circular, any amendments or supplements thereto, “issuer free writing prospectus” (as such term is defined in Rule 433 under the Securities Act) or other document in reliance upon and in conformity with written information regarding such holder of Registrable Securities furnished to the Company by such holder of Registrable Securities or its authorized representatives expressly for inclusion therein; provided, however, that the foregoing obligations shall not apply to amounts paid in settlement of any such Losses (or actions in respect thereof) if such settlement is effected without the consent of such holder (which consent shall not be unreasonably withheld); and provided, further, that the liability of such holder of Registrable Securities shall be limited to the net proceeds received by such selling holder from the sale of Registrable Securities covered by such Registration Statement.
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(c)            Conduct of Indemnification Proceedings.  If any Person shall be entitled to indemnification hereunder (each, an “Indemnified Party”), such Indemnified Party shall give prompt notice to the party from which such indemnity is sought (each, an “Indemnifying Party”) of any claim or of the commencement of any Proceeding with respect to which such Indemnified Party seeks indemnification or contribution pursuant hereto; provided, however, that the delay or failure to so notify the Indemnifying Party shall not relieve the Indemnifying Party from any obligation or liability except to the extent that the Indemnifying Party has been materially prejudiced by such delay or failure.  The Indemnifying Party shall have the right, exercisable by giving written notice to an Indemnified Party promptly after the receipt of written notice from such Indemnified Party of such claim or Proceeding, to, unless in the Indemnified Party’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist in respect of such claim, assume, at the Indemnifying Party’s expense, the defense of any such claim or Proceeding, with counsel reasonably satisfactory to such Indemnified Party; provided, however, that an Indemnified Party shall have the right to employ separate counsel in any such claim or Proceeding and to participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of such Indemnified Party unless: (i) the Indemnifying Party agrees to pay such fees and expenses; or (ii) the Indemnifying Party fails promptly to assume, or in the event of a conflict of interest cannot assume, the defense of such claim or Proceeding or fails to employ counsel reasonably satisfactory to such Indemnified Party in any such Proceeding, in which case the Indemnified Party shall have the right to employ separate counsel and to assume the defense of such claim or proceeding at the Indemnifying Party’s expense; provided, further, however, that the Indemnifying Party shall not, in connection with any one such claim or Proceeding or separate but substantially similar or related claims or Proceedings in the same jurisdiction, arising out of the same general allegations or circumstances, be liable for the fees and expenses of more than one firm of attorneys (together with appropriate local counsel) at any time for all of the Indemnified Parties.  Whether or not such defense is assumed by the Indemnifying Party, such Indemnifying Party will not be subject to any liability for any settlement made without its consent (but such consent will not be unreasonably withheld).  The Indemnifying Party shall not consent to entry of any judgment or enter into any settlement that does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release, in form and substance reasonably satisfactory to the Indemnified Party, from all liability in respect of such claim or litigation for which such Indemnified Party would be entitled to indemnification hereunder.  All fees and expenses of the Indemnified Party (including reasonable fees and expenses to the extent incurred in connection with investigating or preparing to defend such proceeding in a manner not inconsistent with this Section 8) shall be paid to the Indemnified Party, as incurred, promptly upon receipt of written notice thereof to the Indemnifying Party (regardless of whether it is ultimately determined that an Indemnified Party is not entitled to indemnification hereunder; provided that the Indemnifying Party may require such Indemnified Party to undertake to reimburse all such fees and expenses to the extent it is finally judicially determined that such Indemnified Party is not entitled to indemnification under this Section 8).
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(d)            Contribution.  If the indemnification provided for in this Section 8 is unavailable to an Indemnified Party in respect of any Losses (other than in accordance with its terms), then each applicable Indemnifying Party, in lieu of indemnifying such Indemnified Party, shall contribute to the amount paid or payable by such Indemnified Party as a result of such Losses, in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party, on the one hand, and such Indemnified Party, on the other hand, in connection with the actions, statements or omissions that resulted in such Losses as well as any other relevant equitable considerations.  The relative fault of such Indemnifying Party, on the one hand, and Indemnified Party, on the other hand, shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, has been made (or omitted) by, or relates to information supplied by, such Indemnifying Party or Indemnified Party, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent any such action, statement or omission.
The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 8(d) were determined by pro rata allocation or by any other method of allocation that does not take account of the equitable considerations referred to in the immediately preceding paragraph.  Notwithstanding the provisions of this Section 8(d), an Indemnifying Party that is a selling holder of Registrable Securities shall not be required to contribute any amount in excess of the amount by which the total net proceeds received by such holder from the sale of the Registrable Securities giving rise to such contribution obligation and sold by such holder exceeds the amount of any damages that such holder has otherwise been required to pay by reason of the applicable action, statement or omission.  No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation.  The obligations of the holders of Registrable Securities to contribute pursuant to this Section are several and not joint.
(e)            Notwithstanding the foregoing, to the extent that the provisions on indemnification and contribution contained in the underwriting agreement entered into in connection with the underwritten offering are in conflict with the foregoing provisions, the provisions in the underwriting agreement shall control.
Section 9.                          Rule 144.  The Company shall use reasonable best efforts to: (i) file the reports required to be filed by it under the Securities Act and the Exchange Act in a timely manner, to the extent required from time to time to enable all holders to sell Registrable Securities without registration under the Securities Act within the limitations of the exemption provided by Rule 144; and (ii) so long as any Registrable Securities are issued and outstanding, furnish holders thereof upon request (A) a written statement by the Company as to its compliance with the reporting requirements of Rule 144 under the Securities Act, and of the Exchange Act and (B) a copy of the most recent annual or quarterly report of the Company (except to the extent the same is available on EDGAR).
Section 10.                       Underwritten Registrations.  In connection with any underwritten offering, the investment banker or investment bankers and managers shall be selected by the Shareholders holding the majority of Registrable Securities included in any Demand Registration, including any Shelf Offering, initiated by such Shareholders, subject to the reasonable satisfaction of the Company.
Section 11.                       Miscellaneous.
(a)            Amendments and Waivers.  The provisions of this Agreement, including the provisions of this sentence, may not be amended, modified or supplemented, and waivers or consents to departures from the provisions hereof may not be given without the written consent of the Shareholders holding a majority of the Registrable Securities.  Notwithstanding the foregoing, a waiver or consent to depart from the provisions hereof with respect to a matter that relates exclusively to the rights of holders of Registrable Securities whose securities are being sold pursuant to a Registration Statement and that does not directly or indirectly affect the rights of other holders of Registrable Securities may be given by holders of at least a majority of the Registrable Securities being sold by such holders pursuant to such Registration Statement.
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(b)            Notices.  All notices required to be given hereunder shall be in writing and shall be deemed to be duly given if personally delivered, telecopied and confirmed, emailed and confirmed or mailed by certified mail, return receipt requested, or overnight delivery service with proof of receipt maintained, at the following address (or any other address that any such party may designate by written notice to the other parties): if to the Company, to the address of its principal executive offices; if to any Shareholder, at such Shareholder’s address as set forth on the records of the Company or such other address as such Shareholder notifies the Company in writing.  Any such notice shall, if delivered personally, be deemed received upon delivery; shall, if delivered by telecopy or email, be deemed received on the first business day following confirmation; shall, if delivered by overnight delivery service, be deemed received the first business day after being sent; and shall, if delivered by mail, be deemed received upon the earlier of actual receipt thereof or five (5) business days after the date of deposit in the United States mail.
(c)            Successors and Assigns; Shareholder Status.  This Agreement shall inure to the benefit of and be binding upon the successors and permitted assigns of each of the parties, including subsequent holders of Registrable Securities acquired, directly or indirectly, from the Shareholders in compliance with any restrictions on transfer or assignment; provided, however, that (x) the Company may not assign this Agreement (in whole or in part) without the prior written consent of the holders of a majority of the Registrable Securities and (y) such successor or assign shall not be entitled to such rights unless the successor or assign shall have executed and delivered to the Company an Addendum Agreement substantially in the form of Exhibit A hereto promptly following the acquisition of such Registrable Securities.
(d)            Counterparts.  This Agreement may be executed in two or more counterparts and delivered by facsimile, pdf or other electronic transmission with the same effect as if all signatory parties had signed and delivered the same original document, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
(e)            Headings; Construction.  The section and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  Unless the context requires otherwise: (i) pronouns in the masculine, feminine and neuter genders shall be construed to include any other gender, and words in the singular form shall be construed to include the plural and vice versa; (ii) the term “including” shall be construed to be expansive rather than limiting in nature and to mean “including, without limitation,”; (iii) references to sections and paragraphs refer to sections and paragraphs of this Agreement; (iv) the words “this Agreement,” “herein,” “hereof,” “hereby,” “hereunder” and words of similar import refer to this Agreement as a whole, including Exhibit A hereto, and not to any particular subdivision unless expressly so limited; (v) unless otherwise specified, the term “days” shall mean calendar days; (vi) a “percentage” (or a “majority”) of the Registrable Securities (or, where applicable, any class of securities) shall be determined based on the number of shares of such securities; and (vii) unless otherwise provided, the currency for all dollar figures included in this Agreement shall be the US Dollar.
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(f)            Governing Law. This Agreement (and any claim or controversy arising out of or relating to this Agreement) shall be governed by and construed in accordance with, the laws of the State of New York.
(g)            Severability.  If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, illegal, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions set forth herein shall remain in full force and effect and shall in no way be affected, impaired or invalidated, and the parties hereto shall use their reasonable best efforts to find and employ an alternative means to achieve the same or substantially the same result as that contemplated by such term, provision, covenant or restriction.  It is hereby stipulated and declared to be the intention of the parties that they would have executed the remaining terms, provisions, covenants and restrictions without including any of such that may be hereafter declared invalid, illegal, void or unenforceable.
(h)            Entire Agreement.  This Agreement, that certain Confidentiality Agreement, dated as of July 3, 2016, by and between the Company and Leonard Green & Partners, L.P., that certain Shareholders’ Agreement, dated as of the date hereof, by and between the Company and the Purchaser (the “Shareholders’ Agreement”) and the Investment Agreement are intended by the parties as a final expression of their agreement, and are intended to be a complete and exclusive statement of the agreement and understanding of the parties hereto in respect of the subject matter contained herein and therein.  There are no restrictions, promises, warranties or undertakings, other than those set forth or referred to herein and therein, with respect to the registration rights granted by the Company with respect to Registrable Securities.  This Agreement, together with the Investment Agreement and the Shareholders’ Agreement, supersedes all prior agreements and understandings between the parties with respect to such subject matter.  Notwithstanding the foregoing, this Agreement shall not supersede the transfer restrictions in the Shareholders’ Agreement.
(i)            Securities Held by the Company or its Subsidiaries.  Whenever the consent or approval of holders of a specified percentage of Registrable Securities is required hereunder, Registrable Securities held by the Company or its subsidiaries shall not be counted in determining whether such consent or approval was given by the holders of such required percentage.
(j)            Specific Performance; Further Assurances.  The parties hereto recognize and agree that money damages may be insufficient to compensate the holders of any Registrable Securities for breaches by the Company of the terms hereof and, consequently, that the equitable remedy of specific performance of the terms hereof will be available in the event of any such breach.  The parties hereto agree that in the event the registrations and sales of Registrable Securities are effected pursuant to the laws of any jurisdiction outside of the United States, such parties shall use their respective reasonable best efforts to give effect as closely as possible to the rights and obligations set forth in this Agreement, taking into account customary practices of such foreign jurisdiction, including executing such documents and taking such further actions as may be reasonably necessary in order to carry out the foregoing.
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(k)            Term; Other Agreements.  This Agreement shall terminate with respect to a Shareholder on the date on which such Shareholder ceases to hold Registrable Securities; provided that such Shareholder’s rights and obligations pursuant to Section 8, as well as the Company’s obligations to pay expenses pursuant to Section 7, shall survive with respect to any Registration Statement in which any Registrable Securities of such Shareholders were included.  From and after the date of this Agreement, the Company shall not, without the consent of the Shareholders holding a majority of the Registrable Securities, enter into any agreement with any Person, including any holder or prospective holder of any securities of the Company, giving any registration rights (i) the terms of which are more favorable than, senior to or conflict with, the registration rights granted to the Shareholders hereunder or (ii) permitting such Person to exercise a demand registration right during the period expiring on the second anniversary of the date hereof; provided that the Company may enter into an agreement granting such rights if such agreement provides the Shareholders with piggyback rights consistent with those granted to the Shareholders pursuant to Section 4, and, if such agreement contains any underwriter cutbacks consistent with Section 4(b), then the Shareholders shall participate with such other holders on a pro rata basis; and provided, further, that the Company may enter into an agreement granting such demand rights in connection with the issuance of securities of the Company pursuant to (i) a bona fide material acquisition, disposition or other similar transaction involving the Company or any of its Subsidiaries, (ii) an exchange of indebtedness of the Company into equity and (iii) a proposed resale of convertible securities of the Company by any holder thereof, in each case, to the extent that the entering into of such an agreement is customary in a transaction of the type contemplated.
(l)             Consent to Jurisdiction; Waiver of Jury Trial.  The parties hereto hereby irrevocably and unconditionally consent to submit to the exclusive jurisdiction of the courts of the State of New York located in New York County and the federal courts of the United States of America located in New York County, and the appropriate appellate courts therefrom for any actions, suits or proceedings arising out of or relating to this Agreement and the transactions contemplated hereby.  The parties hereto hereby irrevocably and unconditionally consent to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such action, suit or proceeding and irrevocably waive, to the fullest extent permitted by law, any objection that they may now or hereafter have to the laying of the venue of any such action, suit or proceeding in any such court or that any such action, suit or proceeding which is brought in any such court has been brought in an inconvenient forum.  Process in any such action, suit or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court.
Each of the parties hereto hereby consents to process being served by any party to this Agreement in any suit, action, or proceeding of the nature specified in the paragraph above by the mailing of a copy thereof in the manner specified by the provisions of Section 11(b).
EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT.
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IN WITNESS WHEREOF, the parties hereto have caused this Registration Rights Agreement to be duly executed as of the date first above written.
SIGNET JEWELERS LIMITED

By:
Name:
Title:

GREEN EQUITY INVESTORS VI, L.P.

By: GEI Capital VI, LLC, its General Partner

By:
Name:
Title:

GREEN EQUITY INVESTORS SIDE VI, L.P.

By: GEI Capital VI, LLC, its General Partner

By:
Name:
Title:

EXHIBIT A
ADDENDUM AGREEMENT
This Addendum Agreement is made this [●] day of [●], 20[●], by [●], a [●] (the “New Shareholder”), pursuant to a Registration Rights Agreement dated as of [●], 2016 (the “Agreement”), by and among Signet Jewelers Limited (the “Company”), Green Equity Investors VI, L.P., a Delaware limited partnership, and Green Equity Investors Side VI, L.P., a Delaware limited partnership.  Capitalized terms used herein but not otherwise defined herein shall have the meanings ascribed to them in the Agreement.
W I T N E S S E T H:
WHEREAS, the Company has agreed to provide registration rights with respect to the Registrable Securities as set forth in the Agreement; and
WHEREAS, the New Shareholder has acquired Registrable Securities directly or indirectly from a Shareholder; and
WHEREAS, the Company and the Shareholders have required in the Agreement that all Persons desiring registration rights pursuant to the Agreement must enter into an Addendum Agreement binding the New Shareholder to the Agreement to the same extent as if it were an original party thereto;
NOW, THEREFORE, in consideration of the mutual promises of the parties, the New Shareholder acknowledges that it has received and read the Agreement and that the New Shareholder shall be bound by, and shall have the benefit of, all of the terms and conditions set out in the Agreement to the same extent as if it were an original party to the Agreement (or as otherwise provided therein) and shall be deemed to be a Shareholder thereunder.
New Shareholder
___________________________
Name:
 Title:
Address:

______________________________________

______________________________________

______________________________________

SCHEDULE C
Shareholders’ Agreement
[See Attached]

 SHAREHOLDERS’ AGREEMENT

by and among

SIGNET JEWELERS LIMITED,

GREEN EQUITY INVESTORS VI, L.P.

and

GREEN EQUITY INVESTORS SIDE VI, L.P.

Dated as of [●], 2016

TABLE OF CONTENTS
Page

Article I	GOVERNANCE	1

1.1	Board of Directors	1
1.2	Voting	4

Article II	OTHER COVENANTS	4

2.1	Preemptive Rights	4
2.2	Information Rights	6
2.3	Standstill	7
2.4	Transfer Restrictions	8

Article III	REPRESENTATIONS AND WARRANTIES	10

3.1	Representations and Warranties of the Shareholders	10
3.2	Representations and Warranties of the Company	10

Article IV	DEFINITIONS	11

4.1	Defined Terms	11
4.2	Terms Generally	15

Article V	MISCELLANEOUS	15

5.1	Term	15
5.2	Amendments and Waivers	15
5.3	Successors and Assigns	16
5.4	Confidentiality	16
5.5	Severability	17
5.6	Counterparts	17
5.7	Entire Agreement	17
5.8	Governing Law; Jurisdiction	17
5.9	WAIVER OF JURY TRIAL	17
5.10	Specific Performance	17
5.11	No Third-Party Beneficiaries	18
5.12	Notices	18
5.13	Corporate Opportunities	19

i

SHAREHOLDERS’ AGREEMENT, dated as of [●], 2016 (as may be amended from time to time, this “Agreement”), by and among Signet Jewelers Limited, a Bermuda exempted company (the “Company”), and each of Green Equity Investors VI, L.P., a Delaware limited partnership (“Fund VI”), and Green Equity Investors Side VI, L.P., a Delaware limited partnership (“Fund Side VI” and, together with Fund VI, the “Initial Shareholder”).  The obligations of the Initial Shareholder set forth in this Agreement shall be several and not joint among Fund VI and Fund Side VI and apportioned in percentages of 62.6567% and 37.3433%, respectively.
W I T N E S S E T H:
WHEREAS, the Company and the Initial Shareholder have entered into an Investment Agreement, dated as of August 24, 2016 (as may be amended from time to time, the “Investment Agreement”), pursuant to which, among other things, the Company is issuing to the Initial Shareholder Series A Convertible Preference Shares (the “Convertible Preference Shares”);
WHEREAS, simultaneously with the execution and delivery of this Agreement by the parties hereto, the Company and the Initial Shareholder have entered into a Registration Rights Agreement, dated as of [●], 2016 (as may be amended from time to time, the “Registration Rights Agreement”), pursuant to which, among other things, the Company grants the Initial Shareholder certain registration and other rights with respect to the Convertible Preference Shares and Common Shares; and
WHEREAS, each of the parties hereto wishes to set forth in this Agreement certain terms and conditions regarding the Initial Shareholder’s ownership of the Securities.
NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties agree as follows:
ARTICLE I

 GOVERNANCE
1.1                 Board of Directors.
(a)            Effective as of the Closing, the board of directors of the Company (the “Board”) will increase the size of the Board to eleven (11) members and the Board shall appoint Jonathan Sokoloff to the Board to serve for a term expiring at the 2017 annual general meeting of the Company’s shareholders or until his successor is duly elected and qualified.  Upon his appointment to the Board, the Company will promptly appoint Jonathan Sokoloff to serve as a member of the Compensation Committee and the Nomination and Corporate Governance Committee.
(b)            For so long as the Approved Holders beneficially own at least (i) thirty-five percent (35%) of the total number of Convertible Preference Shares beneficially owned by the Initial Shareholder as of the Closing (or the total number of Common Shares (on an “as-converted basis”) beneficially owned by the Initial Shareholder as of the Closing) (or a combination thereof, without duplication) or (ii) five percent (5%) of the total number of issued Common Shares (on an “as-converted basis”), the Majority Approved Holders shall have the right to designate one (1) designee to be nominated by the Company for election (including in accordance with Section 6(c) of the Company’s Certificate of Designation of Series A Preference Shares (the “Series A Certificate”), if applicable), to the Board; provided that such designee is (A) an employee or partner of Leonard Green & Partners, L.P. and reasonably acceptable to the Company, which approval shall not be unreasonably withheld or (B) acceptable to the Company in its sole discretion.  At any time that none of the thresholds set forth in this Section 1.1(b) are satisfied, at the written request of the Board, the designee shall promptly resign, and the Approved Holders shall cause the designee promptly to resign, from the Board.

(c)            For so long as the Majority Approved Holders have the right to designate a director for nomination pursuant to Section 1.1(b), the Board shall include such designee in the slate of nominees to be elected or appointed to the Board at the next (and each applicable subsequent) annual or special meeting of shareholders (including pursuant to Section 6(c) of the Series A Certificate, if applicable), subject to such designee’s satisfaction of all applicable requirements regarding service as a director of the Company under Applicable Law and NYSE rules (or the rules of the principal market on which the Common Shares are then listed) regarding service as a director and such other criteria and qualifications for service as a director applicable to all directors of the Company as in effect on the date thereof; provided, however, that in no event shall any such designee’s relationship with the Approved Holders or their Affiliates (or any other actual or potential lack of independence resulting therefrom) be considered to disqualify such designee from being a member of the Board pursuant to this Section 1.1.
(d)            For so long as the Majority Approved Holders have the right to designate a director for nomination pursuant to Section 1.1(b):
(i)            the Company or the Board shall (A) to the extent necessary cause the Board to have a vacancy to permit such Person to be added as a member of the Board, (B) nominate such Person for election to the Board in accordance with Section 1.1(c) and (C) recommend that the Company’s shareholders vote in favor of the Person designated for nomination by the Majority Approved Holders.  In the event of the death, disability, resignation or removal of any Person designated by the Majority Approved Holders as a member of the Board, subject to the continuing satisfaction of the applicable threshold set forth in Section 1.1(b), the Majority Approved Holders may designate a Person satisfying the criteria and qualifications set forth in Section 1.1(c) to replace such Person, and the Company shall cause such newly designated Person to fill such resulting vacancy.  So long as any Person designated by the Majority Approved Holders as a member of the Board is eligible to be so designated in accordance with this Section 1.1, the Company shall not take any action to remove such Person as a director without Cause without the prior written consent of the Majority Approved Holders;
(ii)            The Company shall appoint Jonathan Sokoloff (and any successors) to serve as a member of the Compensation Committee and the Nomination and Corporate Governance Committee, subject to meeting the applicable requirements for service on each such committee as set forth in the New York Stock Exchange Listed Company Manual, the Company’s corporate governance guidelines applicable to all of the members of each such committee and each such committee’s charter.  Such designee shall be entitled to attend meetings of any committee of the Board in a non-voting observer capacity;

(iii)            the Majority Approved Holders’ designee for the Board shall be entitled to compensation consistent with the compensation received by other members of the Board, including any fees and equity awards, and reimbursement for reasonable, out-of-pocket and documented expenses incurred in attending meetings of the Board and its committees;
(iv)            the Company shall provide the Majority Approved Holders’ designee for the Board with the same rights to indemnification and advancement and the same director and officer insurance that it provides to the other members of the Board; and
(v)            the Company shall have the right to implement reasonable recusal requirements applicable to all of the meetings of its Board, and any committees thereof, to ensure that no Confidential Information of the Company, its Subsidiaries or its Affiliates is disclosed to a competitor, supplier or vendor, which shall be reasonably acceptable to the Majority Approved Holders.
(e)            For so long as the Majority Approved Holders have the right to designate a director for nomination pursuant to Section 1.1(b), the Majority Approved Holders shall have the right to designate one (1) non-voting observer to the Board, subject to such observer’s satisfaction of all requirements regarding service as a board observer of the Company under Applicable Law and NYSE rules (or the rules of the principal market on which the Common Shares are then listed) regarding service as a board observer of the Company; provided that such observer is an employee or partner of Leonard Green & Partners, L.P. and reasonably acceptable to the Company, which approval shall not be unreasonably withheld, or otherwise acceptable to the Company in its sole discretion.  Such observer to the Board shall have (i) the right to attend all Board meetings and all committee meetings of the Board as an observer (but whose presence shall not be counted towards the Board’s quorum), (ii) the right to receive advance notice of each meeting, including such meeting’s time and place, at the same time and in the same manner as such notice is provided to the members of the Board and (iii) the right to receive copies of all materials, including notices, minutes, consents and regularly compiled financial and operating data distributed to the members of the Board at the same time as such materials are distributed to the Board; provided, however, the Company shall have the right to exclude such observer or withhold such information to the extent such observer’s presence or receipt of such information could reasonably be expected to result in the loss of attorney-client privilege or any other privilege or a violation of antitrust, export control or other Laws, breach of any confidentiality agreement or any other adverse consequence to the Company.  The initial Board observer shall be Jonathan Seiffer.  The Board observer shall be bound by all confidentiality, conflicts of interests, trading and disclosure and other governance requirements of a director on the Board.
(f)            For so long as the Majority Approved Holders have the right to designate a director for nomination pursuant to Section 1.1(b), the Company shall not, without the prior written approval of the Majority Approved Holders, increase the size of the Board in excess of eleven (11) or decrease the size of the Board if such decrease would require the resignation of the Majority Approved Holders’ designee from the Board.

(g)            If the Majority Approved Holders have the right to designate a director for nomination pursuant to Section 1.1(b) and the Majority Approved Holders notify the Company in writing that the Majority Approved Holders elect or agree not to designate a director for nomination, then the Majority Approved Holders shall have the right to instead designate a second non-voting observer to the Board with the rights set forth in Section 1.1(e).
1.2                Voting.  For so long as the Majority Approved Holders have the right to designate a director for nomination pursuant to Section 1.1(b), at each meeting of the shareholders of the Company and at every postponement or adjournment thereof, each Shareholder shall take such action as may be required so that all of the Convertible Preference Shares or Common Shares beneficially owned, directly or indirectly, by such Shareholder and entitled to vote at such meeting of shareholders are voted (i) in favor of each director nominated and recommended by the Company’s Nomination and Corporate Governance Committee of the Board for election at any such meeting (provided that such nomination is not inconsistent with Section 1.1(b)), and against the removal of any director designated by the Nomination and Corporate Governance Committee of the Board, (ii) against any shareholder nominations for director which are not approved and recommended by the Board for election at any such meeting, (iii) in favor of the Company’s “say-on-pay” proposal and any proposal by the Company relating to equity compensation that has been approved by the Compensation Committee of the Board, (iv) in favor of the Company’s proposal for ratification of the appointment of the Company’s independent registered public accounting firm and (v) in accordance with the recommendation of the Board with respect to any proposed business combination between the Company and any other Person, but no Shareholder shall be under any obligation to vote in the same manner as recommended by the Board or in any other manner, other than in its sole discretion, with respect to any other matter.
ARTICLE II

 OTHER COVENANTS
2.1               Preemptive Rights.
(a)            For so long as the Majority Approved Holders have the right to designate a director for nomination pursuant to Section 1.1(b), the Shareholders shall be entitled to the preemptive rights set forth in this Section 2.1 with respect to any issuance of Common Shares or Equity-based Securities by the Company (the “New Issue Securities”) following the Closing and, with respect to an issuance in connection with the sale of Equity-based Securities in an initial public offering, its current and future Subsidiaries (each a “Group Company” and collectively, the “Group Companies”), other than a Permitted Issuance (a “Preemptive Rights Issuance”).

(b)            If the Company at any time or from time to time effects a Preemptive Rights Issuance, the Company shall give written notice to the Shareholders a reasonable period in advance of such issuance (but in no event later than twenty (20) days prior to such issuance), which notice shall set forth the number and type of the securities to be issued, the issuance date, the offerees or transferees, the price per security, and all of the other material terms and conditions of such issuance (the “Preemptive Rights Offer Notice”).  Each Shareholder may, by irrevocable written notice to the Company (a “Preemptive Rights Acceptance Notice”) delivered no later than ten (10) days after delivery of such Company notice, commit itself to purchase (or designate an Affiliate thereof to purchase) up to such number of securities as necessary to maintain such Shareholder’s Percentage Ownership of the Company as of immediately prior to such Preemptive Rights Issuance, which number shall be specified by such Shareholder in such Preemptive Rights Acceptance Notice (which amount shall not exceed the number of securities necessary to maintain the Shareholder’s Percentage Ownership of the Company as of immediately prior to such Preemptive Rights Issuance), on the same terms and conditions as such Preemptive Rights Issuance (it being understood and agreed that the price per security that such Shareholder shall pay shall be the same as the price per security set forth in the Preemptive Rights Offer Notice).  If a Shareholder exercises its preemptive rights hereunder with respect to such Preemptive Rights Issuance, the Company shall issue to such Shareholder (or its designated Affiliates) the number of securities specified in such Preemptive Rights Acceptance Notice in accordance with the terms of the issuance but in no event earlier than twenty (20) days after delivery of the Preemptive Rights Offer Notice.  For the avoidance of doubt, in the event that the issuance of New Issue Securities in a Preemptive Rights Issuance involves the purchase of a package of securities that includes New Issue Securities and other securities in the same Preemptive Rights Issuance, each Shareholder shall only have the right to acquire its applicable pro rata portion of such other securities, together with its applicable pro rata portion of such New Issue Securities, in the same manner described above (as to amount, price and other terms).  If the Shareholders exercise their right to purchase under this Section 2.1 with respect to less than their pro rata portion of the Preemptive Rights Issuance proposed to be issued and sold, the Company shall have ninety (90) days thereafter to sell any or all of the remaining New Issue Securities (i.e., those not to be sold to a Shareholder), upon terms and conditions no less favorable to the Company, and no more favorable to the purchasers of such New Issue Securities, than those set forth in the Preemptive Rights Offer Notice. In the event the Company has not sold such New Issue Securities within such ninety (90)-day period, the Company shall not thereafter issue or sell any New Issue Securities without first offering such securities to the Shareholders in the manner provided in this Section 2.1. The purchase of New Issue Securities by the Shareholders pursuant to this Section 2.1 shall be consummated simultaneously with the closing of the sale of the New Issue Securities set forth in the Preemptive Rights Offer Notice, but in no event prior to twenty (20) days after the submission of the Preemptive Rights Offer Notice to each Shareholder.
(c)            The election by a Shareholder not to exercise its preemptive rights hereunder in any one instance shall not affect its right as to any future Preemptive Rights Issuances.
(d)            Notwithstanding anything contained in this Section 2.1, to the extent a Preemptive Rights Issuance is being made only to investors that are “accredited investors” within the meaning of Rule 501 under Regulation D promulgated under the Securities Act, then, at the option of the Board, in its sole discretion, any Shareholder may be excluded from the offer to purchase any securities pursuant to this Section 2.1 and shall have no rights under this Section 2.1 with respect to such Preemptive Rights Issuance to the extent it is not an “accredited investor”.
(e)            If the Board determines in good faith that circumstances require the Company to effect a Preemptive Rights Issuance without first complying with the terms set forth in this Section 2.1, the Company shall be permitted to do so without complying with the terms set forth in this Section 2.1 in connection with such Preemptive Rights Issuance; provided that as promptly as practicable, but in any event within thirty (30) days, following such Preemptive Rights Issuance, the Company permits each Shareholder to purchase its proportionate amount of the applicable securities, taking into account the securities previously issued in such Preemptive Rights Issuance, in the manner contemplated by this Section 2.1.

(f)            Notwithstanding anything to the contrary contained herein, the Company shall not be required to issue any securities pursuant to this Section 2.1, and may modify the voting or other rights of such securities, in each case to the extent that the issuance of such securities to a Shareholder would constitute noncompliance with NYSE rules (or the rules of the principal market on which the Common Shares is then listed) regarding approval by shareholders or would require such approval.
2.2                Information Rights.
(a)            For as long as the Majority Approved Holders have the right to designate a director for nomination pursuant to Section 1.1(b), and subject to Section 5.4, (i) the Company shall provide the Approved Holders with (A) unaudited monthly (as soon as reasonably practicable after they become available but no later than the earlier of (1) the time they are provided to the Board and (2) fifteen (15) days after the end of each month) financial statements, (B) quarterly (as soon as reasonably practicable after they become available but no later than forty-five (45) days after the end of each of the first three quarters of each fiscal year of the Company) financial statements; provided that this requirement shall be deemed to have been satisfied if on or prior to such date, the Company files its quarterly report on Form 10-Q for the applicable fiscal quarter with the SEC and (C) audited (by a nationally recognized accounting firm) annual (as soon as reasonably practicable after they become available but no later than ninety (90) days after the end of each fiscal year of the Company) financial statements; provided that this requirement shall be deemed to have been satisfied if on or prior to such date, the Company files its annual report on Form 10-K for the applicable fiscal year with the SEC, in each case, prepared in accordance with GAAP as in effect from time to time, which statements shall include the consolidated balance sheets of the Company and its Subsidiaries and the related consolidated statements of income, shareholders’ equity and cash flows and (ii) subject to reasonable restrictions imposed by the Company to comply with antitrust, export control and other Laws and to avoid disclosure to competitors, suppliers and vendors, the Company shall permit the Approved Holders or any authorized representatives designated by the Approved Holders reasonable access to visit and inspect any of the properties of the Company or any of its Subsidiaries, including its and their books of accounting and other records, and to discuss its and their affairs, finances and accounts with its and their officers, all upon reasonable notice and at such reasonable times and as often as the Approved Holders may reasonably request.  Any investigation pursuant to this Section 2.2 shall be conducted during normal business hours and in such manner as not to interfere unreasonably with the conduct of the Company and its Subsidiaries.
(b)            For as long as the Approved Holders have the right to designate a director for nomination pursuant to Section 1.1(b), subject to Section 5.4, the Company shall provide to the Approved Holders copies of all material written information that is provided to the Board at substantially the same time at which such information is first delivered or otherwise made available in writing to the Board; provided, however, that the Company shall not be required to provide information to the extent it could reasonably be expected to result in the loss of privilege or a violation of antitrust, export control or other Laws.

(c)            Nothing herein shall require the Company or any of its Subsidiaries to disclose any information to the extent (i) prohibited by Applicable Law or (ii) that such disclosure would reasonably be expected to cause a violation of any agreement to which the Company or any of its Subsidiaries is a party or would cause a risk of loss of privilege to the Company or any of its Subsidiaries (provided that the Company shall use reasonable best efforts to make appropriate substitute arrangements under circumstances where the restrictions in clauses (i) and/or (ii) apply).
(d)            Notwithstanding anything else in this Agreement and without limiting the foregoing, the Approved Holders shall implement reasonable firewalls and confidentiality screens, which extend to such of the Approved Holders and their Affiliates, employees, directors, partners and members as is reasonably necessary to ensure that no Confidential Information of the Company, its Subsidiaries or its Affiliates is disclosed to, shared with, or used by or in connection with Other Investments of the Purchaser Group, and which shall be reasonably acceptable to the Company.  The Company acknowledges and agrees that employees of the Initial Shareholder or its Affiliates serve as directors of portfolio companies of the Initial Shareholder or its Affiliates, and such portfolio companies shall not be deemed to have received or used Confidential Information solely due to the dual role of any such employee.
2.3                Standstill.
(a)            Until the later of (x) the three (3)-year anniversary of the Closing and (y) the date on which no nominee designated by the Majority Approved Holders serves on the Board and the Shareholders are no longer entitled to designate any directors for nomination pursuant to Section 1.1 (or have irrevocably waived their right), each Shareholder agrees that, without the prior approval of the Board, such Shareholder will not, directly or indirectly:
(i)            acquire, offer or propose to acquire, solicit an offer to sell or agree to acquire, directly or indirectly, alone or in concert with others, by purchase or otherwise, two percent (2%) or more of any direct or indirect “beneficial ownership” (as defined in Rule 13d-3 and Rule 13d-5 under the Exchange Act) of Common Shares, any securities convertible or exchangeable into Common Shares or direct or indirect rights, warrants or options to acquire, or securities convertible into or exchangeable for, two percent (2%) or more of any voting securities of the Company, excluding any Common Shares or other securities acquired pursuant to a conversion of the Series A Preference Shares, bonus issue, dividend or distributions by the Company or otherwise acquired pursuant to the Transaction Documents (as defined in the Investment Agreement), including pursuant to Section 2.1 of this Agreement;
(ii)            except as otherwise expressly provided in this Agreement, make, or in any way participate in, directly or indirectly, alone or in concert with others, any “solicitation” of “proxies” to vote (as such terms are used in the proxy rules of the SEC promulgated pursuant to Section 14 of the Exchange Act), whether subject to, or exempt from the federal proxy rules, seek to advise or influence in any manner whatsoever any Person with respect to the voting of any voting securities of the Company or seek to propose to influence, advise, change or control the management, board of directors, policies, affairs or strategy of the Company by way of any public communication or other communications to securityholders intended for such purpose;

(iii)            except as otherwise expressly provided in this Agreement, form, join or in any way participate in a “group” within the meaning of Section 13(d)(3) of the Exchange Act with respect to any voting securities of the Company;
(iv)            acquire, offer to acquire or agree to acquire, directly or indirectly, alone or in concert with others, by purchase, exchange or otherwise, (i) any of the assets, tangible or intangible, of the Company or any of its Affiliates or (ii) direct or indirect rights, warrants or options to acquire any assets of the Company or any of its Affiliates, except for such assets as are then being offered for sale by the Company or any of its Affiliates;
(v)            arrange, or in any way participate, directly or indirectly, in any financing for the purchase of two percent (2%) or more of any voting securities of the Company or any securities convertible into or exchangeable or exercisable for two percent (2%) or more of any voting securities or assets of the Company, except for such assets as are then being offered for sale by the Company or any of its Affiliates;
(vi)            otherwise act, alone or in concert with others, to seek to propose to the Company or any of its shareholders any amalgamation, merger, business combination, tender or exchange offer, restructuring, recapitalization, liquidation of or other transaction to or with the Company or otherwise seek, alone or in concert with others, to control, change or influence the management, board of directors or policies of the Company or nominate any Person as a director who is not nominated by the then incumbent directors, or propose any matter to be voted upon by the shareholders of the Company;
(vii)            make any request or proposal to amend, waive or terminate any provision of Section 2.3(a); provided, that this clause shall not prohibit a Shareholder from making a confidential request or proposal to the Chief Executive Officer or Chairman of the Board of the Company seeking an amendment or waiver of the provisions of this Section 2.3, which the Company may accept or reject in its sole discretion, so long as any such request is made in a manner that does not require public disclosure thereof; or
(viii)            take any action that might result in the Company having to make a public announcement regarding any of the matters referred to in clauses (i) through (vii) of Section 2.3(a), or announce an intention to do, or enter into any arrangement or understanding or discussions with others to do, any of the actions restricted or prohibited under clauses (i) through (vii) of Section 2.3(a).
(b)            Nothing in Section 2.3(a) will limit the Shareholder’s ability to vote (subject to Section 1.2 above), Transfer (subject to Section 2.4 below), convert (subject to Section 7 of the Series A Certificate) or otherwise exercise rights of  its Common Shares or Series A Preference Shares or the ability of the Shareholders’ director designee elected to the Board pursuant to Section 1.1 to vote or otherwise exercise his or her legal duties or otherwise act in his or her capacity as a member of the Board.
2.4                Transfer Restrictions.
(a)            Except as otherwise permitted in this Agreement, until the earliest of (x) two (2) years following the Closing, (y) the date on which no nominee designated by the Majority Approved Holders serves on the Board and the Shareholders are no longer entitled to designate any directors for nomination pursuant to Section 1.1 (or have irrevocably waived their right) and (z) the occurrence of a Fundamental Change (as defined in the Series A Certificate), the Shareholders will not Transfer any Convertible Preference Shares or any Common Shares issued upon conversion of the Convertible Preference Shares or, if applicable, issued pursuant to this Agreement.

(b)            Notwithstanding Section 2.4(a), the Shareholders shall be permitted to Transfer any portion or all of their Convertible Preference Shares or Common Shares issued upon conversion of the Convertible Preference Shares at any time under the following circumstances:
(i)            Transfers to any Permitted Transferee, but only if the transferee agrees in writing for the benefit of the Company (in form and substance reasonably satisfactory to the Company and with a copy thereof to be furnished to the Company) to be bound by the terms of this Agreement, which writing shall be deemed acceptable to the Company if in the form of a joinder agreement substantially in the form attached hereto as Exhibit A;
(ii)            Transfers pursuant to an amalgamation, merger, tender offer or exchange offer or other business combination, acquisition of assets or similar transaction or any change of control transaction entered into by the Company or any Subsidiary; or
(iii)            Transfers that have been approved in writing by the Board prior to such Transfer.
(c)            Notwithstanding Sections 2.4(a) and (b), for as long as any Convertible Preference Shares issued pursuant to the Investment Agreement are issued, without the prior written consent of the Company in its sole discretion, no Shareholder may Transfer any Convertible Preference Shares or Common Shares issued or issuable upon conversion of the Convertible Preference Shares to (i) any Company Competitor, (ii) any Person that has filed a Schedule 13D or Schedule 13G with respect to its ownership of shares of the Company if (A) such Person has a current obligation to file a Schedule 13D or Schedule 13G and (B) the last such Schedule 13D or Schedule 13G or amendment thereto filed by such Person states that such Person beneficially owns more than 5% of the issued and outstanding Common Shares, (iii) any Person that such Shareholder knows or reasonably should know is or has been an activist investor in the three years prior to such Transfer or (iv) any Person that such Shareholder knows (after reasonably inquiry of such Person) would be required to file a Schedule 13D or Schedule 13G with respect to its ownership of shares of the Company as a result of such Transfer (each a “Prohibited Transferee”); provided that no such restriction in this Section 2.4(c) shall apply to a Transfer in a registered public offering (other than a direct placement) or pursuant to Rule 144 (provided such Transfer pursuant to Rule 144 either is not a direct placement or satisfies the requirements of paragraph (f) of such rule), so long as in the case of either (A) or (B) such Transfer is not knowingly (without any obligation of investigation) made by any Shareholder to a Prohibited Transferee (other than a Schedule 13G filer, except for any Schedule 13G filer who is a Company Competitor).

(d)            Notwithstanding anything in this Agreement, the Company’s Code for Securities Transactions to the contrary or otherwise, “Transfer” shall not include, and this Section 2.4 shall not prohibit, any encumbrance or pledge of any Convertible Preference Shares or Common Shares issued upon conversion of the Series A Preference Shares pursuant to one or more credit facilities of any Affiliate of the Initial Shareholder, so long as the Initial Shareholder (i) provides written notice to the Company if any event of default pursuant to any such credit facility results in any lender thereunder foreclosing on such collateral, (ii) makes provision such that the Company will be entitled to redeem any Convertible Preference Shares before or after such foreclosure for the redemption price set forth in Section 8(a) of the Series A Certificate and (iii) makes provision such that any lender thereunder will not be entitled to exercise any rights pursuant to Section 1.1 hereof, including in the event of any foreclosure.
ARTICLE III

 REPRESENTATIONS AND WARRANTIES
3.1                Representations and Warranties of the Shareholders.  The Initial Shareholder, as of the date hereof, and each other Shareholder, as of the date such Shareholder becomes a party to this Agreement, hereby represent and warrant to the Company as follows:
(a)            Such Shareholder has been duly formed, is validly existing and is in good standing under the laws of its jurisdiction of organization.  Such Shareholder has all requisite power and authority to execute and deliver this Agreement and to perform its obligations under this Agreement.
(b)            The execution and delivery by such Shareholder of this Agreement and the performance by such Shareholder of its obligations under this Agreement does not and will not conflict with, violate any provision of, or require the consent or approval of any Person under, (i) Applicable Law, (ii) the organizational documents of such Shareholder, or (iii) any Contract to which such Shareholder is a party or to which any of its assets are subject, in case of clauses (i) and (iii), except as would not be reasonably expected to have a material adverse effect on such Shareholder’s performance of its obligations hereunder.
(c)            The execution, delivery and performance of this Agreement by such Shareholder has been duly authorized by all necessary corporate (or similar) action on the part of such Shareholder.  This Agreement has been duly executed and delivered by such Shareholder and, assuming the due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of such Shareholder, enforceable against such Shareholder in accordance with its terms, subject to bankruptcy, insolvency and other laws of general applicability relating to or affecting creditors’ rights and to general principles of equity.
3.2                Representations and Warranties of the Company.  The Company hereby represents and warrants to the Initial Shareholder as of the date hereof as follows:
(a)            The Company is a duly incorporated and validly existing company in good standing under the laws of Bermuda.  The Company has all requisite power and authority to execute and deliver this Agreement and to perform its obligations under this Agreement.

(b)           The execution and delivery by the Company of this Agreement and the performance of the obligations of the Company under this Agreement do not and will not conflict with, violate any provision of, or require any consent or approval of any Person under, (i) Applicable Law, (ii) the organizational documents of the Company, or (iii) any Contract to which the Company is a party or to which any assets of the Company and its Subsidiaries are subject, in case of clauses (i) and (iii), except as would not be reasonably expected to have a material adverse effect on the Company’s and its Subsidiaries’ ability to operate in the ordinary course of business consistent with past practice.
(c)            The execution, delivery and performance of this Agreement by the Company has been duly authorized by all necessary corporate action on the part of the Company.  This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by the Shareholders, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency and other laws of general applicability relating to or affecting creditors’ rights and to general principles of equity.
ARTICLE IV

 DEFINITIONS
4.1                Defined Terms.  Capitalized terms when used in this Agreement have the following meanings:
“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person.  For purposes of this definition, “control,” as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.  For purposes of this definition, the terms “controlling,” “controlled by” and “under common control with” have correlative meanings.  For purposes of this Agreement, none of the Shareholders and their respective Affiliates shall be deemed to be Affiliates of the Company or any of its Subsidiaries.
“Agreement” has the meaning set forth in the Preamble.
“Applicable Law” means all applicable provisions of (i) constitutions, statutes, laws, rules, regulations, ordinances, codes or orders of any Governmental Entity, and (ii) any orders, decisions, injunctions, judgments, awards or decrees of any Governmental Entity.
“Approved Holders” means the Initial Shareholder and any Permitted Transferees.
“Board” has the meaning set forth in Section 1.1(a).
“Cause” means (i) a conviction for a criminal offense involving dishonesty or (ii) engaging in conduct which brings the applicable director or the Company into disrepute and which results in material financial detriment to the Company.

“Closing” has the meaning set forth in the Investment Agreement.
“Common Shares” means the common shares, par value $0.18 per share of the Company.
“Company” has the meaning set forth in the Preamble.
“Company Competitor” means any Person that derives at least 10% of its sales (and in any event at least $25 million of its sales per calendar year) from the sale of jewelry products and watches (whether retail or wholesale).
“Confidential Information” means any and all confidential or proprietary information pertaining to the Company or its Affiliates, or the respective businesses and operations thereof, furnished or made available by the Company to, any Shareholder; provided, that “Confidential Information” shall not include information that (A) is at the time of disclosure, already in such Shareholder’s possession (provided, however, that such information is not known by such Shareholder following reasonable inquiry to be subject to an obligation of confidentiality owed to the Company or any other Person), (B) is or becomes generally available to the public other than as a result of a disclosure by such Shareholder or any of its Representatives in violation of this Agreement or any applicable confidentiality or non-disclosure agreement, (C) becomes available to such Shareholder on a non-confidential basis from a source other than the Company or its Representatives (provided, however, that such source is not known by such Shareholder following reasonable inquiry to be bound by an obligation of confidentiality owed to the Company or any other Person) or (D) is developed by such Shareholder without using all or any portion of Confidential Information or violating any of the obligations of such Shareholder under this Agreement.
“Confidentiality Agreement” means that certain Confidentiality Agreement, dated as of July 3, 2016, by and between the Company and Leonard Green & Partners, L.P.
“Contract” means any contract, agreement, note, bond, indenture, guarantee, subcontract, lease or undertaking.
“Convertible Preference Shares” has the meaning set forth in the Recitals.
“Equity-based Security” means any class or series of shares (including a new class of common shares of the Company other than Common Shares), any preference shares or any other equity-like or hybrid securities (including debt securities with equity components), including options, warrants, convertibles, exchangeable or exercisable securities, share appreciation rights or any other security or arrangement whose economic value is derived from the value of the equity of the Group Companies.
“Exchange Act” means the U.S. Securities and Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.
“Fund VI” has the meaning set forth in the Preamble.
“Fund Side VI” has the meaning set forth in the Preamble.

“Governmental Entity” means any foreign, federal or local government, or regulatory or enforcement authority of any such government or any court, administrative agency or commission or other authority or instrumentality of any such government.
“Group Company” has the meaning set forth in Section 2.1(a).
“Initial Shareholder” has the meaning set forth in the Preamble.
“Investment Agreement” has the meaning set forth in the Recitals.
“Law” means any applicable federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, order, edict, decree, rule, regulation, ruling or other legally binding requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity.
“Majority Approved Holders” means, as of any date, the Approved Holders holding a majority of the Original Preference Shares then held by all Approved Holders.
“Majority Shareholders” means, as of any date, the Shareholders holding a majority of the Common Shares of the Company on a fully-diluted, as converted basis then held by all Shareholders.
“Original Preference Shares” means, as of any date, the Common Shares issuable upon conversion of the Series A Preference Shares issued pursuant to the Investment Agreement on the date hereof plus the Common Shares that were converted from Series A Preference Shares issued pursuant to the Investment Agreement as of the date hereof (without duplication).
“Other Investments” has the meaning set forth in Section 5.13.
“Percentage Ownership” means, as to any Shareholder and as of any date, the percentage equal to (i) the aggregate number of Common Shares held by such Shareholder on a fully diluted as-converted basis divided by (ii) the total number of issued Common Shares of the Company on a fully diluted, as-converted basis.
“Permitted Issuance” means any issuance of Common Shares or Equity-based Securities in connection with (i) bonus issues or share dividends, but solely to the extent that holders of Convertible Preference Shares participate in such issuance, (ii) share splits or subdivisions, (iii) reclassifications, redomestications and similar transactions (except to the extent that new capital is raised in connection therewith), (iv) kickers to bona fide lenders, (v) issuances in respect of any equity incentive, share option, restricted share or similar plan approved by the Board, (vi) issuances in respect of acquisitions of another Person (whether by amalgamation, merger, acquisition of the capital stock of such Person, acquisition of all or substantially all of the assets of such Person, or other reorganization), (vii) issuances in respect of any shareholder rights plan or (viii) issuances in respect of conversion of the Convertible Preference Shares.

“Permitted Transferee” means, with respect to any Person, (i) any Affiliate of such Person, (ii) any successor entity of such Person, (iii) with respect to any Person that is an investment fund, vehicle or similar entity, any other investment fund, vehicle or similar entity of which such Person or an Affiliate of such Person serves as the general partner, manager or advisor, or any successor entity of the foregoing and (iv) with the consent of the Company, such consent not to be unreasonably withheld, any limited partners of, or Affiliates of limited partners of, Fund VI, Fund Side VI, Green Equity Investors VII, L.P., a Delaware limited partnership, or Green Equity Investors Side VII, L.P., a Delaware limited partnership, or any of their parallel or feeder funds.
“Person” means any natural person, corporation, partnership, limited liability company, firm, association, trust, government, governmental agency or other entity, whether acting in an individual, fiduciary or other capacity.
“Preemptive Rights Acceptance Notice” has the meaning set forth in Section 2.1(b).
“Preemptive Rights Issuance” has the meaning set forth in Section 2.1(a).
“Preemptive Rights Offer Notice” has the meaning set forth in Section 2.1(b).
“Prohibited Transferee” has the meaning set forth in Section 2.4(c).
“Purchaser Group” has the meaning set forth in Section 5.13.
“Registration Rights Agreement” has the meaning set forth in the Recitals.
“Renounced Business Opportunities” has the meaning set forth in Section 5.13.
“Representative” means, with respect to any Person, any director, officer, employee, Affiliate, advisor (including any financial advisor, legal counsel, accountant or consultant), agent or other representative of such Person.
“Securities” shall mean the Convertible Preference Shares, including the Common Shares underlying the Convertible Preference Shares.
“Securities Act” means the U.S. Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.
“Series A Certificate” has the meaning set forth in Section 1.1(b).
“Series A Preference Shares” means preference shares, par value $0.01 per share, designated as “Series A Convertible Preference Shares”, of the Company issued pursuant to the Investment Agreement.
“Shareholders” means the Initial Shareholder and any Person (i)(x) who acquires Convertible Preference Shares (or to whom Convertible Preference Shares is transferred), whether from a Shareholder, the Company or otherwise or, (y) to whom any rights, interests or obligations hereunder are assigned pursuant to Section 5.3 and (ii) in the case of both (i)(x) and (i)(y), who executes a written joinder agreement substantially in the form attached hereto as Exhibit A.

“Subsidiary” means, with respect to any Person, any corporation, partnership, joint venture, limited liability company or other entity (x) of which such Person or a subsidiary of such Person is a general partner or (y) of which a majority of the voting securities or other voting interests, or a majority of the securities or other interests of which having by their terms ordinary voting power to elect a majority of the board of directors or Persons performing similar functions with respect to such Person, is directly or indirectly owned by such Person and/or one or more subsidiaries thereof.
“Transfer” by any Person means directly or indirectly, to sell, transfer, assign, pledge (subject to Section 2.4(d)), encumber (subject to Section 2.4(d)), hypothecate or similarly dispose of, either voluntarily or involuntarily, or to enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, assignment, pledge (subject to Section 2.4(d)), encumbrance (subject to Section 2.4(d)), hypothecation or similar disposition of, any securities owned by such Person or of any interest (including any voting interest) in any securities owned by such Person.
4.2               Terms Generally.  The words “hereby,” “herein,” “hereof,” “hereunder” and words of similar import refer to this Agreement as a whole and not merely to the specific section, paragraph or clause in which such word appears.  All references herein to “Articles” and “Sections” shall be deemed references to Articles and Sections of this Agreement unless the context shall otherwise require.  The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.”  References to “$” or “dollars” means United States dollars.  The definitions given for terms in this ARTICLE IV and elsewhere in this Agreement shall apply equally to both the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  References herein to any agreement or letter shall be deemed references to such agreement or letter as it may be amended, restated or otherwise revised from time to time.
ARTICLE V

 MISCELLANEOUS
5.1               Term.  This Agreement will be effective as of the Closing and, except as otherwise set forth herein, will continue in effect thereafter until the mutual written agreement of the Company and the Majority Shareholders.
5.2               Amendments and Waivers.  Except as otherwise provided herein, the provisions of this Agreement may be amended or waived only upon the prior written consent of the Company and the Majority Shareholders.  No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.  The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Applicable Law.

5.3                Successors and Assigns.  Except as otherwise provided below, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto, in whole or in part (whether by operation of law or otherwise), without the prior written consent of the Company and the Majority Shareholders.  Notwithstanding the foregoing, (i) subject to the execution of a joinder agreement substantially in the form set forth as Exhibit A, a Shareholder may assign all or any portion of its rights, interests or obligations under this Agreement to any Person (other than a Prohibited Transferee) to which such Shareholder assigns or transfers Securities and (ii) this Agreement may be assigned by operation of law by the Company.  This Agreement will be binding upon, inure to the benefit of, and be enforceable by the parties and their respective permitted successors and assigns.  Any attempted assignment in violation of this Section 5.3 shall be void.
5.4                Confidentiality.  The parties recognize that, in connection with the performance of this Agreement, the Company may provide the Shareholders with access to, or otherwise furnish the Shareholders with, certain Confidential Information.  The Shareholders shall keep all Confidential Information strictly confidential and not disclose any such Confidential Information to any other Person, except as may be requested or legally compelled (in either case pursuant to the terms of a valid and effective subpoena or order issued by a Governmental Entity or pursuant to a civil investigative demand or similar judicial process); provided, however, that each Shareholder may disclose such Confidential Information to (i) its Representatives who need to know such Confidential Information for purposes of such Shareholder’s investment in the Company and who agree to be bound by the terms of this Section 5.4, (ii) Permitted Transferees in connection with a proposed Transfer of Convertible Preference Shares or Common Shares (it being understood that prior to any such disclosures, the prospective transferee shall be informed of the confidential nature of the information and the Purchaser shall be responsible for any breach of this Section 5.4 by such Person) or (iii) the Initial Shareholder’s limited partners; provided, that for purposes of this clause (iii), such Confidential Information is limited to financial and other information regarding the Company or its Subsidiaries that is contractually required or customarily provided to investors in the Initial Shareholder.  Furthermore, each Shareholder shall not, and shall cause its Representatives not to, use any Confidential Information for any purpose whatsoever other than to evaluate, monitor, manage or ascribe a value to its investment in the Company or enforce its rights under this Agreement.  Each Shareholder shall take precautions that are reasonable, necessary and appropriate to guard the confidentiality of the Confidential Information and shall treat such Confidential Information with at least the same degree of care which it applies to its own confidential and proprietary information.  In the event that any Shareholder (or any Affiliates thereof) is requested or required to disclose any Confidential Information pursuant to this Section 5.4, it shall provide prompt written notice to the Company of the proposed disclosure prior to such disclosure and to cooperate with the Company, at the Company’s cost, in any effort the Company undertakes to obtain a protective order or other remedy. In the event that such protective order or other remedy is not obtained, or that the Company waives compliance with this provision, the Shareholder will furnish only that portion of such information that the Shareholder is advised by legal counsel is legally required and will exercise their commercially reasonable efforts to obtain an order or other reliable assurance that confidential treatment will be accorded such information.  Each Shareholder hereby acknowledges and agrees that all Confidential Information is and shall at all times remain the sole and exclusive property of the Company or its Affiliates.  For the avoidance of doubt, the terms of this Section 5.4 shall survive the termination of this Agreement.

5.5               Severability.  Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under Applicable Law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any Applicable Law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or the effectiveness or validity of any provision in any other jurisdiction, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.
5.6               Counterparts.  This Agreement may be executed in two (2) or more counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that each party need not sign the same counterpart.
5.7               Entire Agreement.  This Agreement (including the documents and the instruments referred to in this Agreement), together with the Confidentiality Agreement, the Investment Agreement and the Registration Rights Agreement, constitutes the entire agreement among the parties or to which they are subject and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter of the transactions contemplated hereby and thereby.
5.8               Governing Law; Jurisdiction.  This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware (excluding choiceoflaw principles of the laws of such State that would permit the application of the laws of a jurisdiction other than such State), without regard to any applicable conflicts-of-law principles.  The parties hereto agree that any suit, action or proceeding brought by any party to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought exclusively in the Chancery Court of the State of Delaware; provided, however, that to the extent such jurisdiction is unavailable for any reason, the parties hereby irrevocably and unconditionally submit to the exclusive jurisdiction of the federal courts located in the State of Delaware for any actions, suits or proceedings arising out of or relating to this Agreement and the transactions contemplated hereby.  Each of the parties hereto submits to the exclusive jurisdiction of any such court in any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of, or in connection with, this Agreement or the transactions contemplated hereby and hereby irrevocably waives the benefit of jurisdiction derived from present or future domicile or otherwise in such action or proceeding.  Each party hereto irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.
5.9               WAIVER OF JURY TRIAL.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.
5.10            Specific Performance.  The parties hereto agree that irreparable damage may occur if any provision of this Agreement is not performed in accordance with the terms hereof and that the parties shall be entitled to seek an injunction or injunctions or other equitable relief to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in any court set forth in Section 5.8, in addition to any other remedy to which they are entitled at law or in equity.

5.11            No Third-Party Beneficiaries.  Nothing in this Agreement shall confer any rights upon any Person other than the parties hereto and each such party’s respective heirs, successors and permitted assigns, all of whom shall be third-party beneficiaries of this Agreement.
5.12            Notices.  All notices and other communications in connection with this Agreement shall be in writing and shall be deemed given if delivered personally, sent via facsimile (with confirmation), mailed by registered or certified mail (return receipt requested) or delivered by an express courier (with confirmation) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):
If to the Company, to:
Signet Jewelers Limited
Clarendon House, 2 Church Street
Hamilton HM11, Bermuda
Attn:                  Mark Jenkins
E-mail:               corporatesecretary@jewels.com
Fax:                     +44 (0) 20 7624 0835
with copies (which shall not constitute notice) to:
Weil, Gotshal & Manges LLP
767 Fifth Avenue
New York, NY 10153
Attn:                  Michael J. Aiello
E-mail:               michael.aiello@weil.com
Fax:                     (212) 310-8007
If to the Initial Shareholder, to:
c/o Leonard Green & Partners, L.P.
11111 Santa Monica Blvd., #2000
Los Angeles, CA 90025
Attn:            Jonathan Seiffer
                      Jeffrey Suer
E-mail:          seiffer@leonardgreen.com; jsuer@leonardgreen.com
 Facsimile:    (310) 954-0404
with a copy (which shall not constitute notice) to:
Latham & Watkins LLP
885 Third Avenue
New York, NY 10022-4834
Attn:                  Howard A. Sobel
                     Jason H. Silvera
E-mail:              howard.sobel@lw.com
                                jason.silvera@lw.com
Fax:                     (212) 751-4864

5.13            Corporate Opportunities.  Notwithstanding anything to the contrary in this Agreement, the Company, on behalf of itself and its Subsidiaries, (a) acknowledges and affirms that the Initial Shareholder and its Affiliates, employees, directors, partners and members, including any director or observer designated pursuant to Section 1.1 hereof (the “Purchaser Group”) (i) have participated (directly or indirectly) and will continue to participate (directly or indirectly) in private equity, venture capital and other direct investments in corporations, joint ventures, limited liability companies and other entities (“Other Investments”), including Other Investments engaged in various aspects of businesses similar to those engaged in by the Company and its Subsidiaries (and related services businesses) that may, are or will be competitive with the Company’s or any of its Subsidiaries’ businesses or that could be suitable for the Company’s or any of its Subsidiaries’ interests, (ii) have interests in, participate with, aid and maintain seats on the board of directors or similar governing bodies of, Other Investments, (iii) may develop or become aware of business opportunities for Other Investments; and (iv) may or will, as a result of or arising from the matters referenced in this Section 5.13, the nature of the Purchaser Group’s businesses and other factors, have conflicts of interest or potential conflicts of interest, (b) hereby renounces and disclaims any interest or expectancy in any business opportunity (including any Other Investments or any other opportunities that may arise in connection with the circumstances described in the foregoing clauses (i) – (iv) (collectively, the “Renounced Business Opportunities”)) and (c) acknowledges and affirms that no member of Purchaser Group, including any director or observer designated pursuant to Section 1.1 hereof, shall have any obligation to communicate or offer any Renounced Business Opportunity to the Company or any of its Subsidiaries, and any member of Purchaser Group may pursue a Renounced Business Opportunity. Notwithstanding the foregoing, the Company does not renounce its interest in any corporate opportunity if such corporate opportunity was offered to a director solely in his or her capacity as a director of the Company; provided that such opportunity has not been separately presented to Initial Shareholder or its Affiliates or is not otherwise being independently pursued by Initial Shareholder or its Affiliates (in each case whether before or after such opportunity is presented to such director), other than as a result of a breach of such director’s confidentiality obligations to the Company pursuant to Section 5.4 hereof.  Notwithstanding the foregoing, the Company shall not be prohibited from pursuing any Renounced Business Opportunity as a result of this Section 5.13.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement by their authorized representatives as of the date first above written.
SIGNET JEWELERS LIMITED
By: _______________________________________________________________________
Name:
Title:

GREEN EQUITY INVESTORS VI, L.P.

By: GEI Capital VI, LLC, its General Partner

By: __________________________________________
Name:
Title:

GREEN EQUITY INVESTORS SIDE VI, L.P.

By: GEI Capital VI, LLC, its General Partner

By:  ___________________________________________________________________________
 Name:
Title:

EXHIBIT A

JOINDER AGREEMENT
Signet Jewelers Limited.
 Clarendon House, 2 Church Street
Hamilton HM11, Bermuda
Facsimile: +44 (0) 20 7624 0835
 Attention: Mark Jenkins
Ladies and Gentlemen:
Reference is made to the Shareholders’ Agreement, dated as of August [●], 2016 (as such agreement may have been or may be amended from time to time) (the “Agreement”), by and among Signet Jewelers Limited, a Bermuda exempted company, each of Green Equity Investors VI, L.P., a Delaware limited partnership and Green Equity Investors Side VI, L.P., a Delaware limited partnership and any other parties identified on the signature pages of any joinder agreements substantially similar to this joinder agreement executed and delivered in accordance with the Agreement.  Capitalized terms used but not otherwise defined herein have the meanings set forth in the Agreement.
The undersigned agrees that, as of the date written below, the undersigned shall become a party to the Agreement, and shall be fully bound by, and subject to, all of the covenants, terms and conditions of the Agreement as a “Shareholder,” as though an original party thereto.  The undersigned represents and warrants that the representations and warranties set forth in Section 3.1 of the Agreement are true and correct in all respects as of the date hereof.
This joinder agreement and all claims or causes of action based upon, arising out of, or related to this Agreement (whether based on contract, equity, tort or any other theory) shall be governed by and construed in accordance with the laws of the State of Delaware (excluding choiceoflaw principles of the laws of such State that would permit the application of the laws of a jurisdiction other than such State), without regard to any applicable conflicts-of-law principles.
IN WITNESS WHEREOF, the undersigned has executed this Joinder as of the [__]th day of [______________], [____].

[__________________________]

By:______________________________
Name:
 Title:

SCHEDULE D
Director Indemnification Agreement
[See Attached]

DATED                    2016

DEED POLL
Indemnity by
Signet Jewelers Limited

Signet Jewelers Limited
Clarendon House
2 Church Street
Hamilton HM 11
Bermuda

THIS DEED POLL is made the                   2016 by SIGNET JEWELERS LIMITED (registered number 42069) whose registered office is at Clarendon House, 2 Church Street, Hamilton HM 11, Bermuda (the “Company”).
WHEREAS the Company has agreed to provide the Indemnity (as defined below) to the persons named in the schedule to this Deed (the “Indemnified Persons” and each an “Indemnified Person”)
NOW THIS DEED WITNESSES as follows:

1.	DEFINITIONS
 In this Deed:

(a)           the following words have the following meanings:

“Applicable Law”
any legal or regulatory restriction in any jurisdiction which directly or indirectly limits or defines the scope of an indemnity which may be given by the Company in respect of the matters contained in this Deed;

“Bye-Laws “	the bye-laws of the Company as amended from time to time;

“Indemnity”	the indemnity contained in Clause 2 below;

“Signet Group”
the Company and/or any of its subsidiaries from time to time and, for the purposes of this definition, “subsidiary” shall have the same meaning as in Section 86 of the Companies Act 1981 (as amended from time to time); and

“Relevant Company”	means the Company or any other member of the Signet Group or any company to which any member of the Signet Group has nominated or appointed directors or officers (as applicable);

                 (b)            references to “directors” include references to alternate directors, and references to “officers” include any persons who are regarded or deemed to be officers, whether under Bermuda law or otherwise, and any person against whom legal proceedings are brought on the basis that he is or may be an officer;

                  (c)            references to “companies” include all bodies corporate, wherever incorporated;

                  (d)            references to any statute or statutory provision include a reference to that statute or provision as from time to time modified, extended or re-enacted; and

                  (e)            words in the masculine include the feminine.

2.             INDEMNITY

2.1           Subject to the requirements and limitations of any Applicable Law, the Bye-Laws and the terms of this Deed, the Company agrees to fully indemnify and keep indemnified each of the Indemnified Persons on demand against all actions, claims, liabilities, charges, demands, proceedings, investigations and judgments (“Liabilities” and each a “Liability”) which may be made against him or which he may suffer or incur as a consequence of, or which relate to or arise, directly or indirectly, from his powers, duties or responsibilities as a director or officer of the Company or any Relevant Company together with all reasonable costs and expenses (including legal and professional fees) and any tax incurred in relation thereto.
2

2.2           Without prejudice to the generality of the indemnity set out in clause 2.1, and subject to clause 3, the Company shall, subject to Applicable Law and the Bye-Laws, pay the reasonable legal and other expenses incurred by the Indemnified Person in defending any proceedings (whether civil or criminal) on an “as incurred” basis on reasonable notice and on provision of such evidence of the same as the Company may reasonably request.

2.3           For the avoidance of doubt, the Indemnity in this Deed shall continue after the date on which the Indemnified Person ceases to be a director of the Company or any Relevant Company.

2.5           To the extent that any of the Indemnified Persons are officers (including for the avoidance of doubt, the Company Secretary & Chief Legal Officer) rather than directors, such persons shall not be indemnified to any greater extent than if they were directors and any indemnities granted to them shall be subject to the restriction placed upon directors’ indemnities by Applicable Law as if they were directors.

3.             EXCLUSIONS AND LIMITATIONS

3.1          The Indemnity shall be subject to the following exclusions and limitations. It will not:

                 (a)            apply in relation to a Liability to the extent that any recovery is made by the Indemnified Person with respect to that Liability under any applicable policy of insurance or under any other rights which entitle him to make recovery;

                  (b)            modify or waive any of the duties which the Indemnified Person owes as an employee (if he is an employee of any Relevant Company), officer or director (as the case may be) under law, under the rules of any relevant stock exchange or other regulatory body or by reason of the terms of his engagement; or

                  (c)            extend to any Liability arising from fraud or dishonesty on the part of the Indemnified Person seeking payment.

3.2           If the board of directors resolves, on reviewing all evidence then available to it, that a Liability does not fall within clause 3.1 (c), it may make payment under this Deed provided that if, thereafter, a court finds that the Relevant Liability in respect of which the Indemnified Person has been indemnified did arise from the matters referred to in clause 3.1 (c), the Company may by notice to the Indemnified Person recover all sums so indemnified (and any payment pursuant to clause 7) and the Indemnified Person shall repay such amounts (without interest) within 14 days of receipt of such notice.

4.             DIRECTOR’S OBLIGATIONS

An Indemnified Person wishing to claim under this Indemnity shall:

                  (a)            first take all reasonable steps and carry out all actions within his control and required to obtain recovery and shall use all reasonable endeavours to recover under any applicable policy of insurance or under any other rights which entitle him to make recovery and, if applicable, assist the Relevant Company in taking all steps and carrying out all actions required to obtain such recovery on the Indemnified Person’s behalf;
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                 (b)            give notice to the Company as soon as possible after becoming aware of any claim or any circumstance for which there may be liability under this Deed, and provide the Company with an address for the service of notices under Clause 9 (if not already provided);

                 (c)            except where the Liability is owed to a Relevant Company, forward every letter, claim, or other document in any way relevant to such a claim, to the Company immediately on receipt;

                 (d)            except where the Liability is owed to a Relevant Company, not make, or permit to be made on his behalf, any admission, compromise, release, waiver, offer or payment relating to the claim, or take any other action reasonably likely to prejudice the Company’s ability to defend such a claim, in each case without the prior written consent of the Company; and

                  (e)            except where the Liability is owed to a Relevant Company, give full co-operation and provide such information as the Company may reasonably require (for itself and on behalf of each other Relevant Company), and do everything that the Company may request (for itself and on behalf of each other Relevant Company) to enable the Company to exercise its rights under Clauses 5.1 or 5.2 or be subrogated to the extent of any payment under this Deed.

5.             CONDUCT OF CLAIMS

5.1           Except where the Liability is owed to a Relevant Company, the Company will be entitled in its absolute discretion to take over and conduct in the name of the Indemnified Person(s) the defence or settlement of any claim or to prosecute in his name for its own benefit any claim or proceedings.

5.2           Except where the Liability is owed to a Relevant Company, the Company shall have full discretion in the conduct or settlement of any claim or proceedings taking account of the reasonable directions of the Indemnified Person.

6.             ABILITY TO RECOVER

The Company shall, in the event a payment is made to the Indemnified Person under clause 2 in respect of a particular Liability, be entitled to recover from the Indemnified Person an amount equal to any payment received by the Indemnified Person under any policy of insurance or under any other right under which the Indemnified Person is entitled to make recovery to the extent that such payment relates to the Liability, and any such payment to the Indemnified Person shall be made on that basis PROVIDED THAT the Indemnified Person will not be required to make payment to the Company of any amount in excess of the amount paid or required to be paid by the Company to all the Indemnified Persons under this Deed. The Indemnified Person will pay over such sum immediately upon the Company’s request free of any deduction or withholding (other than any deduction or withholding required by law and any reasonable costs of recovery incurred by the Indemnified Person).

7.             GROSSING UP

7.1           Subject to clauses 2.2 and 7.2, the Company shall pay such amount to the Indemnified Persons as shall after the payment of any tax thereon leave the Indemnified Person with sufficient funds to meet any liability to which the Indemnity applies. For the avoidance of doubt, when calculating the amount of any such tax the amount of any tax deductions which are or will be available in respect of the relevant Indemnity payment will be taken into account.
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7.2           In the event that any amounts are paid to the Indemnified Person under clause 7.1 but a tax deduction is or becomes available in respect of the relevant Indemnity payment received by the Indemnified Person, the Indemnified Person shall repay such amounts forthwith to the Company.

8.             ASSIGNMENT AND CHOICE OF LAW

This Deed shall:

                  (a)            not be assignable; and

                 (b)            be governed and interpreted in accordance with Bermuda law and the Company and the Indemnified Persons submit to the non-exclusive jurisdiction of the Bermuda courts concerning any matter arising out of this Deed.

9.             NOTICES

Notices must be in writing:

                  (a)            to the Company at its registered office for the attention of the Company Secretary & Chief Legal Officer; and

                  (b)            to an Indemnified Person at the address above or to the address:

                  (i)             he has given under Section 92A of the Companies Act 1981 to the Company; or

                  (ii)            in the Signet Group’s records; or

                  (iii)           notified under Clause 4(b).
The notice will be deemed to have been delivered if by letter 48 hours after posting, and if by facsimile, upon receipt.

10.          VARIATION

10.1        With the exception of Bye-Law 56 of the Bye-laws and any indemnity in favour of the Indemnified Persons contained in the Bye-Laws (or equivalent) of any Relevant Company, this Deed constitutes the entirety of any indemnity given by the Company to the Indemnified Persons. It supersedes all prior arrangements between the Company and the Indemnified Persons whether written or oral which in any way indemnify the Indemnified Persons in their capacity as such.

10.2        The Company may amend the terms of the Indemnity in the event, and to the extent, of any amendment or variation to the terms of Bye-Law 56 of the Bye-Laws provided that any such amendment is without prejudice to any act or omission prior to the date of such amendment or to any indemnity in favour of such persons in any other document or agreement. A copy of the Deed as varied will be available for inspection in the office of the Company Secretary & Chief Legal Officer on reasonable notice.

11.          CONFLICTS AND SEVERANCE

11.1        In so far as the provisions of this Deed conflict with the provisions of any Applicable Law or the Bye-Laws, the provisions of the Applicable Law and the Bye-Laws shall take precedence.

11.2        In the event of any provision of this Deed being determined to be unenforceable in whole or in part for any reason, such unenforceability shall not affect or impair the enforceability of the other provisions or, in the case of provisions unenforceable only in part, shall not affect or impair the remainder of the relevant provision. Such other provisions or parts thereof, as appropriate, shall continue to bind the parties.
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IN WITNESS whereof this Deed Poll has been executed on the day and year first above written.

EXECUTED AS A DEED by
SIGNET JEWELERS LIMITED

Director:

Signet Chief Governance Officer & Corporate Secretary:

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SCHEDULE
(Indemnified Persons)

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